ASSET PURCHASE AGREEMENT
dated as of August 14, 2012
by and between
KINETIC CONCEPTS, INC.
and
GETINGE AB

TABLE OF CONTENTS
Article I DEFINITIONS
Section 1.1Definitions
Section 1.2Glossary of Defined Terms
Section 1.3Interpretation
Article II PURCHASE AND SALE
Section 2.1Purchase and Sale of the Purchased Assets
Section 2.2Excluded Assets
Section 2.3Assumed Liabilities
Section 2.4Excluded Liabilities
Article III PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE
Section 3.1Purchase Price
Section 3.2Purchase Price Adjustment
Section 3.3Allocation of Purchase Price.
Section 3.4Inventory
Section 3.5Proration of Certain Items
Section 3.6TSA Preparedness Purchase Price Adjustment
Article IV CLOSING
Section 4.1Closing Date
Section 4.2Closing Deliveries by the Seller
Section 4.3Closing Deliveries by the Purchaser
Section 4.4German Closing
Article V REPRESENTATIONS AND WARRANTIES OF THE SELLER
Section 5.1Organization; Authority; Qualification; Capitalization
Section 5.2No Conflict
Section 5.3Governmental Consents and Approvals
Section 5.4Financial Statements; No Undisclosed Liabilities
Section 5.5Litigation
Section 5.6Properties
Section 5.7Compliance with Laws
Section 5.8Environmental Matters
Section 5.9FDA and Regulatory Matters
Section 5.10Employee Benefits
Section 5.11Tax Matters
Section 5.12Intellectual Property
Section 5.13Contracts
Section 5.14Labor and Employment Matters
Section 5.15Brokers
Section 5.16Customers and Suppliers
Section 5.17Absence of Changes

Section 5.18Foreign Corrupt Practices Act; Import/Export Matters
Section 5.19Books and Records
Section 5.20Insurance
Section 5.21Inventories; Tangible Personal Property
Section 5.22Accounts and Notes Receivable and Payable
Section 5.23Sufficiency
Section 5.24Disclaimer
Article VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Section 6.1Organization and Authority of the Purchaser
Section 6.2No Conflict
Section 6.3Governmental Consents and Approvals
Section 6.4Litigation
Section 6.5Compliance with Laws
Section 6.6Sufficiency of Funds
Section 6.7Brokers
Section 6.8Investigation by the Purchaser; No Knowledge of Breach
Article VII ADDITIONAL COVENANTS AND AGREEMENTS
Section 7.1Conduct of the Business
Section 7.2Access to Information; Confidentiality
Section 7.3Regulatory and Other Authorizations; Notices and Consents
Section 7.4Notifications; Disclosure Schedules
Section 7.5Release of Indemnity Obligations
Section 7.6Intellectual Property Matters
Section 7.7Transition Services; Space License Agreements
Section 7.8Further Action
Section 7.9Books, Records and Files
Section 7.10Litigation Support
Section 7.11Allocation of Business Income
Section 7.12Non-Solicitation
Section 7.13Covenant Not to Engage in Certain Competitive Activities
Section 7.14Acquisition Proposals
Section 7.15Confidentiality
Section 7.16Additional Financial Information
Section 7.17Discharge of Encumbrances
Section 7.18Risk of Loss
Section 7.19Identification of Certain Allocated Employees
Section 7.20Loss History
Section 7.21Seller Intercompany Contracts
Section 7.22Cooperation with Respect to Certain Actions
Section 7.23Cooperation with Respect to Certain Software
Section 7.24Identification of Certain Fixed Assets
Section 7.25Skin IQ Matters

Article VIII EMPLOYEE MATTERS
Section 8.1Transferred Employees
Section 8.2Compensation and Employee Benefits
Section 8.3Employee Liabilities
Section 8.4Non-Solicitation
Section 8.5WARN Laws
Section 8.6Assistance with Certain Agreements
Article IX TAXES
Section 9.1Periodic Taxes
Section 9.2Taxes Attributable to Other Periods
Section 9.3Refunds
Section 9.4Resolution of Tax Controversies
Section 9.5Conveyance Taxes
Section 9.6VAT
Section 9.7Cooperation on Tax Matters
Article X CONDITIONS
Section 10.1Conditions to Obligations of the Seller
Section 10.2Conditions to Obligations of the Purchaser
Article XI TERMINATION
Section 11.1Termination
Section 11.2Effect of Termination
Article XII INDEMNIFICATION AND SURVIVAL
Section 12.1Survival of Representations and Warranties
Section 12.2Indemnification by the Purchaser
Section 12.3Indemnification by the Seller
Section 12.4Limitations on Indemnification
Section 12.5Claims for Indemnification
Section 12.6Tax Effect
Section 12.7Insurance Offset
Section 12.8Exclusivity
Section 12.9Treatment of Indemnification Payments
Article XIII MISCELLANEOUS
Section 13.1Assignment
Section 13.2Public Announcements
Section 13.3Expenses
Section 13.4Severability
Section 13.5No Third Party Beneficiaries
Section 13.6Waiver
Section 13.7Governing Law
Section 13.8Jurisdiction
Section 13.9Waiver of Jury Trial

Section 13.10Other Remedies; Specific Performance
Section 13.11Headings
Section 13.12Counterparts
Section 13.13Further Documents
Section 13.14Notices
Section 13.15Performance of Obligations by Subsidiaries or Affiliates; Documentation Under Local Law
Section 13.16Entire Agreement

Schedule 1.1(a)    Products
Schedule 1.1(b) – 1     Seller Knowledge Persons
Schedule 1.1(b) – 2     Purchaser Knowledge Persons
Schedule 1.1(c)    Certain Permitted Encumbrances
Schedule 1.1(d)    Seller Brands
Schedule 2.1(a)    Owned Business Real Property
Schedule 2.1(b)    Leased Business Real Property
Schedule 2.1(c)    Fixed Assets
Schedule 2.2(i)    Excluded Leased Business Real Property
Schedule 2.2(w)    Certain Excluded Assets
Schedule 2.4(o)    Certain Excluded Liabilities
Schedule 3.4        Inventory Procedures
Schedule 7.1         Interim Operating Covenants
Schedule 7.8        Key Contracts
Schedule 7.19(a)    Selection Criteria
Schedule 8.1(b)(i)    Provisions Applicable to Non-U.S. Automatically Transferred Employees

Schedule 8.1(b)(ii)	Provisions Applicable to U.S. Transferred Employees and Non-U.S. Transferred Employees By Agreement
Schedule 8.1(b)(iv)    Provisions Applicable to Seller Other Business Employees
Schedule 9.5        Austrian Tax Legend
Schedule 10.1(f)    Clone Preparedness
Schedule 12.3(e)    Certain Indemnification Matters

Exhibit A        Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B        Form of Deed
Exhibit C        Form of Intellectual Property Assignment Agreement
Exhibit D        Form of Seller Trademark License Agreement
Exhibit E        Form of Transition Services Agreement
Exhibit F        Form of German Real Property Transfer Agreement

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT, dated as of August 14, 2012, is entered into by and between Kinetic Concepts, Inc., a Texas corporation (the “Seller”), and Getinge AB, a Swedish Aktiebolag (the “Purchaser”). The Seller and the Purchaser are each referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 herein.
WHEREAS, the Seller, directly and through its various Subsidiaries, is engaged in, among other things, the Business;
WHEREAS, the Seller wishes to sell, or cause its Subsidiaries to sell, to the Purchaser, and the Purchaser wishes to purchase from the Seller, all right, title and interest of the Seller and its Subsidiaries in and to the Purchased Assets, and in connection therewith the Purchaser is willing to assume the Assumed Liabilities, all upon the terms and subject to the conditions set forth herein;
WHEREAS, the Seller and its Subsidiaries also conduct the Seller Other Businesses at numerous locations both within and outside the United States, which businesses and operations are being retained by the Seller and its Subsidiaries and are not being transferred to, or acquired by, the Purchaser;
WHEREAS, in connection with the purchase of the Purchased Assets, the Purchaser is willing to employ the Business Employees as provided herein; and
NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the parties hereto agree as follows:

Article I

DEFINITIONS
Section 1.1    Definitions. The following terms have the following meanings when used herein:
“Action” means any claim, demand, action, lawsuit, mediation, arbitration, inquiry, proceeding or investigation by or before any third party or any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it (a) owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation) or (b) possesses the power to direct or cause the direction of the management policies of a Person, by contract or otherwise.
“Agreement” means this Asset Purchase Agreement, including all schedules and exhibits hereto, as it may be amended from time to time in accordance with its terms.
“AHS Business” means the business unit of the Seller and its Subsidiaries known as “Active Healing Solutions” that provides advanced wound care therapies other than those of the Business, including therapies based on the Seller’s negative pressure technology platform.
“Ancillary Agreements” means each of (a) the Bill of Sale and Assignment and Assumption Agreement, (b) the Intellectual Property Assignment Agreement, (c) the Seller Trademark License Agreement, (d) the Transition Services Agreement, (e) the Space License Agreements, (f) the Escrow Agreement, (g) the German Real Estate Transfer Agreement, and (h) any other agreements which the Parties determine are reasonably necessary or advisable in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements.
“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement, in substantially the form attached hereto as Exhibit A;
“Books, Records and Files” means any studies, reports, records (including shipping and personnel records), books of account, Contracts, instruments, surveys, data (including financial, sales, purchasing, research and development, human resources and operating data), computer data, disks, tapes, business plans, product designs and plans, marketing plans, customer lists, supplier lists, distributor lists and records, marketing materials and plans, shipping documents, customer and supplier communications and correspondence, transaction data and similar transaction level data and records, account documentation, Intellectual Property files, correspondence and other documents, records and files required to be maintained under applicable Law (including FDCA) in respect of the Business Products, whether or in electronic, paper or other form.
“Business” means the business unit of the Seller and its Subsidiaries known as “Therapeutic Support Systems” that researches, invents, designs, develops, manufactures, has manufactured, packages, labels, uses, markets, distributes, imports, exports, offers for sale, offers for rent or lease, sells, rents, leases, services in connection with any of the foregoing activities, and provides therapeutic support systems, including hospital beds, mattress replacement systems overlays and patient mobility devices, including in the categories of critical care, wound care and bariatric care, including the Business Products.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
“Business Intellectual Property” means all Business Owned Intellectual Property and all Business Licensed Intellectual Property.
“Business Licensed Intellectual Property” means all Intellectual Property used in, held for use in, or related to, the Business or the Business Products that is held by license by the Seller or any of its Subsidiaries, including that Intellectual Property identified in Section 5.12(b) of the Seller Disclosure Schedule; provided, however, that Business Licensed Intellectual Property does not include Excluded Software.
“Business Owned Intellectual Property” means all Intellectual Property used in, held for use in, or related to, the Business or the Business Products and owned, in whole or in part, by the Seller or any of its Subsidiaries, including that Intellectual Property identified in Section 5.12(a) of the Seller Disclosure Schedule; provided, however, that Business Owned Intellectual Property does not include (a) Seller Brands, and (b) Excluded Software.
“Business Products” means all of the (i) products of the Seller and its Subsidiaries set forth on Schedule 1.1(a) and any other products formerly or currently designed, developed, manufactured, packaged, labeled, marketed, offered for sale, offered for lease, offered for rent, sold, leased, rented, distributed, serviced, imported or exported by or on behalf of the Business; (ii) products that are being developed by or for the Business: (a) for which human clinical trials or preclinical trials have been completed; or (b) for which design has been “locked” or “frozen” in anticipation of an application to the FDA or other Governmental Authority for approval, clearance or permission to market, offer for sale or sell such product; or (c) for which the Seller or its Subsidiaries in respect of the Business (1) has initiated clinical trials or preclinical trials, or (2) applied to the FDA or any other Governmental Authority for approval, clearance or permission to market, offer for sale, sell, distribute, import or export such product, including 510(k) clearance; and (iii) products which Seller or any of its Subsidiaries intended to or currently intends to (or designed or developed, or is designing or developing with a view to) manufacture, have manufactured, package, label, market, offer for sale, offer for lease, offer for rent, sell, lease, rent, distribute, service, import or export after the date hereof and/or prior to the Closing relating to the Business.
“Claim Notice” means written notification of a Third Party Claim and, if then reasonably determinable, specifying in reasonable detail the nature of and basis for such Third Party Claim, together with the estimated amount of the Losses arising from such Third Party Claim.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Compensation and Benefit Plans” means each Employee Agreement and each bonus, jubilee pay, seniority pay, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, phantom stock, other equity-based compensation, employment, termination, termination indemnity, severance, compensation, welfare, medical, health, disability, sick leave, vacation pay, old age or other plan, agreement, policy or arrangement for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof, whether or not such Compensation and Benefit Plan is or is intended to be (i) arrived at through collective bargaining or otherwise, (ii) funded or unfunded, (iii) covered or qualified under the Code, ERISA or other applicable law, (iv) set forth in an Employment Agreement or consulting agreement, or (v) written or oral.
“Competition Consent” means any consent, approval, authorization, registration, declaration, filing, notice of, under any Competition Law, or the expiration or termination of a waiting period under any Competition Law, in each case required to permit the consummation of the transactions contemplated by this Agreement.
“Competition Law” means any Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Confidential Information” means all trade secrets and other confidential and/or proprietary information of a Person, including (a) information or data contained in or derived from reports, investigations, research, work in progress, codes, marketing and sales programs, forecasts, budgets, financial information and projections, cost summaries, pricing formulas, pricing and marketing information, identities and information of customers, suppliers and other commercial partners, contract analyses, financial information, projections, confidential filings with any state or federal agency; (b) all other confidential concepts, methods, procedures, processes, ideas, products, designs, Software, materials or information prepared or performed for, by or on behalf of such Person including by its employees, officers, directors, agents, representatives, or independent contractors/consultants; and (c) the terms of this Agreement or any of the Ancillary Agreements, or any of the transactions contemplated hereby and thereby.
“Consent” means any consent, approval, authorization, registration, declaration, filing, notice of, with or to any Person or under any Law or any Contract in each case required to permit the consummation of the transactions contemplated by this Agreement.
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, covenant not to sue, development agreement or other contract, agreement, obligation, commitment or instrument (whether written or oral) that is legally binding, including all amendments thereto.
“Deed” means a special warranty deed conveying the Owned Business Real Property to the Purchaser, subject only to Permitted Encumbrances, in the form of Exhibit B hereto or in such other form as is customarily used in the locality in which the Owned Business Real Property is located.
“Employee Agreement” means an employment, retention, severance, invention assignment, non-disclosure, non-compete, non-solicitation, or other similar agreement between the Seller and a Transferred Employee.

“Encumbrance” means any lien, pledge, deed of trust, hypothecation, charge, mortgage, security interest, title defect, voting trust, shareholders’ agreement, proxy, encumbrance, lien, burden, license, charge or other similar restriction, lease, sublease, title retention agreement, option, easement, covenant, encroachment or other adverse claim, license, covenant not to sue, or other encumbrance.
“Environmental Law” means any Law related to (i) the protection, preservation, investigation or restoration of the environment or natural resources; or (ii) the presence, management, handling, use, disposal, actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure of any Hazardous Substances, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (ix) any state, county, municipal, local or foreign statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (viii) of this subparagraph; (x) any amendments existing as of the Closing Date to the statutes, laws or ordinances listed in parts (i) - (ix) of this subparagraph; and (xi) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (x) of this subparagraph.
“Ergo-Asyst Agreement” means the Asset Purchase Agreement, dated December 31, 2010, by and among Technimotion, Ergo-Asyst Technology LLC, a Florida limited liability company, Bonita Holdings LLC, a Florida limited liability company, William E. Burak, Jr., MD, and Frederic Palay, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations promulgated thereunder.
“ERISA Affiliate” of the Seller or its Subsidiaries means any other entity which, together with the Seller or such Affiliates would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).
“Excluded Software” means all Software of the Seller and its Subsidiaries (whether owned or licensed from a third party) other than (i) any local operating system or other platform (in the version originally acquired thereon) resident on any personal computers, laptops, handheld device or other computer hardware or firmware included in the Purchased Assets, (ii) any Software included or embedded in any Business Products, or (iii) any Software used in the design, manufacture or testing of any Business Products, provided that the foregoing clauses (i) and (iii) shall not apply with respect to any Software (i.e. any of same shall constitute Excluded Software) that is utilized by the Seller and its Subsidiaries (A) in connection with the Seller Other Businesses (including jointly with the Business) or (B) pursuant to any license that is not transferable or is transferable only with the payment of a licensing, relicensing, transfer or other charge unless (and then only to the extent), with respect to Software that is transferable and is utilized by the Seller and its Subsidiaries exclusively in connection with the Business, the Purchaser pays all such licensing, relicensing, transfer or other charges.

“FDA” means the United States Food and Drug Administration and any successor entity.
“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, including the rules and regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods.
“German Owned Business Real Property” means the Owned Business Real Property identified in Schedule 2.1(a) located at Lappacher Weg 30, Höechstadt, Germany 91315.

“German Real Property Transfer Agreement” means that certain Agreement on the Sale and Purchase of Real Property between KCI Medizinprodukte GmbH (previously Mediscus Produkte GmbH Gesellschaft für medizinische und Rehabilitations-erzeugnisse) and Purchaser in substantially the form attached hereto as Exhibit F with respect to the German Owned Business Real Property.
“Governmental Authority” means any legislative, executive, judicial, quasi–judicial or other public authority, agency, department, bureau, commission, division, unit, court or other public body, including international, supranational, foreign, federal, state and local bodies.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Substances” means (a) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances, and (b) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law, including RCRA hazardous wastes and CERCLA hazardous substances.
“Healthcare Laws” means the Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921(2) et seq.), the exclusion laws (42 U.S.C. 1320a-7), the European Medical Device Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended) (the “Medical Device Directives”) and any European Economic Area Member State laws implementing the provisions of these directives, the Misleading and Comparative Advertising Directive (2006/114/EC), the Unfair Commercial Practices Directive (2005/29/EC), and any European Economic Area Member State laws implementing the provisions of these directives, all regulations or guidance promulgated pursuant to such Laws, any similar state and local statutes, regulations, rules, ordinances, judgments, and orders, and any other Law that is related to kickbacks, patient or program charges, recordkeeping, coding, documentation requirements, reimbursement, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of the manufacture and sale of pharmaceutical or medical device products.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, as applied to any person, (a) all indebtedness for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) any liability in respect of banker’s acceptances or letters of credit, (f) any obligations under leases required to be capitalized in accordance with GAAP, (g) any interest rate protection, swap agreement or collar agreement, in each case, to the extent payable if such obligation is terminated at Closing; and (h) all indebtedness referred to in clauses (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Indemnified Party” means any Person asserting a claim for indemnification under any provision of Article XII.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XII.
“Indemnity Notice” means written notification pursuant to Section 12.5(b) of a claim for indemnity under Article XII by an Indemnified Party, specifying in reasonable detail the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount (if practicable), determined in good faith, of the Losses arising from such claim.
“Intellectual Property” means any and all intellectual property and proprietary rights of any kind or description in any jurisdiction throughout the world, and all rights therein or pertaining thereto, including: (a) all patents, patent applications and statutory invention registrations, including any other counterparts of any of the foregoing worldwide, and including all provisional, divisionals, continuations, continuations-in-part, requests for continued examination, continued prosecution applications, re-issues, re-examinations, any national phase PCT applications, any PCT international applications, and any patents issuing or granted from any of the foregoing applications or claiming priority to any of the foregoing applications or patents or serving as a basis for a claim of priority for any of the foregoing applications or patents; (b) all Trademarks; (c) all published and unpublished works of authorship and copyrights rights therein, industrial designs, industrial models and proprietary designs, and all registrations, and applications for registration for any of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) all Software, data, databases and compilations of information; and (e) all Confidential Information, including confidential and proprietary information, inventions, invention disclosures, formulas, processes, methods, techniques, designs, developments, discoveries, technology, research, trade secrets, know-how, modifications, improvements, moral rights, or publicity rights, whether or not patented, patentable, copyrightable, reduced to practice or registered.

“Intellectual Property Assignment Agreement” means the intellectual property assignment agreement entered into between the Seller or any of its Subsidiaries and the Purchaser to transfer Business Intellectual Property constituting Purchased Assets to the Purchaser, in substantially the form attached hereto as Exhibit C.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, when used in connection with the Seller with respect to any matter in question, the actual knowledge of those Persons listed on Schedule 1.1(b) – 1 as of the date hereof after making due inquiry of, in each case, the current management-level employee of the Seller or its Subsidiaries having principal responsibility for such matter and, when used in connection with the Purchaser with respect to any matter in question, the actual knowledge of those Persons listed on Schedule 1.1(b) – 2 as of the date hereof after making due inquiry of, in each case, the current management-level employee of the Purchaser or its Affiliates having principal responsibility for such matter.
“Law” means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, directive, code, order, Governmental Orders or notices issued or promulgated by any Governmental Authority, or other requirement or rule of law.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Indebtedness or Contract.
“Material Adverse Effect” means any event, change or effect that (a) is materially adverse to the business, operations, properties, financial condition or results of operations of the Seller and its Subsidiaries with respect to the Business, taken as a whole, or (b) would prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and no event, change or effect attributable to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) the execution of this Agreement or the public disclosure or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, including the loss or departure of Business Employees, or other service providers of the Business, or the termination, reduction or any other adverse development in the Business’ relationship with any of its customers, suppliers, distributors or other business partners, in each case to the extent proximately caused by such execution or public disclosure; (ii) (A) financial, credit or securities markets in the U.S. or any location in which the Business operates, or (B) general economic conditions in the industries and markets in which the Business operates, except in the case of this clause (ii) to the extent that the effects thereof have a disproportionate effect on the Seller or the Business; (iii) the failure, in and of itself, of the Business to meet the sales, earnings or other financial or non-financial projections and estimates furnished to the Purchaser in the virtual data room maintained by the Seller in connection with the transactions contemplated by this Agreement (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Law applicable to the Business or GAAP (or the interpretation thereof), except in the case of this clause (v) to the extent that the effects thereof have a disproportionate effect on the Seller or the Business; (vi) any action expressly required or permitted to be taken pursuant to this Agreement or any Ancillary Agreement, or taken with the prior written consent of the Purchaser after the date hereof; (vii) any action or inaction by the Purchaser or its Affiliates after the date hereof; or (viii) any change or effect resulting from the failure of the Purchaser to reasonably consent to any of the actions proscribed in Section 7.1.

“Measurement Revenue” means the annualized revenue of the Business based on all completed calendar months after June 30, 2012 and prior to the date on which TSA Preparedness occurs; provided, that, for purposes of this definition, the date on which TSA Preparedness occurs shall be no later than the Closing Date. For example, (i) if TSA Preparedness occurs in November 2012, revenue of the Business for the four months of July 2012, August 2012, September 2012 and October 2012 shall be multiplied by 3 to derive the annualized revenue of the Business for purposes of the Measurement Revenue, (ii) if TSA Preparedness occurs in February 2013, revenue for the Business for the seven months of July 2012, August 2012, September 2012, October 2012, November 2012, December 2012 and January 2013 shall be multiplied by 1.7143 to derive the annualized revenue of the Business for purposes of the Measurement Revenue, and (iii) if TSA preparedness occurs after June 30, 2013, the Measurement Revenue shall be the revenue of the Business for the most recently completed last twelve months.
“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, materialmen’s, architects’, carriers’, workers’, repairers’, warehousemen’s, landlords’ and other like statutory Encumbrances arising or incurred in the ordinary course of business, either securing payments not yet delinquent or that are being contested in good faith by appropriate proceedings; (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security; (d) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business and any ordinary course obligations under any Business Contracts; (e) those exceptions to title to the Purchased Assets listed on Schedule 1.1(c) with respect to Owned Business Real Property; (f) Encumbrances securing or created by or in respect of any of the Assumed Liabilities; (g) any state of facts that a current survey of the Owned Business Real Property would disclose; (h) Encumbrances not created by the Business that affect the underlying fee interest of any Leased Business Real Property and that do not materially affect business operations at such Leased Business Real Property as currently conducted by the Seller and its Subsidiaries; (i) Encumbrances to be released at or prior to Closing; and (j) except with respect to Business Intellectual Property, such Encumbrances as do not materially affect the use or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (for the purposes for which such properties or assets are currently being used by the Seller or its Subsidiaries).
“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority or any other entity.
“Post-Closing Tax Period” means any taxable period (or portion thereof) commencing after the Closing, including such portion of any Straddle Period commencing after the Closing.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing, including such portion of any Straddle Period up to and including the Closing.
“Purchaser Disclosure Schedule” means the disclosure schedules of the Purchaser delivered to the Seller as of the date hereof.
“Real Property” means all land, buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.
“Registrations” means authorizations or approvals issued by any Governmental Authority held by the Seller or its Subsidiaries (including premarket notifications, investigational device exemptions, clearances and approvals, establishment registrations, product listings, manufacturing approvals or authorizations, CE markings, pricing and reimbursement approvals, labeling approvals or their foreign equivalent), or provider agreements, whether through “fiscal intermediaries” or otherwise, with Medicare, applicable state programs (including Medicaid), TRICARE or similar government provider programs, in each case that are used or held for use in the Business.
“Regulatory Consent” means any consent, approval, authorization, registration, declaration, filing, notice of, with or to any Person or under any Law, excluding any Competition Law, in each case required to permit the consummation of the transactions contemplated by this Agreement.
“Schedules” means the schedules attached hereto.
“Seller Brands” means the Trademarks “Kinetic Concepts, Inc.”, “Kinetic Concepts”, “Kinetic Concepts & Design”, “KCI”, “KCI & Design”, “KCI & Design (Globe & Staff)”, “KCI USA”, “KCI Express”, “KCI The Clinical Advantage”, “KCI The Clinical Advantage & Design”, Miscellaneous Design (Semi Circle Logo), “The Clinical Advantage”, “Changing the Standard of Healing”, and “Active Healing Solutions”, and all Trademarks identified in Schedule 1.1(d).
“Seller Disclosure Schedule” means the disclosure schedules of the Seller delivered to the Purchaser as of the date hereof, as amended pursuant to Section 7.4(b).
“Seller Other Businesses” means all businesses conducted prior to the Closing by the Seller and its Subsidiaries, in each case that are not included in the Business, including the AHS Business.
“Software” means computer programs or data, whether in source code (human readable format), object code (machine readable format), firmware or other form, and all design, development, flow charts and other materials, whether in electronic, paper or other form, relating to any of the foregoing and all user manuals, systems manuals, and other documentation of any kind, whether in electronic, paper or other form, relating to any of the foregoing.
“Straddle Period” means any taxable period beginning before the Closing Date and ending on or after the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Tangible Personal Property” means all office equipment and supplies, machinery, equipment, supplies, vehicles, tools, spare parts, production supplies, furniture and fixtures and other items of tangible personal property (other than Inventory) owned by the Seller or its Subsidiaries and used primarily in, primarily held for use in, or primarily related to the Business.
“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, duties, tariffs, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real property, personal property, sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, alternative or add-on minimum, estimated, registration, withholding, social security (or similar), or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not, including any liability for Taxes as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period and any liability for Taxes of another Person pursuant to a Contract, as a transferee or successor, or under Treasury Regulations Section 1.1502-6 or analogous state, local or foreign Law or otherwise, and including any liability for abandoned or unclaimed property.
“Tax Authority” means the IRS and any other federal, state, local or foreign Governmental Authority responsible for the administration, enforcement or collection of any Tax.
“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund and return, or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with any Tax Authority with respect to Taxes.
“Transaction Expenses” shall mean all fees and expenses of the Seller and its Subsidiaries arising, incurred or accrued on or prior to the Closing in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including legal, accounting, and financial fees and expenses, regardless of whether such fees and expenses are paid or to be paid by the Seller before or after the Closing.
“Transition Services” means those assets and services provided by or on behalf of the Seller to the Purchaser pursuant to the Transition Services Agreement.
“Treasury Regulations” means the Federal income tax regulations promulgated under the Code as such regulations may be amended from time to time.
“Technimotion” means Technimotion, LLC, a Delaware limited liability company.
“Trademarks” means all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate names, business names, product names, URLs, domain names, other electronic identifiers (e.g., Twitter and Facebook handles), and other source identifiers, together with all translations, adaptations, derivations and combinations of any of the foregoing, all goodwill associated with any of the foregoing, and all registrations and applications for registration thereof, including all extensions, modifications and renewals of same.
“TSA Preparedness” means the satisfaction or waiver of the conditions to the Parties’ respective obligation to consummate the transactions contemplated by this Agreement set forth in Section 10.1(f) and Section 10.2(f).
“United States” means the United States of America and its territories and possessions (other than Puerto Rico).
“VAT” means any value-added tax, goods and services tax or similar tax.
Section 1.2    Glossary of Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

“Acquired Business”	Section 7.14(b)
“Acquisition Proposal”	Section 7.15
“Additional Intellectual Property”	Section 7.6(b)
“Allocated Employees”	Section 5.14(a)
“Allocated Employees Objection Letter”	Section 7.19(b)
“Allocation”	Section 3.3(b)
“Assumed Ergo-Asyst Liabilities”	Section 2.3
“Assumed Liabilities”	Section 2.3
“Audited Financial Statements”	Section 5.4(a)
“Basket”	Section 12.4(b)(ii)
“Bill of Sale and Assignment and Assumption Agreement”	Section 4.2(a)
“Business Contract”	Section 2.1(f)
“Business Employees”	Section 8.1(a)(v)
“Confidentiality Agreement”	Section 7.2(b)
“Conveyance Taxes”	Section 9.4
“Closing”	Section 4.1
“Closing Date”	Section 4.1
“Covered Losses”	Section 12.4(b)(ii)
“Dedicated Employees”	Section 5.14(a)
“Delayed Transfer”	Section 4.4(b)
“Delayed Transfer Date”	Section 4.4(b)
“Delayed Transfer Inventory”	Section 3.2(c)
“Delayed Transfer Employees”	Section 4.4(a)
“Delayed Transfer Purchase Price”	Section 4.4(a)
“Delayed Transfer Purchased Assets”	Section 4.4(a)
“Delayed Transfer Termination Notice”	Section 4.4(d)
“Designated Prepaid Expenses”	Section 2.1(o)

“Disputed Allocated Employee Items”	Section 7.19(b)
“Disputed Items”	Section 3.2(d)
“Disputed TSA Employee Items”	Section 7.19(d)
“Employee Benefit Plan”	Section 5.10(a)
“Escrow Agent”	Section 4.4(a)
“Escrow Agreement”	Section 4.4(a)
“Escrow Fund”	Section 4.4(a)
“Estimated Modified Working Capital Amount”	Section 3.2(a)
“Estimated Measurement Revenue Amount”	Section 3.6(e)
“Estimated TSA Employee Liability Amount”	Section 8.1(b)(iii)
“Excluded Assets”	Section 2.2
“Excluded Business Contracts”	Section 2.1(f)
“Excluded Leased Business Real Property”	Section 2.2(i)
“Excluded Liabilities”	Section 2.4
“Export Approvals”	Section 5.18(b)
“FCPA”	Section 5.18(a)
“Final Delayed Transfer Inventory Adjustment”	Section 4.4(e)
“Final Measurement Revenue Amount”	Section 3.6(f)
“Final Modified Working Capital Amount”	Section 3.2(c)
“Final TSA Employee Liability Amount”	Section 8.1(b)(iii)
“Financial Statements”	Section 5.4
“Fixed Assets”	Section 2.1(c)
“German Skin IQ Registration”	Section 7.25
“Immigration Laws”	Section 5.14(f)
“Independent Accounting Firm”	Section 3.2(d)
“Initial Allocation”	Section 3.3(a)
“Inventory”	Section 2.1(i)
“Leased Business Real Property”	Section 2.1(b)
“Losses”	Section 12.2
“Maximum Amount”	Section 12.3(b)(iii)
“Measurement Revenue Disputed Items”	Section 3.6(g)
“Measurement Revenue Objection Letter”	Section 3.6(g)
“Minimum Amount”	Section 12.4(b)(i)
“Modified Working Capital Amount”	Section 3.2(a)
“Non-U.S. Automatically Transferred Employee”	Section 8.1(a)(ii)
“Non-U.S. Business Employee”	Section 8.1(a)(iii)
“Non-U.S. Transferred Employee”	Section 8.1(a)(iv)
“Non-U.S. Transferred Employee By Agreement”	Section 8.1(a)(v)
“Objection Letter”	Section 3.2(d)
“OUS Allocated Employees”	Section 5.14(a)
“OUS TSA Employees”	Section 5.14(a)
“Outside Date”	Section 11.1(b)

“Owned Business Real Property”	Section 2.1(a)
“Party” and “Parties”	Preamble
“Periodic Taxes”	Section 9.1
“Post-Closing Adjustment”	Section 3.2(d)
“Post-Closing Measurement Revenue Adjustment”	Section 3.6(h)
“Post-Closing Periodic Tax Period”	Section 9.1
“Post-Delayed Transfer Adjustment”	Section 4.4(f)
“Pre-Closing Periodic Tax Period”	Section 9.1
“Prepaid Inventory”	Section 2.1(i)
“Prorated Expenses”	Section 3.5(a)
“Prorations Schedule”	Section 3.5(a)
“Purchase Price”	Section 3.1
“Purchased Assets”	Section 2.1
“Purchaser”	Preamble
“Purchaser Closing Certificate”	Section 3.2(c)
“Purchaser Delayed Transfer Inventory Certificate”	Section 4.4(e)
“Purchaser Indemnified Parties”	Section 12.3
“Purchaser Measurement Revenue Certificate”	Section 3.6(e)
“Qualified Appraiser”	Section 7.14(c)
“Relevant Employer”	Section 8.1(a)(vii)
“Relevant Jurisdiction”	Section 9.5(b)
“Restricted Period”	Section 7.14(a)
“Revised TSA Preparedness Notice”	Section 3.6(d)
“Seller”	Preamble
“Seller Allocated Employees List”	Section 7.19(a)
“Seller Fundamental Representations”	Section 12.1
“Seller Indemnified Parties”	Section 12.2
“Seller Intercompany Contract”	Section 7.21
“Seller Other Business Employee”	Section 8.1(a)(x)
“Seller Statutory Representations”	Section 12.1
“Seller Trademark License Agreement”	Section 7.6
“Shared Employees”	Section 5.14(a)
“Skin IQ Cap”	Section 7.25
“Social Security Act”	Section 5.9(c)
“Space License Agreements”	Section 7.7(d)
“Target Modified Working Capital Amount”	Section 3.2(b)
“Territory”	Section 7.14(c)
“Third Party Claim”	Section 12.5(a)
“Transferred Employees”	Section 8.1(a)(vi)
“Transferred Permits”	Section 2.1(l)
“Transferred Registrations”	Section 2.1(g)
“Transition Services Agreement”	Section 7.7

“TSA Employee Liability Adjustment Amount”	Section 8.1(b)(iii)
“TSA Employees Objection Letter”	Section 7.19(d)
“TSA Preparedness Notice”	Section 3.6(c)
“TSA Preparedness Deficiencies”	Section 3.6(c)
“TSA Preparedness Dispute Notice”	Section 3.6(c)
“TSA Process Notice”	Section 3.6(b)
“TSA Process Deficiencies”	Section 3.6(b)
“TSA Process Dispute Notice”	Section 3.6(b)
“U.S. Allocated Field Service Employees”	Section 5.14(a)
“U.S. Allocated Non-Field Service Employees”	Section 5.14(a)
“U.S. Business Employee”	Section 8.1(a)(i)
“U.S. Transferred Employee”	Section 8.1(a)(ii)
“U.S. TSA Employees”	Section 5.14(a)
“WARN Act”	Section 5.14(h)

Section 1.3    Interpretation. Unless otherwise required by the context in which any term appears:
(a)    The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.
(b)    References to “Articles,” “Sections,” “Schedules” or “Exhibits” shall be to articles, sections, schedules or exhibits of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(c)    The words “herein,” “hereof,” “herewith” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, the words “include,” “includes” or “including” shall mean “including, without limitation” and the word “or” shall not be exclusive.
(d)    The term “day” shall mean a calendar day, commencing at 12:00 a.m. (prevailing Central time). The term “week” shall mean any seven consecutive day period commencing on a Sunday, and the term “month” shall mean a calendar month; provided that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it commences to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.
(e)    All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(f)    All references to a particular entity shall include such entity’s successors and permitted assigns unless otherwise specifically provided herein.
(g)    All references herein to any Law or to any Contract or other agreement shall be to such Law, Contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.
(h)    All references herein to any document, information or other item that the Seller has “provided” or “made available” to the Purchaser shall be deemed to include any such document, information or other item made available to the Purchaser prior to the date hereof (or such other time specified herein) in the virtual data room maintained by the Seller in connection with the transactions contemplated by this Agreement.
(i)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.
Article II

PURCHASE AND SALE
Section 2.1    Purchase and Sale of the Purchased Assets. Subject to Section 4.4, upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign and transfer, or cause its Subsidiaries to sell, convey, assign and transfer, to the Purchaser or one or more of its Affiliates the Purchased Assets, and the Purchaser or one or more of its Affiliates shall purchase the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances. As used herein, the term “Purchased Assets” means the following: (i) all the assets, rights, properties and businesses of the Seller and its Subsidiaries, of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, that are primarily used, or primarily held for use, in the Business, except the Excluded Assets, and (ii) the additional assets, rights and properties of the Seller and its Subsidiaries described below in this Section 2.1, except the Excluded Assets. The Purchased Assets include the following:
(a)    the owned Real Property listed on Schedule 2.1(a) (the “Owned Business Real Property”);
(b)    the leased Real Property listed on Schedule 2.1(b) (the “Leased Business Real Property”);
(c)    those fixed assets (including fixed assets in which Seller or its Subsidiary holds a leasehold interest (or similar rights) and including computer hardware, handheld devices, vehicles and equipment held for rent) (the “Fixed Assets”) and other Tangible Personal Property (i) located in, at, on or primarily sold, deployed, serviced, leased or rented from, any of the Owned Business Real Property or Leased Business Real Property, and (ii) otherwise primarily used in, primarily held for use in, or primarily related to the Business (including the items described as “conveyed” (or similar language) on Schedule 2.1(c))(for the avoidance of doubt, the Seller has prepared Schedule 2.1(c) in a good faith effort to reflect (i) the assets and rights described in this Section 2.1(c) as indicated by items described as “conveyed” (or similar language) and (ii) the assets and rights described in Section 2.2(a) as indicated by items described as “retained”, “non-conveyed” or “excluded” (or similar language), provided that Schedule 2.1(c) shall be subject to Section 7.24);
(d)    all Software used in, held for use in, or related to the Business, but excluding the Excluded Software;
(e)    all Business Owned Intellectual Property and all rights of the Seller and its Subsidiaries to the Business Licensed Intellectual Property, but excluding for the avoidance of doubt the Excluded Software and the Seller Brands;
(f)    subject to Section 7.8, all rights under any Contract related to the Business, in each case only to the extent related to the Business or any other Purchased Assets (the “Business Contracts”), provided that with respect to lease agreements and similar Contracts covering the Leased Business Real Property, the Business Contracts and the Purchased Assets shall include all rights under such lease agreements and similar Contracts;
(g)    Registrations to the extent exclusively used in, or exclusively related to, the Business, in each case to the extent transferable to the Purchaser under applicable Law (such Registrations, collectively, the “Transferred Registrations”);
(h)    all Actions, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for past infringements or misappropriations or violations of Business Intellectual Property) against third parties (other than Seller or any of its Subsidiaries), in each case to the extent arising from, or to the extent related to, the Business, except to the extent any of the foregoing relate to (i) Excluded Assets, the Seller Other Businesses or Excluded Liabilities or (ii) intercompany receivables between the Seller and any of its Subsidiaries, or between any Subsidiary of the Seller and any other Subsidiary of the Seller;
(i)    all inventories, including raw materials, works in process, semi-finished and finished products, stores, replacement and spare parts, packaging materials, operating supplies and inventory on consignment, in transit or deposited in a warehouse, in each case to the extent primarily used in, primarily held for use in, or primarily related to, the Business (“Inventory”), together with all inventories not yet received but for which Seller or its Subsidiaries have prepaid the purchase price (“Prepaid Inventory”);
(j)    all Books, Records and Files (other than Tax Returns and related Books, Records and Files) to the extent primarily used in, primarily held for use in, or primarily related to, the Business; provided, however, that the Seller may redact any information to the extent used in, or related to, the Excluded Assets or the Seller Other Businesses from Books, Records and Files and similar materials conveyed pursuant to this Section 2.1(j); provided, further, that such redaction shall not impair any information related to the Business, the Business Products or the

Business Intellectual Property contained therein; and provided, further, that the Books, Records and Files conveyed pursuant to this Section 2.1(j) shall not include (i) purchase orders, invoices, shipping documents, and ordinary course communications and correspondence submitted to or received from customers related to sales or (ii) transaction data relating to any transaction occurring prior to January 1, 2010;
(k)    all advertising, marketing and promotional materials and all other printed or written materials, including website content, in each case to the extent primarily used in, primarily held for use in, or primarily related to, the Business; provided, that the Seller does not convey or grant any right or license to any Seller Brands in connection therewith except as otherwise specifically set forth in this Agreement or any Ancillary Agreement;
(l)    all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies, in each case to the extent transferable and exclusively used in, exclusively held for use in, or exclusively related to, the Business (such permits, licenses, certifications and approvals, collectively, the “Transferred Permits”);
(m)    all goodwill of the Business as going concern (excluding any goodwill associated with the Seller’s name and other Excluded Assets);
(n)    all claims or benefits in, to or under any express or implied warranties from suppliers of goods or services (other than Seller or any of its Subsidiaries) relating to Inventory sold or delivered, assets held for rent, or services provided, to the Seller or any of its Subsidiaries prior to the Closing, to the extent relating to any of the Business, the Purchased Assets or the Assumed Liabilities; and
(o)    all security deposits and similar amounts made by the Seller and its Subsidiaries in connection with the Purchased Assets (the “Designated Prepaid Expenses”).
Section 2.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Seller does not sell, transfer, convey, assign or deliver to the Purchaser, and the Purchaser shall not purchase or otherwise acquire, and the Purchased Assets shall not include, any right, title and interest in or to any of the following assets of the Seller or its Subsidiaries, whether or not the following would otherwise be included within the Purchased Assets (such assets being collectively referred to hereinafter as the “Excluded Assets”):
(a)    all the assets, rights and properties of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, that are primarily used in, primarily held for use in, or primarily related to the Seller Other Businesses (including the items described as “retained”, “non-conveyed” or “excluded” (or similar language) on Schedule 2.1(c));
(b)    other than Inventory, Prepaid Inventory, Business Products, and other Fixed Assets and Tangible Personal Property primarily used in, primarily held for use in, or primarily related to the Business, those Fixed Assets and other Tangible Personal Property located in, at, on or primarily deployed, serviced or rented from, any of the Excluded Leased Business Real Property;
(c)    all rights of the Seller and its Subsidiaries arising under this Agreement, the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby;
(d)    all cash and cash equivalents, securities and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;
(e)    all accounts, notes and other receivables (whether or not invoiced), including any value added Taxes or similar Taxes levied on such accounts receivable, any unpaid interest accrued on such accounts receivable and all file documentation related to such accounts, notes and other receivables, including invoices, shipping documents, and ordinary course communications and correspondence submitted to or received from customers related to such sales;
(f)    all intercompany receivables or accounts or rights under Contract between the Seller and any of its Subsidiaries, or between any Subsidiary of the Seller and any other Subsidiary of the Seller;
(g)    all shares of capital stock, partnership interests, membership interests and other ownership interests in any Person;
(h)    all prepayments, security deposits, refunds and prepaid expenses, other than Prepaid Inventory;
(i)    the leased Real Property listed on Schedule 2.2(i) (the “Excluded Leased Business Real Property”);
(j)    all rights in (i) Seller Brands, except the rights granted to the Purchaser to the Seller Brands pursuant to the Seller Trademark License Agreement, and (ii) the Excluded Software, including the Intellectual Property in and Contracts covering the Excluded Software;
(k)    all rights under any Contract that is not related to the Business, and, to the extent not related to the Business, all rights under any Contract that is related to the Business, provided that with respect to lease agreements and similar Contracts covering the Excluded Leased Business Real Property, the Excluded Assets shall include all rights under such lease agreements and similar Contracts;
(l)    all Registrations, permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies that are not transferable pursuant to applicable Law or are used in, held for use in or related to the Seller Other Businesses (including all Medicare and similar provider numbers, reimbursement numbers and similar certifications and rights), and the rights to all data and records held by such permitting, licensing and certifying agencies;

(m)    all insurance policies and all Actions, credits, causes of action or rights thereunder and proceeds thereof;
(n)    all assets of any Compensation and Benefit Plans that are maintained or contributed to by the Seller or any of its Subsidiaries, except for those assets that are transferred to the Purchaser pursuant to Article VIII;
(o)    any right to any refund or credit with respect to Taxes in accordance with the provisions of Article IX;
(p)    any assets that have been disposed of in compliance with this Agreement after the date hereof and prior to the Closing;
(q)    all claims or benefits in, to or under any express or implied warranties from suppliers of goods and services relating to Inventory sold or delivered, or services provided, to the Seller or any of its Subsidiaries prior to the Closing, to the extent relating to any of the Excluded Liabilities or the Excluded Assets;
(r)    other than as provided in Section 2.1(h), all rights of the Seller and its Subsidiaries in and to any Actions, causes of action, claims and defenses against third parties (including indemnification and contribution);
(s)    Tax Returns of the Seller or its Subsidiaries, including those used in, or related to, the Purchased Assets or the Business;
(t)    all Books, Records and Files to the extent (i) primarily used in, primarily held for use in, or primarily related to the Seller Other Businesses, Excluded Assets or Excluded Liabilities, wherever located, including the Tax Returns and Books, Records and Files relating to Taxes of the Seller or its Subsidiaries, (ii) comprising personnel files of Transferred Employees or that are required to be maintained by the Seller or its Subsidiaries by Law, (iii) comprising purchase orders, invoices, shipping documents, and ordinary course communications and correspondence submitted to or received from customers related to sales, and (iv) comprising transaction data relating to any transaction occurring prior to January 1, 2010;
(u)    assets, rights and properties of the Seller and its Subsidiaries related to the Seller’s home office, overhead, administrative and related activities that generally support all of the Seller’s and its Subsidiaries’ businesses (including customer administration and contracting (including call centers), regulatory and quality compliance, legal, finance and accounting, human resources, sales and marketing, and information technology (including the “clone” management information system contemplated by the Transition Services Agreement)) that are not, as to Tangible Personal Property, (i) located in, at or on the Owned Business Real Property or Leased Business Real Property, or (ii) of the nature described in Sections 2.1 (f), (g), (h), (j), (k), (l), (m) and (n);
(v)    any other assets, rights and properties of the Seller and its Subsidiaries not included in the definition of “Purchased Assets” in Section 2.1; and

(w)    the other assets set forth on Schedule 2.2(w).
Section 2.3    Assumed Liabilities. At the Closing, the Purchaser shall assume and agree to pay, perform and discharge when due, any and all (i) Liabilities to the extent relating to or arising out of, the Business, the Purchased Assets or the Transferred Employees (including any Liabilities under any Contract included in the Purchased Assets relating to or arising out of any period of time after the Closing or any Liability accrued in the Modified Working Capital Amount, but excluding any other Liability under any such Contract, including any such Liability in respect of any pre-Closing breach thereof), in each case only to the extent relating to, arising during, or attributable to any period of time after the Closing, other than the Excluded Liabilities set forth in Section 2.4 below, (ii) other than as provided in Section 2.4(e), Liabilities of Seller and its Subsidiaries to make any payment required to be made after the Closing pursuant to the Ergo-Asyst Agreement (the “Assumed Ergo-Asyst Liabilities”), and (iii) the Liabilities assumed pursuant to Section 8.2 (collectively, together with all other obligations and Liabilities of the Seller and the Seller’s Subsidiaries assumed by the Purchaser, the Ancillary Agreements and the Schedules hereto and thereto, the “Assumed Liabilities”).
Section 2.4    Excluded Liabilities. At the Closing, the Seller or its Subsidiaries shall retain (or, if necessary, expressly assume), and shall pay, perform and discharge when due, and the Purchaser shall not assume or have any responsibility for, any of the following Liabilities (collectively, the “Excluded Liabilities”) notwithstanding any disclosure thereof on the Seller Disclosure Schedule:
(a)    all Liabilities of the Seller or any of its Subsidiaries (but excluding Liabilities for which Purchaser is responsible pursuant to Section 8.2) or relating to or arising out of the Business or the Purchased Assets, in each case to the extent relating to, arising during, or attributable to any period of time on or prior to the Closing Date (in each case, whether asserted prior to, on or after the Closing);
(b)    all Liabilities of the Seller or any of its Subsidiaries to the extent relating to or arising out of the Seller Other Businesses or the Excluded Assets, whether relating to, arising during, or attributable to any period of time prior to, on or after the Closing Date;
(c)    all Liabilities retained by the Seller or any of its Subsidiaries pursuant to Article VIII and Article IX;
(d)    all accounts payable, accrued expenses (except to the extent accrued in the Modified Working Capital Amount), notes payable and other payables of the Seller and its Subsidiaries (but excluding Liabilities for which the Purchaser is responsible pursuant to Section 8.2);
(e)    any Liability to make any Milestone Payment (as defined in the Ergo-Asyst Agreement) pursuant to the Ergo-Asyst Agreement;
(f)    all Indebtedness of the Seller or any of its Subsidiaries, provided that the Liabilities of Technimotion under the Ergo-Asyst Agreement shall not constitute Indebtedness;
(g)     all intercompany Liabilities, payables and loans between the Seller and any of its Subsidiaries, or between any Subsidiary of the Seller and any other Subsidiary of the Seller; and

(h)    all Liabilities under any Contracts included in the Purchased Assets (other than any Liability under any Contracts accrued in the Modified Working Capital Amount, but including any Liability in respect of any pre-Closing performance or breach of any such Contract) to the extent relating to, arising during, or attributable to any period of time prior to the Closing;
(i)    any Liabilities or obligations of the Seller or any of its Subsidiaries under this Agreement or the Ancillary Agreements;
(j)    any Liabilities of the Seller or its Subsidiaries in respect of any Action alleging that the manufacture, offer for sale, sale, importation or use of the Business Products prior to the Closing interferes with, conflicts with, infringes upon, misappropriates or otherwise violates (or interfered with, conflicted with, infringed upon, misappropriated or otherwise violated) any Intellectual Property rights of any third party, but only to the extent such Liabilities relate to the period of time prior to the Closing;
(k)    other than those obligations expressly assumed by the Purchaser in accordance with Section 8.2, any Liabilities or obligations of the Seller or any of its Subsidiaries related to any Compensation and Benefit Plan maintained, sponsored or contributed to by the Seller or its Subsidiaries including, for avoidance of doubt, any such Liabilities or obligations in respect of (i) any severance, change in control, redundancy or similar termination payments or benefits that may become payable to any Business Employee in connection with the transactions contemplated by this Agreement, including any Business Employee who does not become a Transferred Employee, and (ii) any non-recurring payments or proposed non-recurring payments by the Seller or any of its Subsidiaries to the Business Employees to provide an incentive to the Business Employees to remain employed with the Business for a designated period or through a designated event (or employed with the Purchaser through the Closing or a designated period thereafter);
(l)    any and all Transaction Expenses of the Seller and any of its Subsidiaries;
(m)    all Liabilities of the Seller and its Subsidiaries related to the Real Property or the Business arising from Environmental Laws to the extent occurring or existing on or before Closing;
(n)    any actual or alleged Liability of the Seller and its Subsidiaries, including any such Liability for death or injury to any person or property as a result of any actual or alleged defect in or harm caused by any Business Product (or any other product) sold, leased, rented, distributed, imported, exported or used prior to the Closing;
(o)    all Taxes relating to any Pre-Closing Tax Period with respect to the Purchased Assets or the Business; and
(p)    the other Liabilities of the Seller or any of its Subsidiaries set forth on Schedule 2.4(p).
Article III

PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE

Section 3.1    Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, as full consideration for the sale, transfer, conveyance and assignment of the Purchased Assets to the Purchaser, the Purchaser shall (i) deliver to the Seller (or one or more of its designees, including one or more of its Subsidiaries) one or more wire transfers of immediately available funds to the wire transfer address or addresses (as provided by the Seller to the Purchaser on or before the Business Day prior to the Closing Date), equal to Two Hundred Seventy-Five Million Dollars ($275,000,000) in the aggregate (the “Purchase Price”), subject to adjustment pursuant to Section 3.2, Section 3.5, Section 3.6 and Section 4.4, and (ii) assume the Assumed Liabilities. The Purchaser shall be entitled to deduct and withhold from the Purchase Price any Tax as required under all applicable Law, except to the extent that, with respect to a particular Tax, the Purchaser has received a certificate or other documentation from the Seller that is reasonably acceptable to the Purchaser certifying that the Seller is exempt from withholding on such Tax. The Purchaser shall notify the Seller in writing at least fifteen (15) days prior to the Closing of any such certificate or documentation. To the extent that the Purchaser is required to deduct and withhold any Tax, such amount shall be treated as delivered to the Seller at Closing for all purposes of this Agreement, and the Purchaser shall promptly and timely deliver all amounts so withheld to the appropriate Tax Authority in accordance with applicable Law. To the extent any portion of the Purchase Price paid to the Seller is allocable to Purchased Assets sold by any Subsidiary of the Seller in accordance with the Initial Tax Allocation and/or the Allocation, such portion of the Purchase Price so paid to the Seller shall be deemed to have been paid to the Seller on behalf of such Subsidiary, with the same effect as if such payment had been made directly to such Subsidiary.
Section 3.2    Purchase Price Adjustment
(a)    Not less three (3) days prior to the Closing Date, the Seller shall deliver to the Purchaser a certificate setting forth in reasonable detail its good faith estimate (the “Estimated Modified Working Capital Amount”) of the Modified Working Capital Amount. As used herein, the term “Modified Working Capital Amount” shall mean an amount, positive or negative, equal to the sum of: (i) the book value of the Inventory (together with, but without duplication, sheets, cushions and other similar items constituting part of the Purchased Assets, to the extent normally recorded on the balance sheet of the Business as working capital items) as of the Closing Date determined in accordance with Section 3.4, plus (ii) the book value of the Prepaid Inventory as of the Closing Date determined in accordance with Section 3.4, plus (iii) the aggregate amount as of the Closing Date of the Designated Prepaid Expenses, minus (iv) the aggregate amount as of the Closing Date of all of the Liabilities assumed by the Purchaser pursuant to Article VIII in respect of the Transferred Employees (other than U.S. TSA Employees and OUS TSA Employees), minus (v) the aggregate minimum amount of the Subsequent Payments (as defined in the Ergo-Asyst Agreement) payable in accordance with Section 2.7(b) of the Ergo-Asyst Agreement (to the extent not paid as of the Closing), in each case determined in accordance with GAAP and on the same basis and applying the same accounting principles, policies and practices that were used by the Seller in preparing the relevant elements of the Financial Statements.
(b)    In the event that the Estimated Modified Working Capital Amount is an amount greater than Fifty Million Dollars ($50,000,000) (the “Target Modified Working Capital Amount”), the Purchase Price payable at the Closing shall be adjusted upward by the amount the Estimated Modified Working Capital Amount exceeds the Target Modified Working Capital Amount. In the event that the Estimated Modified Working Capital Amount is less than the Target Modified Working Capital Amount, the Purchase Price payable at the Closing shall be adjusted downward by the amount the Target Modified Working Capital Amount exceeds the Estimated Modified Working Capital Amount.
(c)    As promptly as practical, but in no event more than one hundred twenty (120) days following the Closing Date, the Purchaser shall deliver to the Seller a certificate (the “Purchaser Closing Certificate”) setting forth in reasonable detail Purchaser’s calculation of the Modified Working Capital Amount (as ultimately determined in accordance with the remaining provisions of this Section 3.2, the “Final Modified Working Capital Amount”), and the basis for calculating each of the components thereof. If the Purchaser shall have exercised the option set forth in Section 4.4(a), the Purchaser Closing Certificate shall include the Purchaser’s calculation of the book value of the Inventory (together with, but without duplication, sheets, cushions and other similar items constituting part of the Purchased Assets, to the extent normally recorded on the balance sheet of the Business as working capital items) and Prepaid Inventory included in the Delayed Transfer Purchased Assets as of the Closing Date (the “Delayed Transfer Inventory”), and the amount of such Delayed Transfer Inventory shall be deemed a part of the Final Modified Working Capital Amount. The Seller shall provide the Purchaser (at the Purchaser’s cost and expense) with such reasonable assistance and access to facilities and Books, Records and Files as the Purchaser may request in connection with the Purchaser’s calculation of the Delayed Transfer Inventory.
(d)    Within thirty (30) days following delivery of the Purchaser Closing Certificate by the Purchaser, the Seller may object to the calculation of the Final Modified Working Capital Amount or the calculations used for the components thereof by delivering to the Purchaser such objections in writing and setting forth in reasonable detail the basis for such objections (the “Objection Letter”). If the Seller does not deliver the Objection Letter in accordance with the foregoing sentence, the Final Modified Working Capital Amount set forth in the Purchaser Closing Certificate shall be final and binding on the Parties. The Purchaser and the Seller shall use their commercially reasonable efforts to resolve any differences set forth in the Objection Letter (the “Disputed Items”). If the Parties cannot resolve the Disputed Items within fifteen (15) days following the delivery of the Objection Letter, then the Disputed Items shall be submitted to a mutually agreeable independent accounting firm of recognized standing and national reputation (the “Independent Accounting Firm”) within five (5) Business Days thereafter. The Parties shall submit to the Independent Accounting Firm all materials and back-up related to the Disputed Items, including an aggregate estimate of the value of the Disputed Items, and each Party shall have the opportunity to present any material related to the Disputed Items to the Independent Accounting Firm and to discuss the Disputed Items with the Independent Accounting Firm. Each Party agrees to cooperate with and assist the Independent Accounting Firm in making the final determination, including granting reasonable access to employees and records. The Independent Accounting Firm shall make its determination as reasonably promptly as possible, but in no event later than thirty (30) days following submission of the Disputed Items by each Party. The determination of the Independent Accounting Firm shall be final and binding on the Parties and shall replace and supersede the previous Final Modified Working Capital

Amount for the purposes of the obligations set forth in Section 3.2(e). The fees of the Independent Accounting Firm shall be paid by the Party whose aggregate estimate of the Disputed Items differs most greatly from the determination of the Independent Accounting Firm (or, if the Parties’ estimates differ in equal amounts, the fees shall be paid equally by the Parties).
(e)    In the event that the Final Modified Working Capital Amount is an amount greater or less than the Estimated Modified Working Capital Amount, there shall be a post-closing adjustment whereby the Seller or the Purchaser, as applicable, shall pay to the other the difference of such amounts (the “Post-Closing Adjustment”). In the event that the Final Modified Working Capital Amount is greater than the Estimated Modified Working Capital Amount, the Purchaser shall pay to the Seller an amount equal to the Post-Closing Adjustment. In the event that the Final Modified Working Capital Amount is less than the Estimated Modified Working Capital Amount, the Seller shall pay to the Purchaser an amount equal to the Post-Closing Adjustment. Any payments made pursuant to this Section 3.2(e) shall be made within five (5) Business Days following the determination of the Final Modified Working Capital Amount and shall be by wire transfer of immediately available funds to the address disclosed by the Purchaser or the Seller, as applicable, with respect thereto.
Section 3.3    Allocation of Purchase Price.
(a)    Not less than three (3) Business Days prior to the Closing, the Seller shall provide to the Purchaser an allocation of the Purchase Price and the Assumed Liabilities (and other obligations hereunder, other than those included in the Excluded Liabilities) among the Purchased Assets and the Business to the extent necessary to determine the purchase price amount to be stated in any local Bill of Sale and Assignment and Assumption Agreement and to the extent necessary to determine any liability for Conveyance Taxes (the “Initial Allocation”). The Initial Allocation shall be prepared by the Seller in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (or applicable or analogous state, local or foreign Laws). The Initial Allocation shall be deemed to be accepted by and shall be conclusive and binding on the Purchaser unless the Purchaser delivers within thirty (30) days after the Closing a written notice to the Seller stating each and every item that the Purchaser disputes (it being understood that any amounts not disputed shall be final and binding). If the Seller does not agree with a change proposed by the Purchaser, then the Seller and the Purchaser shall negotiate in good faith to resolve such dispute.
(b)    As soon as practicable, and in any event not later than the later of (i) thirty (30) days after the final determination of the Purchase Price, as adjusted pursuant to Section 3.2, 3.6 and 4.4 hereof, and (ii) the date that is one hundred fifty (150) days after the Closing, the Seller shall provide to the Purchaser a revised allocation of the Purchase Price, as adjusted pursuant to Section 3.2, 3.6 and 4.4 hereof, and the Assumed Liabilities (and other obligations hereunder, other than those included in the Excluded Liabilities) among the Purchased Assets and the Business (the “Allocation”). The Allocation shall be prepared by the Seller in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (or applicable or analogous state, local or foreign Laws). The Allocation shall be deemed to be accepted by and shall be conclusive and binding on the Purchaser unless the Purchaser delivers within thirty (30) days after the date on which the Allocation is delivered to the Purchaser a written notice to the Seller stating each and every item that the Purchaser disputes (it being understood that any amounts not disputed shall be final and binding). If the Seller does not agree with a change proposed by the Purchaser, then the Seller and the Purchaser shall negotiate in good faith to resolve such dispute. If the Seller and the Purchaser cannot agree on the resolution of the dispute, then the Allocation shall be made in accordance with an allocation provided by the Independent Accounting Firm, the expense of which shall be shared equally by the Purchaser and the Seller. The Parties shall submit to the Independent Accounting Firm all materials and back-up related to the Allocation, and each Party shall have the opportunity to discuss the Allocation with the Independent Accounting Firm. Each Party agrees to cooperate with and assist the Independent Accounting Firm in making the final determination. The Independent Accounting Firm shall make its determination as reasonably promptly as possible, but in no event later than thirty (30) days. The determination of the Independent Accounting Firm shall be final and binding on the Parties.
(c)    Each of the Seller and the Purchaser shall (i) be bound by the Initial Allocation for purposes of determining Taxes, and (ii) prepare and file, and cause its Subsidiaries to prepare and file, its Tax Returns on a basis consistent with the Initial Allocation; provided, however, that as soon the Allocation is final and binding as provided in (b) above, each of the Seller and the Purchaser shall (i) be bound by the Allocation for purposes of determining Taxes, and (ii) prepare and file, and cause its Subsidiaries to prepare and file, its Tax Returns on a basis consistent with the Allocation. The Seller and the Purchaser shall not take any position inconsistent with the Initial Allocation until the Allocation is final and binding in any Tax Return, in any refund claim, in any litigation, or otherwise unless required by a final determination by an applicable Tax Authority or to the extent otherwise required by Law. Once the Allocation is final and binding, the Seller and the Purchaser shall not take any position inconsistent with the Allocation in any Tax Return, in any refund claim, in any litigation, or otherwise unless required by a final determination by an applicable Tax Authority or to the extent otherwise required by Law.
Section 3.4    Inventory. Prior to the Closing (but not less than five (5) Business Days prior to the Closing Date), the Seller shall cause cycle count procedures to be performed for a minimum of 25% of the aggregate Inventory and Prepaid Inventory balance by employees or representatives of the Seller or its Subsidiaries. Such cycle count procedures shall be performed in a manner consistent as to methodology and accuracy rate with the Seller’s historical cycle count procedures with respect to Inventory at the Seller’s facilities in general (including, for avoidance of doubt, the Seller’s facilities located at 4950 Stout Drive San Antonio, Texas), a summary of which is set forth on Schedule 3.4 hereto.  The Seller shall permit representatives or employees of the Purchaser to observe such inventory processes at the Seller’s main manufacturing plant and such other locations as the Parties mutually agree.  The cost of conducting such activities shall be borne by the Seller.  All Inventory and Prepaid Inventory shall continue to be valued in accordance with GAAP and on the same basis and applying the same accounting principles, policies and practices that were used by the Seller in preparing the relevant elements of the preparation of the Financial Statements.
Section 3.5    Proration of Certain Items.
(a)    All receipts and disbursements related to the Business Licensed Intellectual Property, the Owned Business Real Property, Leased Business Real Property, leases of Tangible Personal Property, maintenance and utility charges, assessments and other similar charges against real estate except for Periodic Taxes (the “Prorated Expenses”), shall be prorated to the Closing Date on a per diem basis. Not less than three (3) days prior to the Closing Date, the Seller shall prepare and deliver to the Purchaser for its review and comment a prorations schedule setting forth the Seller’s good faith estimate of the Prorated Expenses calculated through the Closing Date (the “Prorations Schedule”). At the Closing, the Purchase Price shall be increased or decreased, as the case may be, in respect of the Prorated Expenses as reflected in the Prorations Schedule mutually agreed by the Seller and the Purchaser. All income and expense reporting in respect of the Prorated Expenses shall be determined in accordance with GAAP.
(b)    If, following the Closing, either Party discovers an error or omission in the Prorations Schedule, or if there is any need to adjust or recalculate the Prorated Expenses based on new information, such Party shall notify the other Party within thirty (30) calendar days thereafter (but not more than one hundred eighty (180) days following the Closing), providing evidence of payment and a statement setting forth the other Party’s share thereof, if applicable. If necessary, during the thirty (30) days thereafter, the Parties shall negotiate reasonably and in good faith to promptly agree on any adjustment to the Purchase Price required. Promptly, and in any event within thirty (30) days following the determination of any such adjustment to the Purchase Price, the Party obligated to make a payment to adjust the Purchase Price pursuant to this Section 3.5 shall make such payment to the other Party.
Section 3.6    TSA Preparedness Purchase Price Adjustment.
(a)    If (i) TSA Preparedness does not occur on or prior to October 31, 2012, (ii) the Measurement Revenue is less than Two Hundred Ten Million Dollars ($210,000,000), (iii) the Purchaser and its Affiliates shall have complied in all material respects with their obligations under Section 7.7(b) and (c), and (iv) all of the other conditions set forth in Section 10.1 shall have been satisfied or waived at or before the time at which TSA Preparedness occurs (other than conditions that can only be satisfied at the Closing) and the Purchaser would be prepared to consummate the transactions contemplated by this Agreement save for the failure of the condition set forth in Section 10.2(f) (and the Purchaser shall have certified as such to the Seller in writing, assuming, for the purposes hereof and thereof, that the conditions set forth in Section 10.2(a), (d) and (e) would be satisfied as of the Closing Date), then the Parties agree that the Purchase Price payable by the Purchaser at the Closing shall be reduced by an amount equal to the product of (a) 1.19 multiplied by (b) the positive amount, if any, of the difference of (A) Two Hundred Thirty Million Dollars ($230,000,000) minus (B) the Measurement Revenue. The Measurement Revenue shall be determined in accordance with GAAP except as noted in the final sentence of this Section 3.6(a) and on the same basis and applying the same accounting principles, policies and practices that were used by the Seller in preparing the relevant elements of the preparation of the unaudited contribution margin profit and loss statement of the Business for the six-month period ended June 30, 2012 included in the Financial Statements, including the use of budgeted foreign currency exchange rates to translate such Financial Statements into U.S. Dollars.
(b)    In addition to the Parties’ respective rights and obligations under Sections 7.7(b) and (c), at any time not less than twenty (20) Business Days prior to the earliest date on which the Seller reasonably anticipates the condition set forth at Section 10.2(f) could be deemed satisfied, the Seller shall deliver to the Purchaser written notice (the “TSA Process Notice”) signed by the Seller that summarizes in reasonable detail (i) the Seller’s good faith summary of the status of the Seller’s progress in respect of its obligations under Sections 7.7(b) and (c) and the expected date(s) on which the Seller would reasonably expect TSA Preparedness to be achieved and a TSA Preparedness Notice contemplated by Section 3.6(c) to be provided to the Purchaser, (ii) the Seller’s good faith estimate as to its schedule for providing the Purchaser with the TSA Preparedness Notice contemplated by Section 3.6(c) and the schedule and process for the Purchaser’s right to review and confirm TSA Preparedness as contemplated by Section 3.6(c), and (iii) the Seller’s good faith summary, in such detail and accompanied by such documentation as the Seller may reasonably deem appropriate, of the material assets and resources that the Seller would propose to utilize in order to perform the transition services described in the Transition Services Agreement, including specifically, delivery of the following monthly sales reports for the Business under the Transition Services Agreement: (A) reports of sales and orders for the Business two (2) Business Days after each month end, and (B) profit and loss statements and balance sheet reports for the Business four (4) Business Days after each month end. Within five (5) Business Days after the date of the TSA Process Notice, the Purchaser shall provide written notice (the “TSA Process Dispute Notice”) to the Seller if the Purchaser has determined in good faith that the material assets and resources described by the Seller in the TSA Process Notice to be utilized by the Seller in respect of the matters described in clause (iii) of the preceding sentence are inadequate to provide for TSA Preparedness to be achieved in respect of such matters (which notice shall describe in reasonable detail the facts and circumstances on which the Purchaser bases such determination (the “TSA Process Deficiencies”)). If the Purchaser provides the Seller with the TSA Process Dispute Notice, then the Parties shall confer to address the matters raised therein, other than any of same disputed by the Seller in good faith, and the Seller shall use its commercially reasonable efforts to cure, as promptly as practicable, any undisputed TSA Process Deficiencies.
(c)    In addition to the Parties’ respective rights and obligations under Sections 7.7(b) and (c), at any time following five (5) Business Days after the Seller’s delivery of the TSA Process Notice, and after the Seller shall have cured the undisputed TSA Process Deficiencies, if applicable, and upon the Seller’s good faith determination that TSA Preparedness has been achieved, the Seller shall deliver to the Purchaser a written notice (the “TSA Preparedness Notice”) signed by the Seller that includes a certification that the Seller has determined reasonably and in good faith that TSA Preparedness has been achieved as of such date, which TSA Preparedness Notice shall be accompanied by such documentation as the Seller may reasonably deem appropriate reflecting the results of the Seller’s internal testing processes of TSA Preparedness (such documentation to include end-user test protocols and results). During the five (5) Business Day period following delivery of the TSA Preparedness Notice, the Purchaser shall be given a reasonable opportunity to review and confirm whether TSA Preparedness has been achieved. As promptly as practicable, and in any event within six (6) Business Days after the date of the TSA Preparedness Notice, the Purchaser shall provide written notice (the “TSA Preparedness Dispute Notice”) to the Seller if the Purchaser has determined in good faith that TSA Preparedness has not been achieved (which notice shall describe in reasonable detail the facts and circumstances on which the Purchaser bases such determination (the “TSA Preparedness Deficiencies”)).

(d)    Subject to the remaining provisions of this Section 3.6(d), if the Purchaser does not provide the Seller with a TSA Preparedness Dispute Notice, TSA Preparedness shall be deemed to have occurred (and the conditions set forth in Sections 10.1(f) and 10.2(f) shall be deemed to have been satisfied) as of the date of the TSA Preparedness Notice, and, in the event the TSA Preparedness Notice shall have been given on or prior to October 31, 2012, there shall be no reduction to the Purchase Price for purposes of the Closing pursuant to this Section 3.6. If the Purchaser does provide the Seller with the TSA Preparedness Dispute Notice, then the Seller shall use its reasonable best efforts to cure, as promptly as practicable, any such TSA Preparedness Deficiencies, other than any of same disputed by the Seller in good faith. At any time after the Seller shall have cured the undisputed TSA Preparedness Deficiencies, if applicable, the Seller shall deliver to the Purchaser a second TSA Preparedness Notice (the “Revised TSA Preparedness Notice”) signed by the Seller that includes a certification that the Seller has determined reasonably and in good faith that all undisputed TSA Preparedness Deficiencies have been cured, describing any asserted TSA Preparedness Deficiencies that the Seller disputes in good faith, and certifying that the Seller has determined reasonably and in good faith that TSA Preparedness has been achieved as of such date. Subject to the remaining provisions of this Section 3.6(d), if the Purchaser has provided a TSA Preparedness Dispute Notice, TSA Preparedness shall be deemed to have occurred (and the conditions set forth in Sections 10.1(f) and 10.2(f) shall be deemed to have been satisfied) as of the date on which the Seller delivers the Revised TSA Preparedness Notice and, in the event the Revised TSA Preparedness Notice shall have been given (i) on or prior to October 31, 2012, there shall be no reduction to the Purchase Price for purposes of the Closing pursuant to this Section 3.6, or (ii) after October 31, 2012, then, subject to the satisfaction of the remaining conditions set forth in Section 3.6(a) to the application of the Purchase Price adjustment pursuant to this Section 3.6, there shall be an adjustment to the Purchase Price for purposes of the Closing pursuant to this Section 3.6. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that neither the consummation of the Closing (including any deemed achievement of TSA Preparedness for purposes thereof) nor any failure by the Purchaser to deliver a TSA Process Dispute Notice or TSA Preparedness Dispute Notice shall be deemed to preclude, prevent, waive, settle or compromise any right, claim or dispute that the Purchaser may have, whether discovered or arising prior to, on or after the Closing, in respect of (i) any claim for indemnification pursuant to Article XII in respect of any breach or failure by the Seller to comply with any covenant or agreement hereunder (including under Sections 7.7(b) or (c)), (ii) any claim under the Transition Services Agreement for any breach thereof or failure to perform thereunder, or (iii) any claim in respect of any adjustment to the Purchase Price pursuant to this Section 3.6 (provided that the Purchaser must assert any claim for adjustment to the Purchase Price pursuant to this Section 3.6 on or before the later of (i) the date that is one hundred twenty (120) days after the Closing Date and (ii) February 28, 2013) based on whether the Seller shall have, as a particular date, (i) (A) completed in all material respects, at its sole cost and expense, the set-up of the management information system clone (as contemplated by the Transition Services Agreement) in accordance with the specifications set forth on Schedule 10.1(f), and (B) completed in all material respects such other set-up activities and arrangements, at its sole cost and expense, such as to enable the Seller to provide the Purchaser with the services contemplated to be performed by the Seller pursuant to the Transition Services Agreement, and (ii) delivered to the Purchaser a certificate, dated as of the Closing Date, signed on behalf of the Seller by an officer of the Seller to the effect that the foregoing criteria have been satisfied by the Seller.
(e)    If each of the conditions described in clauses (i), (iii) and (iv) of Section 3.6(a) has been satisfied such that there may be an adjustment to the Purchase Price at the Closing pursuant to this Section 3.6, then: (i) not less three (3) days prior to the Closing Date, the Seller shall deliver to the Purchaser a certificate (the “Purchaser Measurement Revenue Certificate”) setting forth in reasonable detail its good faith estimate (the “Estimated Measurement Revenue Amount”) of the Measurement Revenue, and the resulting adjustment to the Purchase Price, if any, pursuant to this Section 3.6, and (ii) if the Estimated Measurement Revenue Amount is less than Two Hundred Ten Million Dollars ($210,000,000), the Purchase Price payable at the Closing shall be adjusted downward by the amount of the Purchase Price adjustment determined in accordance with Section 3.1(a), assuming for purposes of such calculation that the Measurement Revenue is in an amount equal to the Estimated Measurement Revenue Amount.
(f)    If there was an adjustment to the Purchase Price at the Closing in accordance with the preceding provisions of this Section 3.6, then as promptly as practical, but in no event more than one hundred twenty (120) days following the Closing Date, the Purchaser shall deliver to the Seller a certificate setting forth in reasonable detail the Purchaser’s calculation of the Measurement Revenue (as ultimately determined in accordance with the remaining provisions of this Section 3.6, the “Final Measurement Revenue Amount”) and the resulting adjustment to the Purchase Price, if any, pursuant to this Section 3.6.
(g)    Within thirty (30) days following delivery of the Purchaser Measurement Revenue Certificate by the Purchaser, the Seller may object to the calculation of the Final Measurement Revenue Amount or the calculations used for the components thereof by delivering to the Purchaser such objections in writing and setting forth in reasonable detail the basis for such objections (the “Measurement Revenue Objection Letter”). The Purchaser and the Seller shall use their commercially reasonable efforts to resolve any differences set forth in the Measurement Revenue Objection Letter (the “Measurement Revenue Disputed Items”). If the Parties cannot resolve the Measurement Revenue Disputed Items within fifteen (15) days following the delivery of the Measurement Revenue Objection Letter, then the Measurement Revenue Disputed Items shall be submitted to the Independent Accounting Firm within five (5) Business Days thereafter. The Parties shall submit to the Independent Accounting Firm all materials and back-up related to the Measurement Revenue Disputed Items, including an aggregate estimate of the value of the Measurement Revenue Disputed Items, and each Party shall have the opportunity to present any material related to the Measurement Revenue Disputed Items to the Independent Accounting Firm and to discuss the Measurement Revenue Disputed Items with the Independent Accounting Firm. Each Party agrees to cooperate with and assist the Independent Accounting Firm in making the final determination, including granting reasonable access to employees and records. The Independent Accounting Firm shall make its determination as reasonably promptly as possible, but in no event later than thirty (30) days following submission of the Measurement Revenue Disputed Items by each Party. The determination of the Independent Accounting Firm shall be final and binding on the Parties and shall replace and supersede the previous Final Measurement Revenue Amount for the purposes of the obligations set forth in this Section 3.6. The fees of the Independent Accounting Firm shall be paid by the Party whose aggregate estimate of the Measurement Revenue Disputed Items differs most greatly from the determination of the Independent Accounting Firm (or, if the Parties’ estimates differ in equal amounts, the fees shall be paid equally by the Parties).
(h)    If there is to be a Purchase Price adjustment pursuant to this Section 3.6 and the amount of such Purchase Price adjustment, based on the Final Measurement Revenue Amount, differs from the amount of such adjustment made to the Purchase Price paid at the Closing, based on the Estimated Measurement Revenue Amount, there shall be a post-Closing adjustment whereby the Seller or the Purchaser, as applicable, shall pay to the other the difference of such adjustment amounts (the “Post-Closing Measurement Revenue Adjustment”). In the event that the Purchase Price adjustment pursuant to this Section 3.6, based on the Final Measurement Revenue Amount, is greater than the amount of such adjustment, if any, made to the Purchase Price paid at the Closing, based on the Estimated Measurement Revenue Amount, the Seller shall pay to the Purchaser an amount equal to the Post-Closing Measurement Revenue Adjustment. In the event that the Purchase Price adjustment pursuant to this Section 3.6, based on the Final Measurement Revenue Amount, is less than the amount of such adjustment made to the Purchase Price paid at the Closing, based on the Estimated Measurement Revenue Amount, the Purchaser shall pay to the Seller an amount equal to the Post-Closing Measurement Revenue Adjustment. Any payments made pursuant to this Section 3.6(h) shall be made within five (5) Business Days following the determination of the Final Measurement Revenue Amount and shall be by wire transfer of immediately available funds to the address disclosed by the Purchaser or the Seller, as applicable, with respect thereto.
Article IV

CLOSING
Section 4.1    Closing Date
(a)    Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Cox Smith Matthews Incorporated, 112 East Pecan Street, Suite 1800, San Antonio, Texas 78205, at 10:00 a.m. Central time, on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other place, time or date as the Seller and the Purchaser may mutually agree in writing (the day on which the Closing takes place, the “Closing Date”).
(b)    The Parties agree and acknowledge that the Closing shall be effective in each jurisdiction where the Seller and its Subsidiaries conduct the Business as of 00:01 a.m. local time on the Closing Date.
Section 4.2    Closing Deliveries by the Seller. At the Closing, the Seller shall deliver, and, as applicable, shall cause its Subsidiaries to deliver, to the Purchaser:

(a)    a counterpart of the Bill of Sale and Assignment and Assumption Agreement (and, if requested by the Purchaser or the Seller not less than ten (10) Business Days prior to the Closing, comparable instruments as may be reasonably required to effectuate the assignment of designated Purchased Assets to and/or the assumption of designated Assumed Liabilities by a designated Affiliate or Affiliates of the Purchaser; provided, that any such Assumed Liabilities assumed by a designated Affiliate of the Purchaser shall continue to constitute Assumed Liabilities hereunder for all purposes);
(b)    a counterpart of the Intellectual Property Assignment Agreement;
(c)    a counterpart of the Seller Trademark License Agreement;
(d)    counterparts of the Transition Services Agreement, the Space License Agreements and the Escrow Agreement;
(e)    one or more deeds of conveyance, substantially in the form of the Deed, as are necessary to transfer to the Purchaser the Owned Real Property (other than as provided in Section 4.2(f)) in recordable form;
(f)    a counterpart of the German Real Property Transfer Agreement;
(g)    the certificate required by Section 10.2(a), in a form reasonably acceptable to the Purchaser;
(h)    a certificate, in a form reasonably acceptable to the Purchaser, setting forth in reasonable detail the Estimated Modified Working Capital Amount and a calculation of the amount payable by the Purchaser at Closing in satisfaction of its obligations under Section 3.1;
(i)    as to the Seller and any of its Subsidiaries organized under the laws of the United States and conveying real property located within the United States to the Purchaser pursuant hereto, a certification of the Seller and/or such Subsidiary that the Seller or such Subsidiary, as appropriate, is not a foreign person within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2);
(j)    to the extent required by Law to avoid the Purchaser being required to withhold any portion of the Purchase Price payable at the Closing (notice of which requirement the Purchaser shall give to the Seller in writing at least fifteen (15) days prior to the Closing) a tax clearance certificate or similar certificate or documentation from the Tax Authority for each U.S. state in which the Seller or any of its Subsidiaries conducts Business, owns the Purchased Assets or files Tax Returns stating that such entity does not owe any Taxes; provided, that the rules of such U.S. state provide for a procedure whereby it will issue such a certificate or any similar certificate or documentation from any applicable Tax Authority for one or more such Taxes in response to a request therefor;
(k)    as to any of its Subsidiaries of the Seller organized under the laws of a foreign country, any and all certifications, affidavits, or other documentation of the Seller and/or such Affiliates as may be required under applicable Laws stating that such Affiliate is exempt from withholding (notice of which requirement the Purchaser shall give to the Seller in writing at least fifteen (15) days prior to the Closing);
(l)    such affidavits or indemnities of the Seller as reasonably required by the Purchaser’s title insurer with respect to liens and title matters sufficient to enable Purchaser’s title insurer to issue its owner’s title insurance policy for the Owned Business Real Property without exception other than Permitted Encumbrances;
(m)    a certificate of the Seller, in a form reasonably acceptable to the Purchaser, certifying as to (i) the terms and effectiveness of the Certificate of Formation and the Bylaws of the Seller, (ii) certificates of good standing dated as of a recent date from the Secretary of State of the State of Texas evidencing the good standing of the Seller, and (iii) the valid adoption of resolutions of the Board of Directors of the Seller approving this Agreement and the transactions contemplated hereby; and
(n)    Uniform Commercial Code termination statements, requests for reconveyance of deeds of trust, and such other Lien release or termination documents (which do not correspond to an Assumed Liability), in a form reasonably acceptable to the Purchaser (including for filing or recordation with the filing or recordation office of the applicable Governmental Authority) in order to release and terminate all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets on or prior to the Closing Date.
Section 4.3    Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:
(a)    the Purchase Price; provided, however, that the Initial Allocation to the German Owned Business Real Property shall be deposited into a notarial escrow account as provided in the German Real Property Transfer Agreement and delivered to Seller only upon satisfaction of the conditions to release set forth therein;
(b)    a counterpart of the Bill of Sale and Assignment and Assumption Agreement (and, if requested by the Purchaser or the Seller not less than ten (10) Business Days prior to the Closing, comparable instruments as may be reasonably required to effectuate the assignment of designated Purchased Assets to and/or the assumption of designated Assumed Liabilities by a designated Affiliate or Affiliates of the Purchaser; provided, that any such Assumed Liabilities assumed by a designated Affiliate of the Purchaser shall continue to constitute Assumed Liabilities hereunder for all purposes.
(c)    a counterpart of the Intellectual Property Assignment Agreement;
(d)    counterparts of the Transition Services Agreement, the Space License Agreements and the Escrow Agreement;
(e)    a counterpart of the German Real Property Transfer Agreement; and
(f)    the certificate required by Section 10.1(a).

Section 4.4    German Closing.
(a)    Notwithstanding anything to the contrary in this Agreement, at the Purchaser’s option, and in its sole discretion, the Parties shall exclude from the transactions contemplated by this Agreement to be consummated at the Closing any portion of the Purchased Assets that is not assignable or transferable without a Competition Consent under the Competition Laws of the Federal Republic of Germany (the “Delayed Transfer Purchased Assets”), together with any Dedicated Employees or Allocated Employees located in the Federal Republic of Germany (the “Delayed Transfer Employees”) to the extent that such Competition Consent shall not have been given prior to the Closing; provided, however, that (i) if the Purchaser elects to exercise such option to so exclude the Delayed Transfer Purchased Assets and Delayed Transfer Employees from the transactions to be consummated at the Closing, the Purchaser shall provide written notice of such election to the Seller at least thirty (30) days prior to the Closing, and (ii) the exclusion of the Delayed Transfer Purchased Assets and the Delayed Transfer Employees from the transactions consummated at the Closing shall be subject to the receipt of such Competition Consents, if any, as may be required under the Laws of the Federal Republic of Germany as may be required to consummate the Closing on the Purchased Assets other than the Delayed Transfer Purchased Assets, evidence of which Consents, if any, the Purchaser shall provide to the Seller. For the avoidance of doubt, if the Delayed Transfer Purchased Assets are to be excluded from the transactions contemplated by this Agreement to be consummated at the Closing, the Parties shall not enter into the German Real Property Transfer Agreement until the Delayed Transfer Date, and no portion of the Purchase Price shall be paid into the notarial escrow account contemplated thereby until the Delayed Transfer Date. In the event that the Delayed Transfer Purchased Assets and Delayed Transfer Employees are not assigned or transferred at the Closing as contemplated by the foregoing sentence, the Parties agree that the Purchase Price payable by the Purchaser at the Closing (after giving effect to any adjustments at the Closing pursuant to Section 3.2 and Section 3.6) shall be reduced by fourteen percent (14%) (the “Delayed Transfer Purchase Price”) and the Delayed Transfer Purchase Price shall be deposited at Closing by the Purchaser in escrow with an institution acting as escrow agent as shall be acceptable to the Purchaser and the Seller (the “Escrow Agent”) and which amount, together with all interest and earnings thereon (collectively, the “Escrow Fund”) shall be held pursuant to the terms of this Agreement and a reasonable and customary written escrow agreement (the “Escrow Agreement”), the form of which the Seller and the Purchaser shall negotiate in good faith between the date hereof and the Closing. Further, at the Closing, the Parties shall enter such distribution agreement(s), license agreement(s) and other agreements and instruments as are reasonably necessary or appropriate for the Seller and its Subsidiaries to operate the Delayed Transfer Purchased Assets and the related portion of the Business after the Closing and prior to the Delayed Transfer or any Delayed Transfer Termination Notice. For purposes of determining the amount, if any, of any adjustments to the Purchase Price at the Closing for purposes of calculating the Delayed Transfer Purchase Price and the Purchase Price payable at the Closing, the provisions of Sections 3.2 and 3.6 shall apply as if the Delayed Transfer Purchased Assets and Delayed Transfer Employees were not being excluded from the Closing pursuant to this Section 4.4.
(b)    Subject to and as promptly as practicable (but in no event more than thirty (30) Business Days) following the date on which any Competition Consent under the Competition

Laws of the Federal Republic of Germany is obtained, the Purchaser and the Seller shall consummate the assignment and transfer of the Delayed Transfer Purchased Assets and Delayed Transfer Employees in accordance with applicable Law (each such transfer and assignment, a “Delayed Transfer,” and the date of such Delayed Transfer, the “Delayed Transfer Date”). The Escrow Agent shall disburse the Escrow Fund to the Seller on the earlier to occur of (i) the Delayed Transfer Date or (ii) the Outside Date (regardless of whether the Delayed Transfer shall have occurred). For all purposes of this Agreement, with respect to the Delayed Transfer Purchased Assets (and the portion of the Business, the Assumed Liabilities and Excluded Liabilities related to the Delayed Transfer Assets), the “Closing” shall be deemed occur upon the consummation of the Delayed Transfer and the “Closing Date” shall be deemed to occur on the Delayed Transfer Date.
(c)    From the Closing Date until the Delayed Transfer Date, if applicable, (i) the Parties shall use their commercially reasonable efforts to structure and support the Delayed Transfer Purchased Assets and Delayed Transfer Employees in such a manner as to satisfy the requirements of any Governmental Authority of the Federal Republic of Germany or under the Competition Laws of the Federal Republic of Germany, and (ii) the Seller shall operate the Delayed Transfer Purchased Assets (including employment of the Delayed Transfer Employees) and the portion of the Business relating thereto for its own account and continue to observe its obligations under this Agreement applicable to the Business, the Purchased Assets and the Business Employees prior to the Closing in respect of Delayed Transfer Purchased Assets and the Delayed Transfer Employees (for this purpose, as if the Closing had not occurred) until the Delayed Transfer Date. From and after the consummation of a Delayed Transfer, the Delayed Transfer Purchased Assets shall be treated as Purchased Assets hereunder, and the Delayed Transfer Employees shall be treated as Transferred Employees for all purposes then applicable (including, for the avoidance of doubt, Article V and Article VII).
(d)    If the Delayed Transfer Purchased Assets and Delayed Transfer Employees shall have been excluded from the Closing in accordance with this Section 4.4, then: (i) the provisions of Sections 7.12 and 7.13 shall not apply with respect to the activities of the Seller and its Subsidiaries in operating the Delayed Transfer Purchased Assets and Delayed Transfer Employees prior to the Delayed Transfer Date, (ii) except as provided herein, the provisions of Section 3.2 and Section 3.6 shall not apply with respect to the consummation of the Delayed Transfer, and (iii) the consummation of the Delayed Transfer shall not be subject to the conditions set forth in Sections 10.1 and 10.2; provided, that, each Party’s obligation to consummate the Delayed Transfer shall be conditioned on (A) the execution and delivery by the other Party of the deliveries contemplated, respectively, by Sections 4.2 and 4.3, in each case as the same may be modified to convey the Delayed Transfer Purchased Assets to the Purchaser, for the Purchaser to assume the Assumed Liabilities relating to the Delayed Transfer Purchased Assets and the Delayed Transfer Employees, and to otherwise consummate the Delayed Transfer, all of which the Parties hereby covenant and agree to execute and deliver in the periods contemplated by Section 4.4(b)), (B) any waiting period (and any extension thereof) under the Competition Laws of the Federal Republic of Germany applicable to the purchase of the Delayed Transfer Purchased Assets and transfer of the Delayed Transfer Employees having expired or shall have been terminated, and (C) no Governmental Authority of the Federal Republic of Germany having enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary, or permanent) that has the effect of making the Delayed Transfer illegal or otherwise prohibit the consummation of the Delayed Transfer. The Parties acknowledge that, if the Closing shall have occurred and the Delayed Transfer Purchased Assets and Delayed Transfer Employees shall have been excluded from the Closing in accordance with this Section 4.4, the occurrence of the Outside Date shall have no effect on the Parties’ respective rights and obligations under this Section 4.4 (and, for the avoidance of doubt, the Seller shall remain obligated to transfer the Delayed Transfer Purchased Assets and Delayed Transfer Employees to the Purchaser as contemplated by this Section 4.4 without regard to the occurrence of the Outside Date), subject to the remaining provisions of this Section 4.4. The provisions of this Section 4.4 shall survive the Closing. However, if the Delayed Transfer shall not have occurred on or prior to the date that is one hundred eighty (180) days after the Outside Date, then at any time thereafter the Seller may notify the Purchaser in writing (a “Delayed Transfer Termination Notice”) that the provisions of this Section 4.4 have terminated, whereupon neither the Seller nor the Purchaser shall have any further rights or obligations under this Section 4.4 or otherwise under this Agreement in respect of the Delayed Transfer Purchased Assets, except that (i) the Delayed Transfer Purchased Assets shall constitute Excluded Assets and all Liabilities relating thereto shall constitute Excluded Liabilities and (ii) the provisions of Sections 7.12 and 7.13 shall not apply with respect to the activities of the Seller and its Subsidiaries in operating the Delayed Transfer Purchased Assets and the related portion of the Business. From and after any Delayed Transfer Termination Notice, the Seller and its Subsidiaries shall be free to deal with the Excluded Assets in such manner as it chooses, free and clear of any Encumbrance hereunder. Between the Closing and the delivery of any Delayed Transfer Termination Notice, the Seller agrees to reasonably cooperate with the Purchaser, at the Purchaser’s expense, in any efforts by the Purchaser to find an alternate party to acquire all (but not less than all) of the Delayed Transfer Purchased Assets and assume the related Assumed Liabilities, including the execution and delivery of such instruments of transfer as are reasonably required to effect any such alternate transaction, provided that in no event shall the Seller or any of its Subsidiaries be required to execute any document or instrument or enter into any transaction on terms less favorable to the Seller and its Subsidiaries than those that would apply under this Agreement and the Ancillary Agreements if the Delayed Transfer were consummated. The proceeds of any such alternate transaction effected prior to any Delayed Transfer Termination Notice shall be for the account of the Purchaser.
(e)    As promptly as practical, but in no event more than sixty (60) days following the Delayed Transfer Date, the Purchaser shall deliver to the Seller a certificate (the “Purchaser Delayed Transfer Inventory Certificate”) setting forth in reasonable detail Purchaser’s calculation of the Delayed Transfer Inventory, measured as of the time of the Delayed Transfer rather than the Closing Date (as ultimately determined in accordance with the remaining provisions of this Section 4.4, the “Final Delayed Transfer Inventory Amount”), and the basis for calculating the same. Within fifteen (15) days following delivery of the Purchaser Delayed Transfer Inventory Certificate by the Purchaser, the Seller may object to the calculation of the Final Delayed Transfer Inventory Amount or the calculations used for the same in a manner consistent with the process provided in Section 3.2 to resolve objections to Final Modified Working Capital Amount.

(f)    In the event that the Final Delayed Transfer Inventory Amount is an amount greater or less than the Delayed Transfer Inventory as reflected in the Final Modified Working Capital Amount, there shall be an adjustment following the Deferred Transfer Date whereby the Seller or the Purchaser, as applicable, shall pay to the other the difference of such amounts (the “Post-Delayed Transfer Adjustment”). In the event that the Final Delayed Transfer Inventory Amount is greater than the Delayed Transfer Inventory as reflected in the Final Modified Working Capital Amount, the Purchaser shall pay to the Seller an amount equal to the Post-Delayed Transfer Adjustment. In the event that the Final Delayed Transfer Inventory Amount is less than the Delayed Transfer Inventory as reflected in the Final Modified Working Capital Amount, the Seller shall pay to the Purchaser an amount equal to the Post-Delayed Transfer Adjustment. Any payments made pursuant to this Section 4.4(f) shall be made within five (5) Business Days following the determination of the Final Delayed Transfer Inventory Amount and shall be by wire transfer of immediately available funds to the address disclosed by the Purchaser or the Seller, as applicable, with respect thereto.
Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Seller Disclosure Schedule (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Schedule to which the relevance of such item is reasonably apparent), the Seller hereby represents and warrants to the Purchaser as follows:
Section 5.1    Organization; Authority; Qualification; Capitalization. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and, assuming due authorization, execution and delivery by the Purchaser, this Agreement is a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 5.2    No Conflict. Assuming that all Consents and other actions described in Section 5.3 have been obtained, and except as may result from any facts or circumstances relating solely to the Purchaser (other than simply the change of the owner or operator of the Business) or as set forth in Section 5.2 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller do not and shall not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws of the Seller, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Seller, or the Purchased Assets or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract set forth on Section 5.13 of the Seller Disclosure Schedule.
Section 5.3    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller do not and shall not require any material Regulatory Consent or Competition Consent of or action by any Governmental Authority, except (a) to the extent applicable, as required by the HSR Act and the Competition Laws of any other relevant jurisdiction, (b) for any notification, or where appropriate, consultation, Consent or negotiation with a works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by this Agreement, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates (other than simply the change of the owner or operator of the Business).
Section 5.4    Financial Statements; No Undisclosed Liabilities.
(a)    Attached hereto at Section 5.4(a) of the Seller Disclosure Schedule are correct and complete copies of the (i) audited balance sheet, income statements and cash flow statements of the Business as of December 31, 2011 (Successor) and for the period of November 4, 2011 through December 31, 2011 (Successor), the period of January 1, 2011 through November 3, 2011 (Predecessor) (the “Audited Financial Statements”), (ii) an unaudited contribution margin profit and loss statement of the Business for the six-month period ended June 30, 2012, and (iii) the unaudited revenue of the Business for the one-month period ended July 31, 2012 (collectively with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects and the financial condition and results of operations of the Business as of the respective dates of and for the periods referred to therein in accordance with Rule 3-05 of Regulation S-X. Except for the absence of footnotes and year-end adjustments (none of which, if made, would be material) and that the other Financial Statements utilize budgeted foreign currency exchange rates to translate such Financial Statements into U.S. Dollars, the other Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the results of operations of the Business for the periods referred to therein. Except as set forth in Section 5.4(a) of the Seller Disclosure Schedule, the unaudited contribution margin profit and loss statements included in the Financial Statements do not reflect the operations of any material entity or business not intended to constitute a part of the Business after giving effect to all such transactions and reflect all material direct and indirect costs and expenses that historically have been incurred by or allocated to the Business reasonably and in a manner consistent with past practices.
(b)    Except as set forth on Section 5.4(b) or (i) as may have been incurred in the ordinary course of business since December 31, 2011, or (ii) as will be included in the calculation of the Modified Working Capital, there are no material Liabilities or Indebtedness affecting the Business or the Purchased Assets that are not reflected in or reserved against in the Financial Statements (including the notes thereto).
Section 5.5    Litigation. No material Action by or against the Seller or any of its Subsidiaries is pending or, to the Knowledge of the Seller, threatened, by or before any Governmental Authority or by any third party that relates to the Purchased Assets or the Business including any material Action relating to any injury or alleged injury to person or property, or economic damages, as a result of any Business Product, nor is there any material written demand or letter of any Governmental Authority or any Governmental Order outstanding against, or, to the Knowledge of the Seller, is any material investigation pending or threatened by any Governmental Authority involving the Business or the Purchased Assets. No Action by or against the Seller or any of its Subsidiaries is pending, or to the Knowledge of the Seller, threatened, that would reasonably be expected to affect in any material respect the legality, validity or enforceability of this Agreement or the Ancillary Agreements or prevent the consummation of the transactions contemplated hereby or thereby.
Section 5.6    Properties.
(a)    Except as set forth on Section 5.6(a) of the Seller Disclosure Schedule, (i) Schedule 1.1(a) includes all of the products currently manufactured, packaged, labeled, marketed, offered for sale, sold, leased, rented, distributed, serviced, imported or exported by or on behalf of the Business, (ii) Schedule 2.1(a) includes and describes all of the Real Property owned by the Seller and its Subsidiaries and primarily used in, primarily held for use in, or primarily related to the Business, (iii) Schedule 2.1(b) and Schedule 2.2(i) collectively include and describe all of the material Real Property leased by the Seller and its Subsidiaries and primarily used in, primarily held for use in, or primarily related to the Business, and with respect to all Contracts providing for the lease of the Leased Business Real Property, accurately set forth in all material respects the material terms of such Contracts, and (iv) Schedule 2.1(c) includes and accurately describes as “conveyed” (or similar language) all material Fixed Assets and material Tangible Personal Property owned or leased by the Seller and its Subsidiaries and primarily used in, primarily held for use in, or primarily related to the Business. The Seller and/or one or more of its Subsidiaries has valid and marketable fee simple title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the Owned Business Real Property and Leased Business Real Property (as applicable), Inventory, Fixed Assets, and other Tangible Personal Property included in the Purchased Assets, except as have been disposed of in the ordinary course of business and except for Permitted Encumbrances. There are no outstanding options or rights of first refusal to purchase the Owned Business Real Property or any portion thereof or interest therein. The Seller has delivered to the Purchaser correct and complete copies of all leases relating to Leased Business Real Property. Each parcel included in the Owned Business Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel. The Seller and its Subsidiaries, as applicable, have complied in all material respects with the terms of all leases relating to Leased Business Real Property, and all leases relating to Leased Business Real Property are legal, valid, binding, enforceable, and in full force and effect. Neither the Seller nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a material default with respect to any lease regarding the Leased Business Real Property to which it is a party. Except as set forth on Section 5.6(a) of the Seller Disclosure Schedule, each lease with respect to Leased Business Real Property grants the tenant under the lease the exclusive right to use and occupy the demised premises thereunder.

(b)    The Owned Business Real Property and, to the Knowledge of the Seller, the Leased Business Real Property, comply with in all material respects with applicable Laws (including zoning, planning, and building code requirements). There are no pending or, to the Knowledge of the Seller, threatened, condemnation, eminent domain or other similar proceedings against or affecting any portion of the Owned Business Real Property or, to the Knowledge of the Seller, the Leased Business Real Property. There is no Action pending or, to the Knowledge of the Seller, threatened, relating to the ownership, lease, use, occupancy or operation by any person of any Owned Business Real Property or, to the Knowledge of the Seller, the Leased Business Real Property. The use and operation of the Real Property in the conduct of the Business as currently conducted does not violate in any material respect any instrument of record or agreement affecting the Owned Business Real Property or the Leased Business Real Property. Neither the Seller nor any of its Subsidiaries is in violation in any material respect of any covenant, condition, restriction, easement or order of any governmental authority having jurisdiction over such property or any other person entitled to enforce the same affecting the Owned Business Real Property or the Leased Business Real Property or the use or occupancy thereof.
Section 5.7    Compliance with Laws. Neither the Seller nor any of its Subsidiaries is, or within the past five (5) years has been, in material violation of any applicable Law with respect to the Business or the Purchased Assets. The Seller and/or one or more of its Subsidiaries holds, and within the past five (5) years has held, all material permits and other governmental authorizations that are and were necessary to conduct the Business and operate the Purchased Assets as presently and then conducted and operated, respectively. Section 5.7 of the Seller Disclosure Schedule sets forth a list of all material Registrations, permits, licenses, certifications and approvals of the Seller and its Subsidiaries issued by any Governmental Authorities and permitting, licensing, accrediting and certifying agencies that are used in, held for use in, or related to the Business. As of the date hereof, all such permits and other governmental authorizations held by the Seller and/or one or more of its Subsidiaries are in effect and no appeal or other Action is pending or, to the Knowledge of the Seller, threatened to revoke or modify any such permits or other governmental authorizations. Notwithstanding the foregoing, this Section 5.7 shall not apply to (i) Environmental Laws and any permits required thereunder, which are exclusively the subject of the representations and warranties contained in Section 5.8, (ii) other than with respect to the list of material Registrations set forth on Section 5.7 of the Seller Disclosure Schedule, FDA matters and any permits or governmental authorizations required thereunder, which are exclusively the subject of the representations and warranties contained in Section 5.9; (iii) employee benefits, which are exclusively the subject of the representations and warranties contained in Section 5.10 or (iv) Tax matters, which are exclusively the subject of the representations and warranties contained in Section 5.11.
Section 5.8    Environmental Matters. With respect to the Purchased Assets and the ownership or operation thereof:
(a)    the Seller and its Subsidiaries are, and within the past five (5) years have been, in compliance in all material respects with all applicable Environmental Laws with respect to the operation by the Seller and its Subsidiaries of the Business and the ownership and operation of the Purchased Assets in furtherance thereof;

(b)    neither the Seller nor any of its Subsidiaries is subject to or, to the Knowledge of the Seller, threatened with any Actions by any Person alleging material non-compliance with any Environmental Law; and
(c)    there has been no material release by the Seller or any of its Subsidiaries of a Hazardous Substance at any of the Owned Business Real Property or Leased Business Real Property that is required to be remediated under or result in a violation of or liability under applicable Environmental Law, and no Hazardous Substances are present at any of the Owned Business Real Property or Leased Business Real Property in quantities or under circumstances that would reasonably be expected to result in any material Liability or violation under any Environmental Law.
Section 5.9    FDA and Regulatory Matters.
(a)    With respect to the operation of the Business and the development, manufacture, packaging, labeling, marketing, offer for sale, sale, distribution, import and export of the Business Products and any Purchased Assets that are subject to such Laws, the Seller and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with applicable Healthcare Laws, Registrations, the FDCA and similar Laws of any foreign Governmental Authority. All manufacturing operations performed by or on behalf of the Seller or its Subsidiaries, to the extent relating to the Business, are being, and for the past five (5) years have been, conducted in material compliance with the Quality Systems Regulation of the FDA in 21 CFR Part 820 and, to the extent applicable to the Seller or any of its Subsidiaries with respect to the Business, counterpart regulations of foreign Governmental Authorities. All (i) nonclinical laboratory studies of Business Products under development that support or are intended to support applications for research or marketing permits from the FDA and are sponsored by the Seller or any of its Subsidiaries with respect to the Business; and (ii) clinical studies of Business Products under development sponsored by the Seller or any of its Subsidiaries with respect to the Business are being, and for the past five (5) years have been, conducted in material compliance with applicable Healthcare Laws, the FDCA and, to the extent applicable, its implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and, to the extent applicable to the Seller or any of its Subsidiaries with respect to the Business, counterpart regulations of foreign Governmental Authorities. No Business Product is, or within the past three (3) years has been, at the time such Business Product is or was sold, distributed, or leased by Seller or any of its Subsidiaries (1) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws) in any material respect, (2) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) in any material respect, or (3) in material violation of the FDCA, including 21 U.S.C. § 360 or § 360e (or similar Laws) or is a “banned device” within the meaning of the FDCA Act, 21 USC § 360f (or similar Laws).

(b)    Except as provided on Section 5.9(b) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has received written notice of and, to the Knowledge of the Seller, neither the Seller nor any of its Subsidiaries is the subject of, any Actions, causes of action, claims, 483 observations, subpoenas, investigations, demands or notices relating to alleged non-compliance in respect of the Business or the Business Products with any Healthcare Laws, the FDCA or with any similar foreign Laws. Except as provided on Section 5.9(b) of the Seller Disclosure Schedule,

there have been no recalls, field notifications, or seizures ordered (or, to the Knowledge of the Seller, threatened) by the FDA or any other Governmental Authority with respect to any of the Business Products, and except as provided on Section 5.9(b) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has within the last five (5) years, either voluntarily or at the request of any Governmental Authority, initiated or conducted a recall or market withdrawal of any Business Product or issued a safety alert, warning, or “dear doctor” letter. As of the date hereof, the Seller and/or one or more of its Subsidiaries holds all registrations, listings, 510(k) premarket notifications, and other authorizations required under the FDCA (any similar foreign Laws) for or material to any of the Business Products or any other Purchased Assets that are regulated by the FDA or other Governmental Authorities. As of the date hereof, all such registrations, listings, 510(k)s, and other authorizations held by the Seller or any of its Subsidiaries are in effect and no appeal or other Action is pending or, to the Knowledge of the Seller, threatened to revoke or modify any such permits or other governmental authorizations.
(c)    With respect to the Business, none of the Seller or its Subsidiaries, nor, to the Knowledge of the Seller, any officer, employee or agent of the Seller or any of its Subsidiaries has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Law.
(d)    With respect to the Business, none of the Seller or its Subsidiaries, nor to the Knowledge of the Seller, any officer, employee or agent of the Seller or any of its Subsidiaries, has engaged in any activities that are prohibited under 42 U.S.C. § 1320a-7b, or 31 U.S.C. §§ 3729-3733 (or other Laws related to false or fraudulent claims) or similar Laws related to soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing, or arranging for the furnishing of, any item or service for which payment may be made in whole or in part by Medicare or Medicaid or other federal healthcare programs, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid or other federal healthcare programs, or similar Laws of any country in which the Business sells any Business Products or otherwise transacts any business.
(e)    To the Knowledge of the Seller, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Business relating to or arising under (i) the FDCA or (ii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, or (iii) similar Governmental Authorities of any foreign jurisdiction.
(f)    With respect to the Business, the Seller and its Subsidiaries currently operate, and during the past five (5) years have operated, in material compliance with the AdvaMed Code of Ethics on Interactions with Health Care Professionals.
Section 5.10    Employee Benefits.
(a)    Section 5.10 of the Seller Disclosure Schedule sets forth a complete and accurate list of each material Compensation and Benefit Plan currently maintained, sponsored or contributed to, or required to be contributed to, by the Seller or any of its Subsidiaries or their respective ERISA Affiliates for the benefit of any current or former Business Employee (collectively, whether or not material and whether or not set forth on Section 5.10 of the Seller Disclosure Schedule, the “Employee Benefit Plans”).
(b)    With respect to each of the Employee Benefit Plans set forth in Section 5.10 of the Seller Disclosure Schedule, the Seller has provided to the Purchaser copies of each of the following documents, as applicable: (i) each Employee Benefit Plan (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code or other applicable Laws, with respect to each such Employee Benefit Plan for the last plan year ending prior to the date hereof; (iii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA or other applicable Laws, with respect to such Employee Benefit Plan; and (iv) the most recent determination letter received from the IRS with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(c)    Each of the Employee Benefit Plans has been operated and administered in all material respects in compliance with its terms and applicable Laws, including ERISA and the Code. There are no pending or, to the Knowledge of the Seller, threatened claims by or on behalf of any of the Employee Benefit Plans, by any Business Employee or beneficiary thereof covered under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits). Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to its qualified status under the Code, or may make such amendments as may be required to obtain a favorable determination letter from the IRS within the remedial amendment period.
(d)    Neither Seller nor its Subsidiaries have (nor their respective ERISA Affiliates) currently or have formerly sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a defined benefit plan (including a “defined benefit plan” as defined in ERISA Section 3(35) and Code Section 414(j), (ii) a “multi-employer” plan (as defined in ERISA Sections 3(37) and 4001(a)(3)), (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c), or (iv) a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). The Seller and its Subsidiaries and their respective ERISA Affiliates have not incurred, and there are no circumstances under which either could reasonably incur, any liability under Title IV or ERISA or any obligations under Code Section 412. Neither the Seller nor its Subsidiaries have any liability or obligation to provide welfare benefits, including death or medical benefits with respect to any person beyond his or her retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Code Section 4980B or similar state law or (ii) disability benefits under a welfare plan that is fully provided for by insurance. There are no Employee Benefit Plans that Purchaser will be required to assume by operation of Law for Business Employees who are situated outside the United States, other than as required by applicable Law in respect of Non-U.S. Automatically Transferred Employees.

Section 5.11    Tax Matters.
(a)    All material Tax Returns that were required to have been filed by the Seller or any of its Subsidiaries in respect of or in relation to the Business or the Purchased Assets have been duly and timely filed (taking into account any extensions of time in which to file). All such Tax Returns are true, correct and complete in all material respects.
(b)    The Seller and each of its Subsidiaries has timely paid or withheld and remitted all material Taxes in respect of, in relation to or that may otherwise affect the Business or the Purchased Assets that are due and owing by such entity with respect to, or relating to, all Pre-Closing Tax Periods (whether or not shown as due on any Tax Return), or such entity has established (or has had established on its behalf and for its sole benefit and recourse) an adequate accrual for all material Taxes, including Taxes imposed as a result of an audit by any Tax Authority, through the end of the last period for which such entity ordinarily records items on its books.
(c)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Purchased Assets or the Business.
(d)    Except as set forth on Section 5.11(d) of the Seller Disclosure Schedule, no material claim has ever been made in writing by a Tax Authority in a jurisdiction where the Seller or any of its Subsidiaries do not file Tax Returns for a specific Tax alleging that the Seller or any of its Subsidiaries may be subject to such Taxes by that jurisdiction in respect of or in relation to the Business or the Purchased Assets. There are no pending or, to the Knowledge of the Seller, threatened audits, examinations, deficiencies, assessments or collection Actions by any Tax Authority for any Tax in respect of or in relation to the Business or the Purchased Assets.
(e)    Neither the Seller nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement with respect to or in relation to the Business or the Purchased Assets.
(f)    Neither the Seller nor any of its Subsidiaries has made any change in accounting method or tax election that would reasonably be expected to defer Taxes in respect of or in relation to the Business or the Purchased Assets from any Pre-Closing Tax Period to any Post-Closing Tax Period.
Section 5.12    Intellectual Property.
(a)    Business Owned Intellectual Property. Section 5.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of the following that are owned by the Seller or one of its Subsidiaries and used in, held for use in, or related to the Business or the Business Products, including, as applicable, the nature (e.g., patent, trademark, etc.) thereof, the application number, the filing date, the registration number, the registration date, the jurisdiction, the record owner and the status: (i) all patents and patent applications, and patent disclosures for which Seller or one of its Subsidiaries has approved the preparation of a patent application directed thereto, together with reissuances, provisional patent applications, divisionals, continuations, continuations-in-part, revisions, extensions, requests for continued examination, continued prosecution applications, and examinations relating to any of the foregoing; (ii) all registered Trademarks and material unregistered trademarks, service marks, certification marks, trade names, corporate names and product names (but excluding Seller Brands); (iii) all copyright registrations and applications for copyright registration, and renewals and extensions thereof, and all material unregistered works of authorship; (iv) all industrial designs, and registrations and applications directed thereto; (v) all domain name registrations, URLs and Twitter and Facebook handles; (vi) all material Software and databases (but excluding Excluded Software); and (vii) all other registered Intellectual Property, and applications for registration of Intellectual Property.
(b)    Business Licensed Intellectual Property. To the extent that the Seller or one of its Subsidiaries do not own all right, title and interest in and to any Intellectual Property, free and clear of all Encumbrancess, used in, held for use in, or related to (with respect to “related to”, provided that such Intellectual Property is necessary to operate the Business or commercialize or operate one or more of the Business Products), and do not have the unrestricted, perpetual and irrevocable right to use, without restriction, any Intellectual Property used in, held for use in, or related to (with respect to “related to”, provided that such Intellectual Property is necessary to operate the Business or commercialize or operate one or more of the Business Products) the Business or the Business Products, the Seller or one of its Subsidiaries has an enforceable right and license from the third party that owns all right, title and interest in and to such Intellectual Property to use such Intellectual Property without restriction in the Business and in connection with the Business Products. Section 5.12(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations and applications therefore, and all other Intellectual Property which is the subject of a registration or an application to register, included in the Business Licensed Intellectual Property, including, as applicable, and to the Knowledge of the Seller, the nature (e.g., patent, trademark, etc.) thereof, the application or registration number, the filing date or registration date, the jurisdiction, and the record owner; and (ii) all written licenses, assignments and other agreements relating thereto to which the Seller or any of its Subsidiaries is a party relating to the Business or the Business Products (other than licenses of Excluded Software and commercial off-the-shelf computer software for which the license fee and all other fees, in the aggregate, amount to less than Fifty Thousand Dollars ($50,000), or implied licenses relating to the Business Products held by the purchaser of such Business Products).
(c)    Ownership. Either the Seller or one of its Subsidiaries owns all right, title and interest in and to all Intellectual Property (other than the Intellectual Property which is the subject of the licenses identified on Section 5.12(b) of the Seller Disclosure Schedule), free and clear of all Encumbrances (other than Permitted Encumbrances), and has the unrestricted (in an Intellectual Property context), perpetual (subject to the natural expiration of patents and copyright registrations, provided that extensions thereof are not available) and irrevocable right to use without restriction, all Intellectual Property (other than the Intellectual Property which is the subject of the licenses identified on Section 5.12(b) of the Seller Disclosure Schedule and licenses in respect of Excluded Software), used in, held for use in, or related to (with respect to “related to”, provided that such Intellectual Property is necessary to operate the Business or commercialize or operate one or more of the Business Products) the Business or in connection with any Business Products, including that Intellectual Property identified on Section 5.12(a) of the Seller Disclosure Schedule. The Business

Owned Intellectual Property is not subject to any other material restrictions or limitations regarding ownership, use (including with respect to the manufacture, importation, sale, lease, rent, offer for sale, offer for lease, offer for rent, distribution, reproduction, creation of derivative works based on, performance or display), license or disclosure other than pursuant to a written obligation set forth in Section 5.13 of the Seller Disclosure Schedule. Except for the abandoned or lapsed Intellectual Property set forth on the Annexes to Section 5.12(a) of the Seller Disclosure Schedule, the Business has used reasonable efforts to protect, maintain and preserve all material Business Owned Intellectual Property, including trade secrets, in all jurisdictions worldwide with respect thereto in full force and effect. The Business has a valid license or other legal right under the Business Licensed Intellectual Property, subject to the terms of the license agreements governing the Business Licensed Intellectual Property.
(d)    Validity. No Action is pending or, to the Knowledge of the Seller, is or has been threatened in writing, that challenges the legality, validity, enforceability, use (including the manufacture, importation, sale, lease, rent, offer for sale, offer for lease, offer for rent, distribution, reproduction, creation of derivative works based on, performance or display) or ownership of any material item of Business Owned Intellectual Property, in whole or in part, and to the Knowledge of the Seller, no fact or circumstance exists which would form the basis for such an Action. Except as set forth in Section 5.12(a) of the Seller Disclosure Schedule, no registration or application included in the Business Owned Intellectual Property (if any) has lapsed, expired or been abandoned, or canceled or opposed, or is the subject of any cancellation, opposition, interference or other contested proceedings, or is otherwise pending, and, to the Knowledge of the Seller, no fact or circumstance exists which would form the basis for any of the foregoing. Neither the Seller nor any of its Subsidiaries has disclosed any Business Owned Intellectual Property of a confidential nature (including trade secrets) to any person or entity, except pursuant to a Contract set forth on Section 5.13 of the Seller Disclosure Schedule.
(e)    No Infringement of Third Parties. No Action or claim is pending or, to the Knowledge of the Seller, is or has been threatened in writing, alleging that the Business or any aspect of the Business, or the manufacture, offer for sale, offer for lease, offer for rent, sale, lease, rent, importation or use of the Business Products or Seller’s or any of its Subsidiaries’ currently proposed products, interferes with, conflicts with, infringes upon, misappropriates or otherwise violates or otherwise unlawfully uses any Intellectual Property rights of any third party, or that challenges or seeks to deny or restrict the exclusive ownership by, use by or license rights of, the Seller or any of its Subsidiaries of any Business Owned Intellectual Property or Business Licensed Intellectual Property. Except as set forth in Section 5.12(e) of the Seller Disclosure Schedule, in the conduct of the Business, neither the Seller or any of its Subsidiaries have infringed, misappropriated or otherwise violated or unlawfully used any valid Intellectual Property of any third party.
(f)    No Infringement by Third Parties; No License to Third Parties. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with or violated or unlawfully used (or is engaging in any activity that interferes with, infringes, misappropriates or otherwise conflicts with or violates or unlawfully uses) any material item of Business Intellectual Property and no written notice or demand has been made by or on behalf of Seller against any third party. Except as set forth in Section 5.12(f) of the Seller Disclosure

Schedule, neither the Seller nor any of its Subsidiaries has granted any license or other right to any third party with respect to the Business Owned Intellectual Property or Business Licensed Intellectual Property.
(g)    All Intellectual Property. The Business Owned Intellectual Property and the Business Licensed Intellectual Property collectively include all Intellectual Property, other than the Excluded Software and Seller Brands, (i) in or relating to any Business Products or process or product manufactured, imported, offered for sale, offered for lease, offered for rent, sold, leased, rented or used by or on behalf of the Seller or any of its Subsidiaries in connection with the Business; or (ii) that is used in, held for use in, or related to (with respect to “related to”, provided that such Intellectual Property is necessary to operate the Business or commercialize or operate one or more of the Business Products) the Business.
(h)    Filing, Prosecution and Recordation. All material documents, recordations and certificates in connection with the Business Owned Intellectual Property and the Business Licensed Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States and non-U.S. jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Intellectual Property. To the Knowledge of Seller, except as set forth in Section 5.12(h) of the Seller Disclosure Schedule, none of the labels or other packaging or marketing materials with respect to the Seller’s or any of its Subsidiaries’ processes, products, works of authorship, inventions, other items and/or services contain any false, inaccurate or incorrect marking for, any of the Business Owned Intellectual Property or any of the Business Licensed Intellectual Property.
(i)    No Rights of Third Parties. To the Knowledge of the Seller, all past employees, officers and contractors of the Seller and its Subsidiaries, and all other third parties, that have invented, authored or otherwise created, designed, developed or reduced to practice any Intellectual Property for or on behalf of the Seller or any of its Subsidiaries in respect of the Business, and all current employees, officers and contractors of the Seller and its Subsidiaries and all other third parties that have invented, authored or otherwise created, designed, developed or reduced to practice any Intellectual Property for or on behalf of the Seller or any of its Subsidiaries in respect of the Business, or that are likely to invent, author or otherwise create, design, develop or reduce to practice Intellectual Property for or on behalf of the Seller or any of its Subsidiaries in the future in respect of the Business, have executed written agreements assigning all of their right, title and interest in and to any inventions, works of authorship or other Intellectual Property or future Intellectual Property to the Seller or one of its Subsidiaries, the forms of which agreements have been supplied by the Seller to the Purchaser. To the Knowledge of the Seller, none of its present or former employees, officers or contractors is in violation of any such agreement with the Seller or any of its Subsidiaries, and the Seller and its Subsidiaries have used and will continue to use their respective commercially reasonable efforts to prevent any such violation. To the Knowledge of the Seller, no present or former employee, officer or contractor who has invented, authored or otherwise created, designed, developed or reduced to practice any Intellectual Property for or on behalf of the Seller or any of its Subsidiaries in respect of the Business, or contributed to any of the foregoing, is bound by any contractual obligation that restricts or limits in any way the scope of such Intellectual Property or requires such person to transfer, assign or disclose information concerning his or her work or contribution in such Intellectual Property to any person or entity other than Seller or one of its Subsidiaries.
(j)    No Indemnification Obligations. Except pursuant to a written contractual obligation set forth on Section 5.12(i) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has entered into any Contract to indemnify, defend or hold harmless any person or entity against any claim of infringement, misappropriation or violation or unlawful use of any Intellectual Property in respect of the Business or the Business Products.
(k)    Absence of Certain Restrictions. There are no written Consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar obligations to which Seller or any of its Subsidiaries is a party, or to which Seller or any of its Subsidiaries is otherwise bound, in each case that relate to the Business Owned Intellectual Property or the Intellectual Property of another person or entity or that will restrict the rights of the Seller or any of its Subsidiaries to use, transfer, license, enforce or otherwise exploit any Business Owned Intellectual Property or restrict the conduct of the Business or the use of the Business Products.
(l)    Certain Software. The Seller represents and warrants that each item of Software contemplated to be identified by the Seller pursuant to Section 7.23 is readily available in the market place under substantially the same rights licensed by the applicable third party to the Seller or any of its Subsidiaries, and that all material license and other fees paid by the Seller or any of its Subsidiaries in respect of such Software to the applicable third party licensing such Software to the Seller or any of its Subsidiaries have been included in the Audited Financial Statements previously provided by the Seller to the Purchaser (to the extent incurred in the respective periods covered thereby).
Section 5.13    Contracts.
(a)    Section 5.13 of the Seller Disclosure Schedule sets forth each of the following Contracts of the Seller or any of its Subsidiaries included within the Purchased Assets, or by which the Purchased Assets are bound:
(i)    Employee Agreements with any employee who is a party to a retention agreement with the Seller or any of its Subsidiaries;
(ii)    Any Contract (other than any Contract listed on Section 5.13 of the Seller Disclosure Schedule in response to any other provision of this Section 5.13(a)) that individually involves annual payment commitments of the Seller and its Subsidiaries in excess of Three Hundred Thousand Dollars ($300,000) that cannot be terminated by the Seller or its Subsidiary without penalty upon prior notice of ninety (90) days or less;
(iii)    Any Contract (other than any Contract listed on Section 5.13 of the Seller Disclosure Schedule in response to any other provision of this Section 5.13(a)) containing payment commitments (contingent or otherwise) of the Seller or any of its Subsidiaries that would be reasonably expected to exceed Five Hundred Thousand Dollars ($500,000) that cannot be terminated by the Seller or its Subsidiary without penalty;

(iv)    Any Contract containing exclusive distributorship or similar provisions or materially restricting any right of the Seller or any of its Subsidiaries to conduct the Business, utilize Intellectual Property or compete in any material respect with any Person or in any line of business or geographic area;
(v)    Any Contract with respect to a material partnership or joint venture agreement;
(vi)    Any Contract with respect to the license, assignment or transfer of any Intellectual Property or right therein to or from the Seller or any of its Subsidiaries (other than licenses of commercial off-the-shelf computer software for which the license fee and all other fees, in the aggregate, amount to less than Fifty Thousand Dollars ($50,000), licenses extended in the ordinary course of business pursuant to any distributor agreement or implied licenses relating to the Business Products held by the purchaser or other user of such Business Products);
(vii)    Any Contract providing for a third-party to manufacture any Business Products;
(viii)    Any supply agreement or similar Contract with any of the suppliers set forth on Section 5.16 of the Seller Disclosure Schedule;
(ix)    Any purchase agreement or similar Contract (other than ordinary course purchase orders) with any of the customers set forth on Section 5.16 of the Seller Disclosure Schedule;
(x)    Any material distributor agreement;
(xi)    Any material or single-source supply Contract or any supply Contract requiring the exclusive purchase of any of the Business Products for a period of one (1) year or more or the purchase of a stated portion of requirements;
(xii)    Any Contract with any labor union or association representing any employee of the Seller or any of its Subsidiaries;
(xiii)    Any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets (other than acquisitions of Inventory and equipment in the ordinary course of business) or the capital stock of any other Person since January 1, 2010; and
(xiv)    Any Contract providing for the lease of any Leased Business Real Property.
(b)    The Seller has delivered or has caused to be delivered to the Purchaser correct and complete copies of each Contract listed in Section 5.13 of the Seller Disclosure Schedule, as such Contracts are amended to date. Each such Contract is a valid, binding and enforceable obligation of the Seller or any of its Subsidiaries, as applicable, and, to the Knowledge of the Seller, of the other party or parties thereto, and is in full force and effect. Except as set forth in Section 5.13 of the Seller Disclosure, neither the Seller nor any of its Subsidiaries is in default in any material respect under any such Contracts, nor, to the Knowledge of the Seller, is any other party to any such

Contracts in breach of or default in any material respect thereunder, and to the Knowledge of the Seller, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect of the Seller or any of its Subsidiaries or any other party thereunder. No party to any such Contracts has exercised any termination rights with respect thereto.
Section 5.14    Labor and Employment Matters.
(a)    Section 5.14(a)(i) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all employees of the Seller and its Subsidiaries dedicated exclusively to the Business (the “Dedicated Employees”), identifying job title, job location, base pay, bonus target, date of hire, and status as full-time or part-time. Section 5.14(a)(ii) of the Seller Disclosure Schedule sets forth a true and correct overview, by country, approximate number and function, of (i) all employees of the Seller and its Subsidiaries (other than the Dedicated Employees) that allocate a portion of their time to the Business (“Shared Employees”) and (ii) all Shared Employees that the Seller has determined, on a preliminary basis, may, subject to the terms of this Agreement, become Transferred Employees (the “Allocated Employees”), including (A) all U.S.-based Allocated Employees other than U.S. Allocated Field Service Employees and U.S. TSA Employees (the “U.S. Allocated Non-Field Service Employees”), (B) all non-U.S. based Allocated Employees other than OUS TSA Employees (the “OUS Allocated Employees”), (C) all U.S.-based Allocated Employees who are anticipated to provide services on behalf of the Seller and its Subsidiaries pursuant to the Transition Services Agreement and may, subject to the terms of this Agreement, become Transferred Employees after the Closing upon the timelines set forth in the Transition Services Agreement (the “U.S. TSA Employees”), (D) all non-U.S.-based Allocated Employees who are anticipated to provide services on behalf of the Seller and its Subsidiaries pursuant to the Transition Services Agreement and may, subject to the terms of this Agreement, become Transferred Employees after the Closing upon the timelines set forth in the Transition Services Agreement (the “OUS TSA Employees”), and (E) all U.S.-based field service employees that are Allocated Employees (the “U.S. Allocated Field Service Employees”). As provided pursuant to Section 7.19 or otherwise with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed, including to reflect ordinary course voluntary employee departures), the Seller may update Section 5.14(a)(i) and (ii) of the Seller Disclosure in the ordinary course of business from time to time from the date of this Agreement until Closing. The Seller and its Subsidiaries are in compliance in all material respects with applicable Laws regarding classification of the Business Employees as exempt or non-exempt. All amounts due to the Business Employees for salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Employee Benefit Plans have been paid by the Seller or its Subsidiaries.
(b)    Section 5.14(b) of the Seller Disclosure Schedule sets forth a true and correct list of each individual independent contractor/consultant currently retained by the Seller or its Subsidiaries exclusively in connection with the operation of the Business who is paid at a rate in excess of One Hundred Thousand Dollars ($100,000) per annum, identifying roles and stating the terms of their compensation and whether they are subject to a Contract. Except for the independent contractors/consultants set forth on Section 5.14(b) of the Seller Disclosure Schedule, no individual independent contractors/consultants are retained by the Seller that provide material products or services to the

Business. The classification as an independent contractor/consultant of each independent contractor/consultant retained by the Seller or any of its Subsidiaries in connection with the operation of the Business is in compliance with applicable Law. The Seller or its Subsidiaries have paid all outstanding fees, expenses and obligations due and owing to each independent contractor/consultant retained by the Seller or its Subsidiaries in connection with the operation of the Business.
(c)    Except as set forth in Section 5.14(c) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to any labor, works council, trade union or collective bargaining agreements, memoranda of understanding, settlements or other labor agreements or Contracts with any union, works council, trade union, labor organization or other employee representative group applicable to the Business or the Business Employees.
(d)    There are no pending or, to the Knowledge of the Seller, threatened strikes, lockouts, work stoppages or slowdowns involving the Business Employees.
(e)    There are no unfair labor practice or other similar proceedings involving the Business Employees before the National Labor Relations Board or any labor court or tribunal pending or, to the Knowledge of the Seller, threatened against the Seller or its Subsidiaries.
(f)    Seller and its Subsidiaries are in compliance in all material respects with all applicable Laws regarding the right of the Business Employees to work in the jurisdictions in which they work, including, with respect to the United States, the Immigration Reform and Control Act of 1986 (and the rules and regulations promulgated thereunder) (collectively, the “Immigration Laws”).
(g)    There are no material outstanding citations, assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety Laws applicable to the Business Employees.
(h)    Except as set forth in Section 5.14(h) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has effectuated a “plant closing,” “mass layoff” or “relocation,” as those terms are defined either by the federal Worker Adjustment and Retraining Notification Act Pub. L. 100-379, 102 stat. 890 (1988) (the “WARN Act”) or by similar U.S. state Laws or similar non-U.S. Laws governing employment terminations, potentially impacting the Business Employees within the six (6) months prior to the Closing.
(i)    Section 5.14(i) of the Seller Disclosure Schedule sets forth the name and other information relating to each Business Employee who is a party to a retention agreement with the Seller or any of its Subsidiaries, including the amount of any retention bonus, stay bonus or deal bonus payable under such retention agreement, upon and subject to the terms set forth therein.
Section 5.15    Brokers. The Seller shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 5.16    Customers and Suppliers. Section 5.16 of the Seller Disclosure Schedule lists, with respect to the Business, the Seller’s and its Subsidiaries’ (a) thirty largest customers in terms of sales during the year ended December 31, 2011, including the approximate total sales to each such customer during such period and the six month period ended June 30, 2012, and (b) the twenty largest suppliers in terms of payments, and the approximate amount of such payments, during (i) the year ended as of the December 31, 2011 and (ii) the six month period ended June 30, 2012. Except as set forth in Section 5.16 of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries has received any written notice and, to the Knowledge of the Seller, neither the Seller nor any of its Subsidiaries has received any other notice of that any such customer or supplier (i) has terminated, or intends to terminate its relationship with the Business, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of the Business, including in each case after the consummation of the transactions contemplated hereby, or (iii) in the case of any supplier, has materially adversely changed the pricing of its products, goods or services used by the Business.
Section 5.17    Absence of Changes. Except as set forth in Section 5.17 of the Seller Disclosure Schedule, since December 31, 2011, (i) the Business has been conducted in all material respects in the ordinary course of business consistent with past practices and (ii) none of the following has occurred or arisen with respect to any of the Business or the Purchased Assets:
(a)    Any change, event or effect that would have a Material Adverse Effect on the operations, results of operations or condition (financial or other) of the Business or the Purchased Assets;
(b)    Any material Liability, damage, destruction or loss of any nature, whether or not covered by insurance, with respect to the Businesses or the Purchased Assets, other than items incurred in the ordinary course of business;
(c)    Any material increase in (or experience of any material change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the ordinary course of business consistent with past practices;
(d)    Any material payment, discharge or satisfaction of any Encumbrance or Liability other than in the ordinary course of business;
(e)    The writing off as uncollectible of any account receivable that exceed, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000), other than in the ordinary course of business consistent with past practices;
(f)    Any material compromise with respect to debts, claims or rights or disposal of any of its rights, properties or assets which comprise the Purchased Assets other than in the ordinary course of business consistent with past practices;
(g)    Any commitment, agreement or transactions (other than in the ordinary course of business consistent with past practices) involving aggregate value that exceeds, individually or in the aggregate, Three Hundred Thousand Dollars ($300,000), or made aggregate capital commitments (other than in accordance with applicable budgets provided to the Purchaser prior to the date hereof or otherwise in the ordinary course of business consistent with past practices) that exceed, individually or in the aggregate, Three Hundred Thousand Dollars ($300,000);
(h)    Any sale, assignment, transfer or other disposal of any material Purchased Asset, except sales of inventory and dispositions of obsolete equipment in the ordinary course of business;
(i)    Any sale, license, assignment or transfer of any Business Owned Intellectual Property to any other person other than the Purchaser, or any abandonment, lapse or Encumbrance of any material Business Owned Intellectual Property;
(j)    Any material increase in salaries, wages or employee benefits, or any arrangement for payment of any bonus or special compensation for any employee or independent contractor/consultant other than in the ordinary course of business consistent with past practices;
(k)    Any hiring, commitment to hiring or termination of any employee other than in the ordinary course of business or hiring in anticipation of the consummation of the transactions contemplated by this Agreement and the services to be provided by the Seller and its Subsidiaries under the Transition Services Agreement;
(l)    Any material change in any method of accounting or accounting principle, tax election, practice, or policy;
(m)    Any act that could reasonably be expected to subject any of the material Purchased Assets to any Encumbrance other than a Permitted Encumbrance;
(n)    Any termination or amendment of any material Contract (other than by the termination or expiration of such material Contract in accordance with its terms) or suffered any loss or termination or threatened loss or termination of any material Contract, other than in the ordinary course of business;
(o)    Any agreement, commitment or offer, whether in writing or otherwise, to take any action described in this Section 5.17.
Section 5.18    Foreign Corrupt Practices Act; Import/Export Matters.
(a)    With respect to the Business, neither the Seller nor any of its Subsidiaries (including any of their respective offices, directors, agents, or employees) has, directly or indirectly taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Seller or its Subsidiaries in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”) or in material violation of the FCPA, (i) relating to political activity, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations.
(b)    With respect to the Business, the Seller and its Subsidiaries have at all times as to which the applicable statute of limitations has not yet expired, conducted their respective import and export transactions materially in accordance with (x) all applicable United States import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (y) all other applicable import/export controls in other countries in which the Business is conducted. Without limiting the foregoing, with respect to the Business:
(i)    The Seller and its Subsidiaries have obtained, and are in compliance in all material respects with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (A) the export and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
(ii)    there are no pending or, to the Knowledge of the Seller, threatened in writing claims against the Seller or its Subsidiaries with respect to such Export Approvals; and
(iii)    no Export Approvals with respect to the transactions contemplated by this Agreement are required to be obtained by the Seller or any of its Subsidiaries, or the Seller anticipates that any such Export Approvals can be obtained in a reasonably timely manner without material cost;
Section 5.19    Books and Records. The Books, Records and Files of the Seller and its Subsidiaries with respect to the Business included within the Purchased Assets are, to the Knowledge of the Seller, true and correct in all material respects and, to the Knowledge of the Seller, have been maintained in all material respects in accordance with reasonable business practice.
Section 5.20    Insurance. Set forth in Section 5.20 of the Seller Disclosure Schedule is a list of all material self-insurance programs and material commercial insurance policies held by or applicable to the Business setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and limits of coverage, deductible or self-insured retentions, and annual premium.
Section 5.21     Inventories; Tangible Personal Property.
(a)    Substantially all of the Inventory (including any of same reflected in working capital items other than “inventory” items) and Prepaid Inventory are in good and marketable condition, and are saleable, usable and/or rentable (as applicable) in the ordinary course of business consistent with past practices, except for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which have been written off or written down in the Financial Statements in a manner consistent with past practice and in accordance with GAAP consistently applied.
(b)    Each item of Tangible Personal Property included in the Purchased Assets (including the Fixed Assets) is in good repair and operating condition, ordinary wear and tear excepted, except for obsolete, excess, damaged, slow-moving or otherwise unusable Tangible Personal Property, which have been written off or written down in the Financial Statements in a manner consistent with past practice and in accordance with GAAP consistently applied. Except as set forth on Section 5.21 of the Seller Disclosure Schedule and for Tangible Personal Property subject to rental arrangements entered in the ordinary course of business, all of the Tangible Personal Property included in the Purchased Assets (including the Fixed Assets) is in the possession of the Seller or its Subsidiaries.
Section 5.22    Accounts and Notes Receivable and Payable.
(a)    All accounts and notes receivable of the Seller and its Subsidiaries relating to the Business have arisen from bona fide transactions in the ordinary course of business consistent with past practices.
(b)    All material accounts payable of the Seller and its Subsidiaries relating to the Business included in the most recent Financial Statements or arising after the date thereof are the result of bona fide transactions in the ordinary course of business consistent with past practices.
Section 5.23    Sufficiency. Except as set forth on Section 5.23 of the Seller Disclosure Schedule, assuming sufficient liquidity is available to the Purchaser, the Purchased Assets (other than those included in the Excluded Assets), together with the rights made available to the Purchaser pursuant to the Ancillary Agreements (and assuming performance by the Purchaser and, if applicable, its Affiliates of their responsibilities under this Agreement and the Ancillary Agreements), are sufficient for the Purchaser to continue to conduct the Business immediately after the Closing Date in all material respects in the ordinary course of business, as such Business is being conducted by the Seller and its Subsidiaries as of the Agreement Date (except for such changes in the operation of such Business as are contemplated or permitted hereby or by the Ancillary Agreements).
Section 5.24    Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS, NONE OF THE SELLER, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLER, ITS SUBSIDIARIES OR THE BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
Article VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as set forth in the Purchaser Disclosure Schedule (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Purchaser Disclosure Schedule to which the relevance of such item is reasonably apparent), the Purchaser hereby represents and warrants to the Seller as follows:
Section 6.1    Organization and Authority of the Purchaser. The Purchaser is a Swedish Aktiebolag duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of Sweden and has all necessary organizational power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate or similar action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and, assuming due authorization, execution and delivery by the Seller, this Agreement is a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 6.2    No Conflict. Assuming that all Consents and other actions described in Section 6.3 have been obtained, and except as may result from any facts or circumstances relating solely to the Seller or its Subsidiaries, the execution, delivery and performance by the Purchaser of this Agreement do not and shall not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which the Purchaser is a party, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
Section 6.3    Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement do not and shall not require any Competition Consent or Regulatory Consent of, or action by, any Governmental Authority, except (a)  as required by the HSR Act and the Competition Laws of Federal Republic of Germany and the Republic of Austria, (b)  for any notification, or where appropriate, consultation, consent or negotiation with a works council, union, labor board or relevant Governmental Authority (other than under or in respect of any Competition Law) concerning the transactions contemplated by this Agreement or (c) where failure to obtain such Consent or to take such action, make such filing or make such notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.
Section 6.4    Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the Knowledge of the Purchaser, threatened, challenging the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
Section 6.5    Compliance with Laws. The Purchaser is not in violation of any Law applicable to the Purchaser, except for violations that would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and consummate the transactions contemplated hereby.

Section 6.6    Sufficiency of Funds. The Purchaser has, or will have as of the Closing, sufficient cash in immediately available funds to pay the Purchase Price and all costs, fees and expenses to be paid by the Purchaser that are necessary to consummate the transactions contemplated by this Agreement, and the Purchaser has furnished to the Seller written evidence thereof.
Section 6.7    Brokers. The Purchaser shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
Section 6.8    Investigation by the Purchaser; No Knowledge of Breach.
(a)    The Purchaser has conducted its own independent review and analysis of the Business and the Purchased Assets and acknowledges that the Purchaser has been provided access to the Purchased Assets for this purpose. In entering into this Agreement, the Purchaser has relied solely upon the representations, warranties, covenants and agreements of the Seller herein and in the Ancillary Agreements and its own investigation and analysis, and the Purchaser acknowledges that, except for the representations and warranties of the Seller expressly set forth herein and in the Ancillary Agreements, neither the Seller nor any of its directors, officers, employees, agents or advisors or any other Person makes, and the Purchaser has not relied upon, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or any of its directors, officers, employees, agents or advisors. Without limiting the generality of the foregoing, except for the representations and warranties of the Seller expressly set forth herein and in the Ancillary Agreements, neither the Seller nor any of its directors, officers, employees, agents or advisors or any other Person has made a representation or warranty to the Purchaser with respect to any material, documents or information relating to the Purchased Assets made available to the Purchaser or its directors, officers, employees, agents or advisors in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article V.
(b)    The Purchaser has no Knowledge that any representation or warranty of the Seller set forth in Section 5.23 (Sufficiency) is untrue or incorrect.

Article VII

ADDITIONAL COVENANTS AND AGREEMENTS
Section 7.1    Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 11.1), except as required by applicable Law, as set forth on Schedule 7.1, as contemplated by or required to implement this Agreement or any Ancillary Agreement or as otherwise waived or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed and, as to paragraph (g) below, which consent shall be deemed given if (i) a notice setting forth such matter in reasonable detail is given to the Purchaser (including by email to Leif Martensson, Ronnie van den Belt and Gary Jensen at their respective email addresses set forth on Schedule 7.1 (or such other individual(s) as any of them may designate), and (ii) the Purchaser shall not have responded by consenting to or declining its consent to such matter within five (5) Business Days after its receipt of such notice), the Seller shall:
(a)    carry on the Business in the ordinary course of business consistent with past practice;
(b)    maintain, service and protect the Purchased Assets on a basis consistent with past practice, maintain insurance coverages with respect to the Business and the Purchased Assets comparable to those in effect on the date hereof, maintain the Inventory and Prepaid Inventory at customary operating levels consistent with past practices, expend amounts budgeted for capital expenditures through the Closing in all material respects in the manner and at the times specified therein, replace in accordance with past practices any inoperable, worn out or obsolete material Purchased Assets with assets of comparable quality and, in the event of a casualty, loss or damage to any material Purchased Assets prior to the Closing, either fully repair or replace such Purchased Assets with assets of comparable quality and quantity or, if the Purchaser agrees, transfer any insurance proceeds with respect thereto to the Purchaser at the Closing;
(c)    use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of the Seller with its customers, vendors, suppliers, employees, contractors and others having business relations with the Business;
(d)    maintain the Books, Records and Files of the Seller and its Subsidiaries primarily related to the Business on a basis consistent with past practice;
(e)    make all necessary and material filings and payments with Governmental Authorities related to the Business in a timely manner, and use commercially reasonable efforts to maintain in effect all existing permits required or appropriate for the ongoing operation of the Business as presently conducted; and
(f)    not (i) sell, assign, convey, transfer or lease (as lessor) any Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business, or (ii) write off, forgive, waive or otherwise cancel, in whole or in part, any material account receivable of the Seller primarily related to the Business, except as required by GAAP or applicable Law;
(g)    not enter into any material Contract, or violate, materially amend or otherwise materially modify or waive any of the terms of any material Contracts (including any contract set forth on Section 5.13 of the Seller Disclosure Schedule);
(h)    not (A) adopt, enter into, terminate or materially amend any collective bargaining agreement or any material Employee Benefit Plan, or (other than as required pursuant to the terms of any collective bargaining agreement or Employee Benefit Plan set forth on Section 5.10 of the Seller Disclosure Schedule) materially change benefits or employment conditions thereunder, including notice periods; (B) grant (other than as required pursuant to the terms of any Employee Benefit Plans set forth on Section 5.10 of the Seller Disclosure Schedule) any change in control, retention, severance or termination compensation or benefits to, or increase in any manner the change in control, retention, severance or termination compensation or benefits of, any current or former director, officer, key employee or independent contractor/consultant of the Seller or its Subsidiaries, other than any of the foregoing as to which the Purchaser shall have no Liability and no requirement to maintain comparable benefits under Section 8.2(a); or (C) take any action to accelerate the vesting or time of payment of any compensation or benefit under any agreement or Employee Benefit Plan;
(i)    not (i) sell, license, sublicense, covenant with respect to, assign, or transfer any Business Owned Intellectual Property to any other person other than the Purchaser and other than licenses to distributors or customers of the Seller in the ordinary course of business consistent with past practices, or encumber any Business Owned Intellectual Property (other than Permitted Encumbrances); (ii) sublicense, assign or transfer any Business Licensed Intellectual Property to any person other than Purchaser and other than licenses to distributors or customers of the Seller in the ordinary course of business consistent with past practices; or (iii) allow any of the material Business Owned Intellectual Property to lapse, expire or abandon, or otherwise fail to be maintained;
(j)    not commence any material Action related to the Business or the Purchased Assets other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of the Business; provided, that the Seller consults with Purchaser prior to the filing of such a suit, or (iii) with respect to this Agreement;
(k)    not create or incur or suffer to be created or incurred any Encumbrance on any of the Purchased Assets, other than Permitted Encumbrances;
(l)    except as set forth in applicable budgets provided to the Purchaser prior to the date hereof, not commit to make any capital expenditures, capital additions or capital improvements requiring payment of an amount greater than Five Hundred Thousand Dollars ($500,000) in the aggregate; or
(m)    enter into any Contract or commitment to engage in any conduct that would violate the foregoing provisions of this Section 7.1;
provided, however, except as expressly provided in this Section 7.1, nothing in this Section 7.1 shall prohibit the Seller or its Subsidiaries from conducting their businesses, including the Business, in their reasonable discretion. Nothing contained herein shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Seller prior to Closing.
Section 7.2    Access to Information; Confidentiality.
(a)    From the date hereof until the Closing, upon reasonable notice, the Seller shall: (i) afford the Purchaser and its authorized representatives reasonable access to the properties and Books, Records and Files of the Seller and its Subsidiaries with respect to the Business, and (ii) furnish to the officers, directors, employees, and authorized representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be scheduled and coordinated through Brian Busenlehner or Adam Rodriguez (or such other individual(s) as designated by the Seller) at the Seller and shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the Seller and its Subsidiaries (whether the Business or any of the Seller Other Businesses). Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would be reasonably likely to (x) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, and in no event shall the Seller or any of its respective Subsidiaries be required to provide access to or copies of any income Tax Returns of the Seller or any such Subsidiary except as provided in Section 9.4.
(b)    The terms of the Confidentiality Agreement, dated as of March 6, 2012, between the Purchaser and the Seller (as amended, the “Confidentiality Agreement”), shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 7.2(b) shall terminate; provided, however, that, from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, the Purchaser shall, and shall cause its officers, directors, employees, authorized representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person the Confidential Information relating to the Seller and the Excluded Assets. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.
(c)    Nothing provided to the Purchaser pursuant to Section 7.2(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Confidential Information (as defined in the Confidentiality Agreement) provided to the Purchaser pursuant to Section 7.2(a) or otherwise by or on behalf of the Seller or any officer, director, employee or authorized representative shall be subject to the terms and conditions of the Confidentiality Agreement.
Section 7.3    Regulatory and Other Authorizations; Notices and Consents.
(a)    Each of the Seller and the Purchaser shall use its reasonable best efforts to obtain promptly all Consents of all Governmental Authorities that may be or become necessary for the performance of its and the other Party’s obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements (including securing the transfer, reissuance or procurement of the Transferred Registrations and Transferred Permits effective as of the Closing Date. The Seller and the Purchaser shall cooperate with one another in promptly seeking to obtain all such Consents; provided, however, that the Seller shall not be required to pay any fees (other than its own attorneys’’ fees) or other payments to any such Governmental Authorities in order to obtain any such Consent. Further, the Seller shall reasonably consult with the Purchaser in connection with the Purchaser’s efforts to obtain replacement Registrations, permits, licenses, certifications and approvals relating to the Business not included in the Transferred Registrations and Transferred Permits, provided that the Seller shall not be required to prepare any applications or other documentation, provide any legal advice or pay any fees or other amounts in connection with such activities.

(b)    Neither the Seller nor the Purchaser shall knowingly enter into any acquisition or other agreement, make any announcement with respect to any transaction or take any other action that could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any Consents of any Governmental Authority contemplated by this Agreement and the Ancillary Agreements. The Seller and the Purchaser each agree to make, or to cause to be made, if required, an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (in any event within ten (10) Business Days thereafter) and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Seller and the Purchaser each agree to make, or to cause to be made, if required, (i) an appropriate pre-notification filing pursuant to the Competition Law of the Federal Republic of Germany and the Republic of Austria with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (in any event within fifteen (15) Business Days thereafter), and (ii) an appropriate filing or notification pursuant to the Competition Law of the Federal Republic of Germany and the Republic of Austria with respect to the transactions contemplated by this Agreement as promptly as practicable after receipt of confirmation from the applicable Government Authority that such filing or notification is ready for submission (in any event within two (2) Business Days thereafter)), and to supply promptly any additional information and documentary material that may be requested pursuant to the Competition Law of the Federal Republic of Germany and the Republic of Austria. If any objections are asserted with respect to the transactions contemplated hereby under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Competition Law, each of the Purchaser and the Seller shall use its reasonable best efforts to promptly resolve such objections and the Purchaser shall, at its sole cost and expense, defend any such instituted suit or proceeding that seeks to restrict, prevent or prohibit the consummation of the transactions contemplated by this Agreement, in order to enable the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated as promptly as practicable. In furtherance of the foregoing, the Purchaser shall, in such manner and with such terms and timing as the Purchaser shall determine in its reasonable discretion, but in any event in such manner as will allow the transactions contemplated hereby to be consummated as promptly as practicable and prior to the Outside Date, and shall cause its Affiliates to, take any and all action, including agreeing to hold separate, divest, or license any of the businesses or properties or assets of the Purchaser or any of its Affiliates (including any Purchased Assets), to terminate any existing relationships and contractual rights and obligations, and propose, offer or commit to alter their business or commercial practices in any way, or otherwise propose, offer, take or commit to take any action that limits the Purchaser’s freedom of action with respect to, or the Purchaser’s ability to retain any of the Purchased Assets, the Business or any Business Product as may be required by (i) the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under any Competition Law, or (ii) any domestic or foreign court or other tribunal, in any Action brought by a private party or Governmental Authority challenging such transactions as violative of any Competition Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order, decision, ruling, holding, or any other legal impediment that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement. Further, subject to the limitations set forth below, the Seller shall, in such manner and with such terms and timing as the Purchaser shall determine in its reasonable discretion, but in any event in such manner as will allow the transactions contemplated hereby to be consummated as promptly as practicable and prior to the Outside Date, and shall cause its Subsidiaries to, take any and all action in respect of the Purchased Assets, including agreeing to hold separate, divest, or license any Purchased Assets, as may be required by (i) the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under any Competition Law, or (ii) any domestic or foreign court or other tribunal, in any Action brought by a private party or Governmental Authority challenging such transactions as violative of any Competition Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order, decision, ruling, holding, or any other legal impediment that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that (i) the taking, or commitment to take, any such action by the Seller or any of its Subsidiaries is and shall be expressly conditioned upon, and shall be effective only upon, the consummation of the Closing. The fees for all necessary registrations, filings and submissions made pursuant to this Section 7.3 shall be the responsibility of the Purchaser.
(c)    The Purchaser shall have the right to determine and direct the strategy and process by which the Parties shall obtain required Regulatory Consents and Competition Consents of all Governmental Authorities in sufficient time to achieve Closing by the Outside Date; provided, however, that the Purchaser will consult with and consider in good faith the views of the Seller in connection therewith and shall comply with its obligations under this Agreement to achieve all Competition Consents required as a condition in sufficient time to achieve Closing by the Outside Date. The Seller shall not, without the Purchaser’s prior written consent (which may be given, conditioned or withheld in the Purchaser’s sole discretion), propose, offer or commit to any action, including agreeing to hold separate or to divest any of the businesses or properties or assets of the Purchaser or any of its Affiliates (including any Purchased Assets) or to terminate any existing relationships and contractual rights and obligations, or propose, offer or commit to alter their business or commercial practices in any way, or otherwise propose, offer, take or commit to take any action that limits the Purchaser’s freedom of action with respect to, or the Purchaser’s ability to retain any of the Purchased Assets, the Business or any Business Product, or otherwise receive the full benefits of this Agreement. Each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority relating to the matters that are the subject of this Agreement. Neither Party shall agree to participate in any meeting, including any telephonic meeting, with any Governmental Authority in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act and any other applicable Competition Laws. Subject to the Confidentiality Agreement, the Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any

Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except any confidential information or business secrets, which information shall be provided to counsel on a counsel-to-counsel basis only.
Section 7.4    Notifications; Disclosure Schedules.
(a)    Prior to the Closing Date, the Seller shall promptly advise the Purchaser in writing of it obtaining Knowledge of any change or development that would have a Material Adverse Effect and the Purchaser shall promptly advise the Seller in writing or any change or development that would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby; provided that such disclosure shall have no effect for the purposes of determining the satisfaction of any condition to Closing set forth in Article X or for determining whether the Seller has breached any of its representations and warranties hereunder for any other purpose.
(b)    From time to time prior to the Closing, the Seller shall have the obligation to promptly disclose in writing to the Purchaser any material matter of which it obtains Knowledge and arising or discovered after the date of this Agreement that, if existing at, or occurring on or before, or discovered on or before, the date of this Agreement, would have been required to be disclosed on the Seller Disclosure Schedule in order to render any of the representations and warranties in Article V hereof true and correct. From time to time prior to the Closing, the Seller may supplement or amend the Seller Disclosure Schedule (including to add any new sections or schedules thereto) with respect to any matter arising after the delivery thereof that, if existing at, or occurring on, the date of this Agreement, could have been set forth on, or described in, the Seller Disclosure Schedule. Any such supplement or amendment of the Seller Disclosure Schedule shall not give rise to any additional right of the Purchaser to terminate this Agreement; provided that such supplement or amendment shall not impair the Purchaser’s right to terminate this Agreement pursuant to Section 11.1(f); provided further that such supplement or amendment shall not (i) cure any breach of, or non-compliance with, any representation other provision of this Agreement, or (ii) limit or otherwise affect the remedies available hereunder to the Purchaser with respect to such breach or noncompliance. Any supplement or amendment hereunder shall be provided to the Purchaser promptly upon the Seller obtaining Knowledge of the applicable matter, but in no event later than two (2) Business Days prior to the Closing Date; provided that a new supplement or amendment will be provided prior to the Closing for any fact, event or occurrence that arises following the second (2nd) Business Day prior to the Closing but prior to the Closing.
Section 7.5    Release of Indemnity Obligations.
(a)    The Seller and the Purchaser shall cooperate with each other with a view to entering into arrangements effective as of the Closing whereby the Purchaser would be substituted for the Seller in any guarantees, letters of comfort, indemnities or similar arrangements entered into by the Seller in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Assumed Liabilities). If the Purchaser cannot enter into such arrangements, the Seller shall not terminate such guaranty arrangements without the Purchaser’s consent; provided, however, that the Purchaser shall enter into a separate guaranty with the Seller to guarantee the performance of the obligations of the relevant Person pursuant to the Contract underlying such guaranty arrangements.
(b)    After the Closing, each of the Seller and the Purchaser, at the request of the other Party, shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any Consent, substitution or amendment required to novate or assign all Assumed Liabilities to the Purchaser and any Excluded Liabilities to the Seller, and obtain in writing the unconditional release of the Seller and its Subsidiaries with respect to the Assumed Liabilities and the unconditional release of the Purchaser with respect to the Excluded Liabilities.
Section 7.6    Intellectual Property Matters.
(a)    The Seller and its Subsidiaries shall retain (and the Purchaser or its Affiliates shall not acquire) any ownership of and, except to the extent provided herein or in the Ancillary Agreements, any other rights to any Seller Brands, whether or not used in the Business. At the Closing, the Seller shall grant to the Purchaser and its Affiliates, for a period from the Closing until the exhaustion of any Business Products (as Inventory or Fixed Assets) in existence as of the Closing or any packaging, labels, displays, promotional and other similar materials relating to the Business Products in existence at the Closing bearing the Seller Brands, a non-exclusive, sub-licensable, non-assignable, irrevocable, worldwide, fully paid up, and royalty-free right and license to use the Seller Brands on such existing Business Products (as Inventory or Fixed Assets) and such existing packages, labels, displays, promotional and other similar materials relating to the Business Products as used in, held for use in or related to the Business at the Closing, and otherwise as the Seller Brands were used by the Seller or its Subsidiaries immediately prior to Closing in connection with the Business, for the sole purpose of operating the Business by the Purchaser and its Affiliates; provided, that, except as required by Law (including displaying the manufacturer of a product), the Purchaser shall use its commercially reasonable efforts to, and to cause its Affiliates to, in a reasonably expeditious manner, remove or cover all Seller Brands on any Business Products held for rent or any packaging, labels, displays, promotional and other similar materials relating to such Business Products held for rent from time to time in connection with the Purchaser’s ordinary course service, maintenance and replacement activities, which removal or covering, with respect to framed Business Products held for rent, shall be completed within two (2) years after the Closing to the extent the same can be accomplished through a process of covering the Seller Brands or other method that is not unduly burdensome, and, with respect to other durable Business Products held for rent, shall be completed within their normal replacement cycle; provided, further, that the Purchaser shall not be required to take any action to remove or cover any Seller Brands on any Business Product in such a manner as would materially deface any Business Products or render the same commercially unmarketable. The foregoing license grants shall be made by the Seller and, to the extent applicable, its Subsidiaries, and the particular terms of such license grants shall be set forth in a trademark license agreement with the Purchaser and, to the extent applicable, its Affiliates, in substantially the form attached hereto as Exhibit D (the “Seller Trademark License Agreement”). As soon as reasonably practicable after the Closing, but in no event later than three-hundred sixty-five (365) days after the Closing, the Purchaser shall, and shall cause its Affiliates to, (i) cease to use and remove or cover all Seller Brands and as a trade name, corporate name or domain name from all materials except, with respect to the Seller Brands, in accordance with the Seller Trademark

License Agreement and (ii) otherwise cease use of any Seller Brand for which the Purchaser has not been granted a license pursuant to the Seller Trademark License Agreement, including removing such Seller Brands from signs, billboards, telephone listings, stationery, office forms or other similar materials of the Business. Except as expressly provided in this Section 7.6 or in the Seller Trademark License Agreement, the Purchaser and its Affiliates shall have no right to use in any way the Seller Brands.
(b)    In the event that there is any Intellectual Property of the Seller or its Subsidiaries as of the date hereof or as of the Closing (other than the Seller Brands, which are covered by the Seller Trademark License Agreement upon the terms set forth therein) that is not contained in the Business Owned Intellectual Property and such Intellectual Property would be infringed by the manufacture, use, sale, offer for sale, lease, offer for lease, rent, offer for rent, importation, distribution, reproduction, creation of derivative works based on, performance or display of Business Products (as the same exist as of the Closing) or packaging, labels, displays, promotional or other materials relating to the Business or the Business Products by the Purchaser or its Affiliates (“Additional Intellectual Property”), then, following the Closing, the Seller hereby grants to the Purchaser and its Affiliates a non-exclusive, fully paid-up, transferable, royalty free, worldwide, perpetual, irrevocable license and right including the right to grant sublicenses to such Additional Intellectual Property. Such license and rights shall extend to all distributors and resellers of the Purchaser as well as all customers of the Purchaser or any of its Affiliates, or any customers of any distributor or reseller of the foregoing.
Section 7.7    Transition Services; Space License Agreements.
(a)    At the Closing, the Seller shall enter into a transition services agreement with the Purchaser and, to the extent applicable, its Affiliates, in substantially the form attached hereto as Exhibit E and on such other terms and provisions as the Parties shall mutually agree in writing (the “Transition Services Agreement”).
(b)    The Seller shall use its reasonable best efforts to promptly perform and complete, as promptly as practicable but in any event prior to the Closing Date, (i) all of the set-up and transition services described in the Transition Services Agreement that are required to be performed by it prior to the Closing, including readiness of the “clone” management information system contemplated by the Transition Services Agreement and to demonstrate satisfaction of the specifications set forth on Schedule 10.1(f) for purposes of the Closing, and (ii) such other undertakings as may be required by it in order to satisfy the conditions set forth in Sections 10.1(f) and 10.2(f). Between the date of this Agreement and the Closing, the Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with the Seller and its Subsidiaries in their efforts to perform and complete such set-up and transition services, including promptly providing such information and data, and attending and participating in such meetings, testing and other activities, as the Seller or its Subsidiaries may reasonably request. Without limiting the generality of the foregoing, the Purchaser agrees that (i) the Purchaser shall reasonably collaborate with and use its commercially reasonable efforts to provide information and feedback to the Seller, and (ii) on up to two (2) occasions prior to the Closing, it shall cause its appropriate representatives to be present onsite at the Seller’s facility in San Antonio, Texas, and potentially on one (1) additional occasion at a Seller facility in Europe (such presence, on any occasion, not to exceed two (2) Business Days), upon not less than five (5) Business Days prior notice from the Seller, for any demonstration of performance or similar activities to be conducted by the Seller in connection with such set-up and transition services, including for the purpose of demonstrating or testing TSA Preparedness. The Purchaser shall in good faith give prompt notice to the Seller during or promptly after any such demonstration(s) or similar activities, or at any other time between the date hereof and the Closing, of any material deficiencies, facts or circumstances identified by the Purchaser that would cause TSA Preparedness not to occur. The Seller shall afford the Purchaser a reasonable opportunity to review and confirm that such management information system clone has been completed in all material respects in accordance with the specifications set forth on Schedule 10.1(f). The Parties acknowledge and agree that, for all purposes under this Agreement (including Sections 3.6, 10.1(f) and 10.2(f)), the management information system clone will be demonstrated for TSA preparedness in a test environment with a copy of production data. The cut-over to the management information system clone will take place over the weekend immediately following the Closing, and the management information system clone will go live as of the open of business on the Monday following the Closing. The Seller will cause any transactions occurring during the time period between the Closing and the live operation of the management information system clone to be manually entered into such management information system clone.
(c)    At least sixty (60) days prior to the anticipated Closing Date, the Seller shall perform and complete the extraction and delivery to the Purchaser of a representative sample of the respective types of “master” electronic data to be provided to the Purchaser pursuant to the following sentence.  At least thirty (30) days prior to the anticipated Closing Date, the Seller shall perform and complete the extraction and delivery to the Purchaser of the “master” electronic data (excluding historical data) held or maintained by the Seller and its Subsidiaries relating to customer data, order data and product information for any jurisdiction not supported under the “clone” management information system contemplated by the Transition Services Agreement, including data reasonably required for the Purchaser to prepare for customer fulfillment, service, billing and product regulatory compliance with respect to the Business in such jurisdiction as of immediately following the Closing.  Not less than three (3) days prior to the anticipated Closing Date, the Seller shall provide the Purchaser with any applicable updates to the “master” electronic data to be provided to the Purchaser pursuant to the preceding sentence. At least sixty (60) days prior to the anticipated Closing Date (or the date of any anticipated transfer of Business Employees to the Purchaser occurring after the Closing pursuant to the Transition Services Agreement), the Seller shall perform and complete the extraction and delivery to the Purchaser of the relevant electronic data (excluding historical data) held or maintained by the Seller and its Subsidiaries relating to the Business Employees with respect to the Business Employees contemplated to be Transferred Employees at the Closing (or such later date) as reasonably required by the Purchaser to prepare for the functioning of the Purchaser’s payroll and employee benefits systems as of immediately following the Closing (or such later date). The Purchaser shall, and shall cause its Affiliates to, reasonably cooperate with the Seller and its Subsidiaries in their efforts to perform and complete the extraction and delivery of such electronic data. The Parties acknowledge that all such electronic data shall be delivered in the same format and quality as that in which it is currently maintained by the Seller, and the Seller shall provide the Purchaser with a dictionary explaining the various fields in the relevant data.

(d)    Between the date hereof and the Closing, the Seller and the Purchaser shall negotiate in good faith one or more reasonable and customary written space license agreements or similar instruments in favor of the Seller and its Subsidiaries in respect of portions of the Owned Business Real Property and the Leased Business Real Property historically dedicated to the operation of Seller Other Businesses, and in favor of the Purchaser and its Affiliates in respect of portions of the Excluded Leased Business Real Property historically dedicated to the operation of the Business, each in form and substance mutually satisfactory to the Parties (the “Space License Agreements”). Upon the written request of the Purchaser during the ninety (90) day period from and after the Closing, the Seller and the Purchaser shall negotiate in good faith and enter into Space License Agreements in respect of such additional portions of the Excluded Leased Business Real Property historically dedicated to the operation of the Business as may be reasonably requested or required by the Purchaser to avoid material disruption to the conduct of the Business in any of the localities in which the Seller and its Subsidiaries currently conduct the Business, but in which no Owned Business Real Property or Leased Business Real Property is located.
Section 7.8    Further Action.
(a)    Each of the Seller and the Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and the Purchased Assets (including Contracts included in the Purchased Assets, Transferred Registrations, and Transferred Permits, as well as any such items that would be Purchased Assets but for the lack of a Consent), and to prepare, execute and deliver such documents and other papers and any other agreements, as may be necessary to (i) carry out the provisions of this Agreement and the Ancillary Agreements, (ii) consummate and make effective the sale, transfer and conveyance of the Purchased Assets, the assignment and assumption of the Assumed Liabilities and the exclusion of the Excluded Liabilities pursuant to this Agreement, and (iii) to consummate and make effective the other transactions contemplated by this Agreement and the Ancillary Agreements, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to such Party’s obligations hereunder and thereunder and including to obtain all required Consents from third parties (including in respect of any Contracts). The Parties acknowledge that, except as may be otherwise provided with respect to the delivery of electronic Books, Records and Files as contemplated by Section 7.7 and/or the Transition Services Agreement, physical delivery of the Purchased Assets to the Purchaser, where applicable, shall be effectuated as of the Closing through delivery of possession thereof to the Purchaser or its Affiliates at the Owned Business Real Property or Leased Business Real Property where such Purchased Assets are then located (or from which such Purchased Assets are primarily deployed); provided, that with respect to (i) any Purchased Assets that are as of the Closing deployed in rental, leasing or similar arrangements, or held by any distributor or other third party for the benefit of the Seller or any of its Subsidiaries, such Purchased Assets shall remain subject to such arrangement for the benefit of the Purchaser and its Affiliates, and (ii) any other tangible Purchased Assets located at any facility of the Seller or any of its Subsidiaries other than the Owned Business Real Property or Leased Business Real Property, the Seller shall deliver such Purchased Assets (i) to a location designated by the Purchaser within the same country as they are located as of the Closing (but in no event, within the United States, to a location greater than five hundred (500) miles from such location), or (ii) if the Purchaser does not have a location in such country, then to a location designated by the Purchaser in any other country to a location but in no event to a location greater than five hundred (500) miles from such location, in each case, the cost of such delivery to be borne by the Seller.
(b)    The Seller and the Purchaser shall each be responsible for the payment of one-half of any amounts necessary to obtain any required Consents from third parties (including in respect of any Contracts); provided, that the Parties’ respective obligations to use commercially reasonable efforts or reasonable best efforts to obtain such Consents shall include the obligation to make payments to third parties, not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate (for each of the Seller and the Purchaser) for all such payments, as may be required to effectuate assignment of any Contracts (including Contracts included in the Purchased Assets, as well as any Contracts that would be Purchased Assets but for the lack of a Consent). Additionally, the Seller shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable to obtain all required Consents from third parties in respect of the Contracts set forth on Schedule 7.8; provided, that the Purchaser shall not be responsible for one-half of any amounts necessary to obtain any such Consents and the Seller’s obligations to use such reasonable best efforts to obtain any such Consents as to such Contracts shall include the obligation to make payments to third parties (in addition to any payments made in accordance with the preceding sentence), not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate for all such payments, as may be required to effectuate assignment of any such Contracts set forth on Schedule 7.8.
(c)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, assume, license, sublicense or otherwise provide rights with respect to any Purchased Asset (including any rights, assets or properties that would be Purchased Assets assuming the receipt of all applicable Consents) or any right thereunder if an attempted assignment, license or other provision, without the Consent of, or other action by, any third party, would constitute a breach or other contravention of a Contract with such third party or would in any way adversely affect the rights of the Purchaser or its Affiliates or the Seller or its Subsidiaries relating to such Purchased Assets. To the extent that any Purchased Asset (including any rights, assets or properties that would be Purchased Assets assuming the receipt of all applicable Consents) is not transferred, asigned, distributed, licensed, delivered to or assumed by the Purchaser pursuant to the preceding sentence, or any of the transfers, assignments, distributions, licenses, deliveries and the assumptions required to be made in connection with the transactions contemplated by this Agreement shall not have been consummated at Closing (or at such other time as is contemplated hereby), the Parties shall reasonably cooperate and use their commercially reasonable efforts (for no more than nine (9) months, as to Contracts, after which such transfer, assignment, distribution, license, delivery or assumption is first attempted) to effect such consummation as promptly thereafter as reasonably practicable, including executing and delivering such further instruments of transfer and assumption and taking such other actions as the Parties may reasonably request in order to effectuate the purposes of this Agreement or to more effectively transfer to the Purchaser or confirm the Purchaser’s right, title to or interest in, all of the Purchased Assets, to put the Purchaser in actual possession and operating control thereof and to permit the Purchaser to exercise all rights with respect thereto (including rights under Contracts and other arrangements as to which the Consent of any third party to the transfer thereof shall not have previously been obtained). Prior to such transfer, assignment, distribution, license, delivery or assumption, upon written request of the Purchaser, the Seller shall use its commercially reasonable efforts to provide or obtain for the Purchaser, at no cost to the Seller or any of its Subsidiaries, an arrangement with respect to the applicable Purchased Assets (including Contracts included in the Purchased Assets, Transferred Registrations and Transferred Permits, as well as any Contracts that would be Purchased Assets but for the failure of a Consent, and, to the extent permitted by Law and for a reasonable transition period after the Closing to afford the Purchaser the opportunity to obtain appropriate replacements for same, Registrations, permits, licenses, certifications and approvals related to the Business not included in the Purchased Assets but that are prior to the Closing used by the Seller and its Subsidiaries in connection with the Business) under which the Purchaser will receive substantially comparable benefits and perform the obligations under such assets, including, in certain circumstances, the Purchaser subleasing or continuing operations in a leased facility prior to obtaining consent to assignment of the lease for such facility; provided, that, any Liabilities relating to or arising out of any period of time after the Closing in respect of any such arrangements shall be deemed Assumed Liabilities, except to the extent relating to or arising out of any gross negligence or willful misconduct of the Seller. With respect to any such arrangement, the Parties shall reasonably cooperate to make such amendments to this Agreement and the Transition Services Agreement as are appropriate under the circumstances, including with respect to the timing of the transfer of Business Employees and the scope of the services to be provided under the Transition Services Agreement. The Seller and the Purchaser shall treat and deal with any such portion of the Purchased Assets that have not been so assigned, licensed, sublicensed, delivered or assumed as if full legal and equitable title to such portion of the Purchased Assets had passed from the Seller to the Purchaser on the Closing Date, and all rights and benefits (financial and otherwise) after the Closing shall be deemed the Purchaser’s and all Liabilities after the Closing in respect thereof shall constitute Assumed Liabilities. If and when any such Consent shall be obtained (the cost of obtaining any such Consent, if any (other than the cost of obtaining any Registrations, permits, licenses, certifications and approvals related to the Business not included in the Purchased Assets, which shall be borne by the Purchaser), shall be borne by the Parties in accordance with Section 7.8(b)) or such agreement, lease, license or other right included in the Purchased Assets shall otherwise become assignable or sublicenseable, the Seller shall promptly assign or sublicense its agreed-to rights and obligations thereunder to the Purchaser without payment of further consideration and the Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations.
(d)    In connection with any Contract included within the Purchased Assets, the Parties shall, subject to any limitations under applicable Law, reasonably cooperate with each other in all respects in seeking to obtain any required Consent thereunder in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, the Parties shall designate representatives of each Party to confer and develop a plan with respect to seeking such Consents, including for the purposes of coordinating meetings and other communications with any such Contract counterparty relating to the continuity of the business relationship with such party in connection with the Business after the Closing.
(e)    In the event that the Parties determine that certain assets, rights or properties which properly constitute Purchased Assets were not transferred to the Purchaser at Closing, the Seller shall promptly take all steps reasonably necessary to transfer and deliver any and all of such assets to the Purchaser without the payment by the Purchaser of any further consideration therefor. In the event that the Parties determine that certain Excluded Assets were transferred to the Purchaser at Closing, then the Purchaser shall promptly take all steps reasonably necessary to transfer and deliver any and all of such Excluded Assets to the Seller without the payment by the Seller of any further consideration therefor.
Section 7.9    Books, Records and Files. The Purchaser and the Seller agree that the Seller may maintain copies of any Books, Records and Files that are included in the Purchased Assets and that are delivered to the Purchaser hereunder (but excluding any Books, Records and Files related to any Business Intellectual Property) and the Seller may prepare a comprehensive index and file plan of such Books, Records and Files to the extent required by and in accordance with any bona fide document or record retention policy of the Seller in effect from time to time; provided, that such Books, Records and Files shall remain subject to the other provisions of this Agreement (including those provisions of Section 7.16). The Purchaser agrees to retain and maintain all Books, Records and Files included in the Purchased Assets for a period of at least seven (7) years after the Closing (plus any additional time as required by Law or during which the Purchaser has been advised by the Seller that (i) there is an ongoing Tax audit with respect to periods prior to the Closing or (ii) any such period is otherwise open to assessment; provided that only such Books, Records and Files reasonably related to the appropriate Tax audit or period as advised by the Seller shall be subject to such time extension). During such period, the Purchaser agrees to give the Seller and its representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files delivered to the Purchaser hereunder, and the Seller agrees to give the Purchaser and its representatives reasonable cooperation, access and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files relating to the Business and retained by the Seller, in each case as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax returns and financial statements and the management and handling of Tax audits; provided, further that such cooperation, access and assistance shall be conducted at the Seller’s sole cost and expense and shall not unreasonably disrupt the normal operations of the Purchaser or the Seller or their respective Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, neither the Seller nor any of its respective Subsidiaries shall be required to provide access to or copies of any income Tax Returns of the Seller or any such Affiliate, except as provided in Section 9.4.
Section 7.10    Litigation Support. For so long as any Party or any Affiliate of a Party is actively contesting or defending against any Action brought by or against any third party (including any Governmental Authority) in connection with: (a) this Agreement or the transactions contemplated hereby; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date relating to the Business, the Purchased Assets, the Excluded Liabilities or the Assumed Liabilities, the other Party shall cooperate with the contesting or defending Party (or Affiliate of a Party) and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (or Affiliate of a Party) (unless the contesting or defending Party is entitled to indemnification for the foregoing under this Agreement).

Section 7.11    Allocation of Business Income.
(a)    Except as otherwise provided in Article II, it is the intention of the Parties that, as between the Parties, the Seller shall be entitled to all income attributable to the Business conducted prior to the Closing and the Purchaser shall be entitled to all income attributable to the Business conducted from and after the Closing. All such income shall be reported in accordance with GAAP.
(b)    With respect to any of the Purchased Assets that as of the Closing are deployed in rental, leasing or similar arrangements, the Seller will bill the appropriate customer(s) or other third parties for all rentals, lease payments and other amounts earned through the Closing, and the Purchaser will be responsible for all billings in respect thereof after the Closing. Notwithstanding the foregoing, the Parties may prior to the Closing mutually agree in writing as to alternate arrangements as to all or any portion of such Purchased Assets, in which case such alternate arrangements shall apply with respect thereto.
(c)    Except as otherwise provided in Article II, each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any third party with respect to (i) rentals, fees or other revenues relating to the Business and attributable to the ownership period of the other Party; and (ii) products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.
Section 7.12    Non-Solicitation. Without the prior written consent of the Purchaser, for a period of two (2) years following the Closing, neither the Seller nor any of its Subsidiaries shall (i) (a) hire or (b) directly or indirectly, recruit, solicit or induce any Transferred Employees who continues to be employed by the Purchaser or its Affiliate to terminate his or her employment with the Purchaser or its Affiliates or to seek or accept employment with any Person other than the Purchaser or its Affiliates (in each case contemplated by the foregoing clause (b), other than general solicitations not specifically targeted at any Transferred Employee(s)), or (ii) directly or indirectly, solicit or induce any independent contractors, customers, suppliers of the Purchaser or its Affiliates to terminate its contractual relationship with the Purchaser or its Affiliates relating to the Business, except, in the case of actions covered by this clause (ii), in connection with any activities permitted to be taken by the Seller and its Subsidiaries pursuant to Section 7.13.
Section 7.13     Covenant Not to Engage in Certain Competitive Activities.
(a)    Except as otherwise provided in this Section 7.13 or unless otherwise agreed to in writing by the Purchaser, for a period commencing at and contingent upon the occurrence of the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), neither the Seller nor any of its respective Subsidiaries shall, anywhere in the Territory (defined below), (i) engage, directly or indirectly, as owner, manager, agent, licensor or joint venturer in the ownership, management, operation or control of, any business or entity that engages in the Business, (ii) acquire, develop or own any business or entity engaged in the Business, or (iii) be a shareholder, holder of a partnership interest in, member or equity holder of, exercise management control over, or acquire or maintain any material interest in, any entity that engages in the Business.

(b)    Notwithstanding the provisions of paragraph (a) above, during the Restricted Period, the Seller and its respective Subsidiaries shall not be prohibited from (i) acquiring shares of capital stock or assets of any other Person that has operations that would otherwise be restricted under paragraph (a) or from continuing to operate such Acquired Business (including within the Business) (an “Acquired Business”) if the primary purpose or effect of such acquisition transaction shall not be for the Seller or its respective Subsidiaries to engage in the Business and either (x) the portion of the Acquired Business that is engaged in the Business had sales in its last full fiscal year immediately preceding such acquisition of less than Twenty Five Million Dollars ($25,000,000) and such sales represented 10% or less of the total sales of the Acquired Business, or (y) the Seller and its Subsidiaries as promptly as practicable, but in no event later than the first anniversary of such acquisition, at its option, either divest all of its ownership interest in, or cease to operate, such Acquired Business or the portion thereof that violates paragraph (a) above, or (ii) acquiring or owning, directly or indirectly, not more than an aggregate of two percent (2%) of any class of stock listed on a national securities exchange or traded in any established over-the-counter market. The Seller shall (i) provide the Purchaser with written notice within thirty (30) days following the consummation of any acquisition of the shares of capital stock or assets of any Acquired Business during the Restricted Period, which notice shall include reasonable detail as to the identity and size of the Acquired Business, and (ii) in the event that the Seller elects to divest all of its ownership interest in any Acquired Business during the Restricted Period, provide the Purchaser with prior notice and a reasonable opportunity to (i) participate in any auction or other sale process undertaken by the Seller in respect of such divesture, or (ii) engage in discussions with and submit a proposal to the Seller in respect of such divestiture.
(c)    For purposes of this Section 7.13, “Territory” means any country in the world where the Seller and its Subsidiaries are engaged in any respect in the Business on the Closing Date.
Section 7.14    Acquisition Proposals. The Seller agrees that, from the date hereof through the Closing Date (or the earlier termination of this Agreement), neither it nor any of its respective Subsidiaries (including, for the avoidance of doubt, any of the Seller’s or any of its respective Subsidiaries’ officers or directors), shall, and shall cause their respective employees, agents and representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Seller and its respective Subsidiaries and their respective officers, directors, employees, agents and representatives shall immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. For purposes of this Section 7.14, an “Acquisition Proposal” shall include any offer or proposal, relating to any transaction or series of related transactions regarding the sale or other disposition of all or any of the Purchased Assets or the Business, whether by sale of assets, sale of equity, merger, liquidation or otherwise (other than assets sold and replaced in the ordinary course of business).
Section 7.15    Confidentiality.
(a)    The Seller recognizes that it and its Subsidiaries has had access to and knowledge of certain Confidential Information concerning the Purchased Assets, the Business, the Business Products and the Purchaser. The Seller acknowledges that such Confidential Information is valuable, proprietary and confidential to the Business and that the Purchaser has paid substantial consideration and incurred substantial costs to acquire such Confidential Information. The Seller agrees that such Confidential Information shall be kept in strict confidence and treated as valuable, proprietary and confidential. The Seller agrees that it will not (and will not permit its Subsidiaries or any of their respective personnel to), at any time, directly or indirectly, disclose, divulge, or make known to any person, use, or otherwise appropriate for its own benefit or the benefit of others any of such Confidential Information, or permit any person to examine or make copies of any documents that contain or are derived from such Confidential Information, without the prior written consent of the Purchaser. The Seller agrees to take (and cause its Subsidiaries and their respective personnel to take) reasonable measures to prevent the inadvertent or accidental disclosure of any such Confidential Information. Nothing in this Section 7.15 shall limit the ability of the Seller or its Subsidiaries to disclose Confidential Information (A) to its respective accountants, financial advisors, and legal counsel (provided that such accountants, financial advisors and legal counsel agree to keep such information confidential to the same extent that would be required of the Seller hereunder), and (B) to the extent of any publicly-released disclosures made by the Purchaser.
(b)    The Purchaser recognizes that the Transferred Employees have had access to and knowledge of, and certain of the Books, Records and Files contained within the Purchased Assets may contain, Confidential Information concerning the Excluded Assets, the Seller’s Other Businesses, the products of the Seller’s Other Businesses, and Seller and its Subsidiaries. The Purchaser acknowledges that such Confidential Information is valuable, proprietary and confidential to the Seller and its Subsidiaries and that the Seller and its Subsidiaries have paid substantial consideration and incurred substantial costs to acquire or develop such Confidential Information. The Purchaser agrees that such Confidential Information is the intellectual property of the Seller and its Subsidiaries. The Purchaser further agrees that it will not (and will not permit its Affiliates to) (i) direct or solicit any Transferred Employee to, directly or indirectly, disclose, divulge, or make known to any person any such Confidential Information known by such Transferred Employee or (ii) use, or otherwise appropriate for its own benefit or the benefit of others any of such Confidential Information known by any Transferred Employees. The Purchaser shall cooperate with the Seller (at the Seller’s cost) to enforce the terms of any applicable confidentiality agreements between the Seller and the Transferred Employees. With respect to any such Confidential Information contained within in any Books, Records and Files contained within the Purchased Assets, the Purchaser agrees that it will not (and will not permit its Affiliates to), at any time, directly or indirectly, disclose, divulge, or make known to any person, use, or otherwise appropriate for its own benefit or the benefit of others any of such Confidential Information, or permit any person to examine or make copies of any documents that contain or are derived from such Confidential Information, without the prior written consent of the Seller, and the Purchaser agrees to take (and cause its Affiliates to take) reasonable measures to prevent the inadvertent or accidental disclosure of any such

Confidential Information. Nothing in this Section 7.15 shall limit the ability of the Purchaser or its Affiliates to disclose Confidential Information (A) to its respective accountants, financial advisors, and legal counsel (provided that such accountants, financial advisors and legal counsel agree to keep such information confidential to the same extent that would be required of the Seller hereunder), and (B) to the extent of any publicly-released disclosures made by the Seller.
(c)    In the event the Seller or its Subsidiaries, or the Purchaser or its Affiliates, are requested or required by any Law, by any Governmental Authority or by litigation discovery requests, subpoena, civil investigative demand, or similar processes) to disclose any of the Confidential Information prohibited to be disclosed by it pursuant to this Section 7.15, the Party requested or required to so disclose such Confidential Information agrees to provide the other Party with prompt written notice of such request or requirements so that the non-disclosing Party, at its sole cost and expense, may seek an appropriate protective order or waive compliance with the provisions of this Section 7.15. If, in the absence of a protective order or a receipt of a waiver by the non-disclosing Party under this Agreement, the disclosing party is nonetheless, in the written opinion of its counsel, legally compelled to disclose the Confidential Information, the disclosing party may disclose only that portion of such Confidential Information that the disclosing party is advised by written opinion of its counsel is legally required, without liability to the non-disclosing party under this Agreement; provided, that, the disclosing party exercises its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information, including by cooperating with the non-disclosing party to obtain an appropriate protective order.
(d)    The Seller and the Purchaser each hereby acknowledges and agrees that the provisions with respect to the Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that the Seller or its Subsidiaries, and the Purchaser and its Affiliates, may have available pursuant to the Laws of any jurisdiction or at common law to prevent the disclosure of Confidential Information, and the enforcement by a Party of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that such Party may possess at law or equity.
Section 7.16    Additional Financial Information. Within thirty (30) calendar days following the end of (i) each calendar month prior to the Closing, the Seller shall deliver to the Purchaser complete copies of the unaudited contribution margin profit and loss statement of the Business for each month then ended, together with corresponding year-to-date amounts, and (ii) each calendar quarter prior to the Closing, the Seller shall deliver to the Purchaser a statement of the balances for the accounts comprising Modified Working Capital and net property, plant and equipment as of the end of such calendar quarter. The financial statements described in this Section 7.16 shall be in the same format and deemed to be part of the Financial Statements described in Section 5.4 and covered by the representations contained in Section 5.4. Within ten (10) calendar days of the end of any calendar month prior to the Closing, the Seller shall deliver to the Purchaser a calculation of the revenue for the most recent calendar month completed for use in determining the Measurement Revenue, which revenue shall be determined in accordance with GAAP (with the exception of translating revenue into U.S. Dollars using budgeted foreign currency exchange rates) and on the same basis and applying the same accounting principles, policies and practices that were used by the Seller in preparing the relevant elements of the preparation of the June 30, 2012 contribution margin profit and loss statements included in the Financial Statements.
Section 7.17    Discharge of Encumbrances. As soon as practicable after the date hereof, but in no event later than the Closing, the Seller shall use commercially reasonable efforts to ascertain and discharge all Encumbrances (other than Permitted Encumbrances), if any, to which any of the Purchased Assets.
Section 7.18    Risk of Loss. For the avoidance of doubt, the Seller shall maintain all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing.
Section 7.19    Identification of Certain Allocated Employees.
(a)    Not more than ten (10) Business Days following the date hereof (or, with respect to OUS Allocated Non-Field Service Employees within the sales function, on or prior to August 31, 2012), the Seller shall prepare and provide to the Purchaser for review a list of all Allocated Employees (other than the U.S. TSA Employees and OUS TSA Employees) and containing (i) information with respect to such Allocated Employees that is consistent with the information set forth on Section 5.14(a)(i) of the Seller Disclosure Schedule with respect to Dedicated Employees and (ii) as applicable, designations of the Allocated Employees set forth therein as U.S. Allocated Non-Field Service Employees, OUS Allocated Employees and U.S. Allocated Field Service Employees (the “Seller Allocated Employees List”). The Allocated Employees set forth in the Seller Allocated Employees List shall be selected by the Seller in good faith based on a reasonable and fair allocation of the Shared Employees as between the Business and the AHS Business and the selection criteria set forth on Schedule 7.19(a) and shall be consistent in all material respects as to function, jurisdiction and quantities with the overview of Allocated Employees set forth on Section 5.14(a)(ii) of the Seller Disclosure Schedule.
(b)    Prior to, and following the delivery of the Seller Allocated Employees List, the Seller shall provide the Purchaser with a reasonable access to the Seller’s employees or consultants responsible for preparing the Seller Allocated Employees List and such reasonable information and documentation as the Purchaser may from time to time request regarding the selection criteria and processes applied by the Seller in preparing the Seller Allocated Employees List and the application thereof. The Seller’s delivery of the Seller Allocated Employees List shall be accompanied by reasonable documentation with respect to the Seller’s selection of employees for the Seller Allocated Employees List and the compliance of the Seller Allocated Employees List with the foregoing criteria. For a period of two (2) weeks following the Purchaser’s receipt of the Seller Allocated Employees List, the Seller and the Purchaser shall consult in good faith to facilitate the Purchaser’s review of the Seller Allocated Employees List and to resolve and modify the same in response to such requests or objections, if any, as may be reasonably raised by the Purchaser in connection therewith based on the failure in any material respect of the Seller to have determined the Allocated Employees set forth on the Seller Allocated Employees List in accordance with Section 7.19(a). If, following such period, the Purchaser objects to the Seller Allocated Employees List, or the inclusion or omission of any Allocated Employees therein, in each case based on the failure of the Seller to comply in any material respect with the provisions of this Section 7.19 or the standards and requirements applicable thereunder to the selection of such Allocated Employees, the Purchaser may object to the Seller Allocated Employees List by delivering to the Seller such objections in writing and setting forth in reasonable detail the basis for such objections (the “Allocated Employees Objection Letter”). The Purchaser and the Seller shall use their commercially reasonable efforts to resolve any differences set forth in the Allocated Employees Objection Letter (the “Disputed Allocated Employee Items”). If the Parties cannot resolve the Disputed Allocated Employee Items within fifteen (15) days following the delivery of the Allocated Employees Objection Letter, then the Disputed Allocated Employee Items shall be resolved by binding arbitration conducted by a single arbitrator with relevant experience in transactions comparable to the transactions contemplated by this Agreement, provided that if the parties cannot agree on an arbitrator within fifteen (15) days after the end of such fifteen (15) day period, each party would nominate a single arbitrator with such qualifications within five (5) days of the end of such further fifteen (15) day period and those two potential arbitrators would be required, within a further ten (10) day period, to select a third arbitrator to make the determination. Each Party agrees to cooperate with and assist the arbitrator in making its determination, including granting reasonable access to employees and records. The arbitrator shall make its determination as reasonably promptly as possible, but in no event later than thirty (30) days following submission of the Disputed Allocated Employee Items by each Party. The determination of the arbitrator contemplated hereby shall be final and binding on the Parties and shall replace and supersede the previous Seller Allocated Employees List for the purposes of the obligations set forth herein. The fees of the arbitrator shall be shared equally by each Party.
(c)    Section 5.14(a)(i) of the Seller Disclosure Schedule shall be supplemented to set forth, in addition to the Dedicated Employees, the Allocated Employees identified by the Purchaser and the Seller in the final Seller Allocated Employees List pursuant to Section 7.19 containing (i) information with respect to such Allocated Employees that is consistent with the information set forth on Section 5.14(a)(i) of the Seller Disclosure Schedule with respect to Dedicated Employees and (ii) as applicable, designations of the Allocated Employees set forth therein as U.S. Allocated Non-Field Service Employees, OUS Allocated Employees and U.S. Allocated Field Service Employees.
(d)    After the Closing, and at least sixty (60) days prior to the anticipated transfer to the Purchaser of any U.S. TSA Employees or OUS TSA Employees in accordance with the timelines set forth in the Transition Services Agreement, the Seller shall prepare and provide to the Purchaser for review a list of the applicable U.S. TSA Employees and/or OUS TSA Employees to be so transferred and containing information with respect to such U.S. TSA Employees and/or OUS TSA Employees that is consistent with the information set forth on Section 5.14(a)(i) of the Seller Disclosure Schedule with respect to Dedicated Employees. The U.S. TSA Employees and/or OUS TSA Employees set forth in such list shall be selected by the Seller in good faith based on a reasonable and fair allocation of the Seller’s remaining Allocated Employees as between the Business and the AHS Business and the selection criteria set forth in Section 7.19(a) and shall be consistent in all material respects as to function, jurisdiction and quantities with the overview of the U.S. TSA Employees and OUS TSA Employees set forth on Section 5.14(a)(ii) of the Seller Disclosure Schedule. Prior to, and following the delivery of such list, the Seller shall provide the Purchaser with a reasonable access to the Seller’s employees or consultants responsible for preparing such list and such reasonable information and documentation as the Purchaser may from time to time request regarding the selection criteria and processes applied by the Seller in preparing such list and the application thereof. The Seller’s delivery of the such list shall be accompanied by reasonable documentation with respect to the Seller’s selection of employees for such list and the compliance of the Seller Allocated Employees List with the foregoing criteria. For a period of two (2) weeks following the Purchaser’s receipt of such list, the Seller shall consult in good faith to facilitate the Purchaser’s review of the list and to resolve and modify the same in response to such requests or objections, if any, as may be reasonably raised by the Purchaser in connection therewith. If, following such period, the Purchaser objects to such list, or the inclusion or omission of any U.S. TSA Employees and/or OUS TSA Employees therein, in each case based on the failure of the Seller to comply in any material respect with the provisions of this Section 7.19 or the standards and requirements applicable thereunder to the selection of such U.S. TSA Employees and/or OUS TSA Employees, the Purchaser may object to such list by delivering to the Seller such objections in writing and setting forth in reasonable detail the basis for such objections (the “TSA Employees Objection Letter”). The Purchaser and the Seller shall use their commercially reasonable efforts to resolve any differences set forth in the TSA Employees Objection Letter (the “Disputed TSA Employee Items”). If the Parties cannot resolve the Disputed TSA Employee Items within fifteen (15) days following the delivery of the TSA Employees Objection Letter, then the Disputed TSA Employee Items shall be resolved by binding arbitration in accordance with Section 7.19(b), and the provisions of Section 7.19(b) shall apply, as if the Disputed TSA Employee Items were Disputed Allocated Employee Items.
Section 7.20    Loss History. As promptly as practicable following the date hereof but, in any case, at least thirty (30) days prior to the Closing Date, the Seller shall prepare and provide to the Purchaser a claims and loss history with respect to the Business under any insurance programs set forth on Section 5.20 of the Seller Disclosure Schedule.
Section 7.21    Seller Intercompany Contracts. Prior to the Closing, the Seller shall, and shall cause its Subsidiaries to, terminate or amend all Contracts of any kind between or among the Seller and/or any of its Subsidiaries that relate to the Business, any of the Business Products or any of the Business Intellectual Property (a “Seller Intercompany Contract”) such that, as of and after the Closing, neither the Purchaser nor any of its Affiliates, nor any of the Purchased Assets, the Business Products or the Business Intellectual Property shall be bound or encumbered by, or subject to, the terms of any such Seller Intercompany Contract.
Section 7.22    Cooperation with Respect to Certain Actions. Prior to and after the Closing, the Seller shall use its commercially reasonable efforts to keep the Purchaser apprised of any material facts, proceedings and developments with respect to the Actions described in items 4, 5 and 8 of Section 5.5 of the Seller Disclosure Schedule. The Seller shall not, with respect to any such Action, admit liability to, or settle, compromise or discharge any such Action without the prior consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent that: (i) such Action seeks, in lieu of or in addition to monetary losses, any injunctive or other equitable relief, that relates to or would be applicable to the Purchased Assets or the Business, (ii) such Action relates to or arises in connection with any investigation, criminal action, indictment, allegation or Action by any Governmental Authority that relates to the Purchased Assets or the Business, including any of the same relating to any alleged violation or non-compliance with any Laws.

Section 7.23    Cooperation with Respect to Certain Software. Between the date hereof and the the Closing, the Seller shall use its commercially reasonable efforts to identify each of the following Software licensed by the Seller or any its Subsidiaries from a third party, other than any such Software that is utilized exclusively by the Seller and its Subsidiaries in connection with the Seller Other Businesses: (i) any local operating system or other platform (in the version originally acquired thereon) resident on any personal computers, laptops, handheld device or other computer hardware or firmware included in the Purchased Assets, or (ii) any Software used in the design, manufacture or testing of any of the Business Products. With respect to any such Software identified by the Seller that is used exclusively in connection with the Business, the Seller shall use its commercially reasonable efforts to determine whether or not the applicable license covering such Software is transferable or is transferable only with the payment of a licensing, relicensing, transfer or other charge, and shall provide the Purchaser a reasonable description of its findings with respect to each such Software.
Section 7.24    Identification of Certain Fixed Assets. Between the date hereof and the Closing, the Seller shall use its commercially reasonable efforts to further identify and confirm in writing to the Purchaser the Fixed Assets to be part of the Purchased Assets and the Excluded Assets in accordance with Section 2.1 and Section 2.2, in each case to also include updating Schedule 2.1(c) to so reflect the Fixed Assets that are Purchased Assets and Excluded Assets. In connection therewith, the Parties shall collaborate with each other to provide updates or revisions to Schedule 2.1(c), whereupon the Seller and the Purchaser shall reasonably confer to finalize and make appropriate updates and amendments to such Schedule.
Section 7.25    Skin IQ Matters. Prior to the Closing, the Seller will use its reasonable best efforts to acquire the rights to the German trademark registration SKIN IQ (the “German SKIN IQ Registration”) for use in the Business Products, which rights shall constitute part of the Purchased Assets to the extent the Seller so acquires them, provided that the Seller shall not be required to pay a purchase price more than the amount set forth on Schedule 7.25 (the “Skin IQ Cap”) in seeking to acquire the German SKIN IQ Registration. If the Seller is not successful in acquiring the German SKIN IQ Registration, the Seller shall reimburse the Buyer for reasonable expenses associated with rebranding the product for the German market, such reasonable expenses not to exceed the Skin IQ Cap, and shall indemnify the Purchaser for all defense costs reasonably incurred in connection with defending any Action asserted by the holder of the German SKIN IQ Registration.
Article VIII

EMPLOYEE MATTERS

Section 8.1    Transferred Employees.
(a)    Definitions.
(i)    “U.S. Business Employee” means any employee employed by the Seller or its Subsidiaries in the United States (or an employee who is classified as an expatriate employee) who as of and at the Closing (or, with respect to any U.S. TSA Employee, at the date of transfer of such U.S. TSA Employees as contemplated by the Transition Services Agreement) is (A) a Dedicated Employee, including any such employee who is inactive because of vacation, holiday or on a legally required leave of absence, but excluding any such employee who is inactive for other reasons or on short- or long-term disability, or (B) an Allocated Employee, including any such employee who is inactive because of a legally required leave of absence or due to vacation or holiday, but excluding any such employee who is inactive for other reasons or on short- or long-term disability.
(ii)    “U.S. Transferred Employee” means each U.S. Business Employee who accepts an offer of employment with the Purchaser or one of its Affiliates immediately following the Closing (or, with respect to any U.S. TSA Employee, at the date of transfer of such U.S. TSA Employees as contemplated by the Transition Services Agreement).
(iii)    “Non-U.S. Business Employee” means any employee employed by the Seller or its Subsidiaries outside the United States as of and at the Closing (or, with respect to any OUS TSA Employee, at the date of transfer of such OUS TSA Employees as contemplated by the Transition Services Agreement) who as of and at the Closing (or, with respect to any OUS TSA Employee, at the date of transfer of such OUS TSA Employees as contemplated by the Transition Services Agreement) is (A) a Dedicated Employee, including any such employee who is inactive because of a legally required leave of absence or due to vacation or holiday, but excluding (except with respect to Non-U.S. Automatically Transferred Employees) any such employee who is inactive for other reasons or on short- or long-term disability, or (B) an Allocated Employee, including any such employee who is inactive because of a legally required leave of absence or due to vacation or holiday, but excluding (except with respect to Non-U.S. Automatically Transferred Employees) any such employee who is inactive for other reasons or on short- or long-term disability.
(iv)    “Non-U.S. Automatically Transferred Employee” means each Non-U.S. Business Employee who will transfer automatically to the Purchaser or one of its Affiliates by operation of Law as a result of the transactions contemplated hereby. Reasonably in advance of the Closing, the Seller and the Purchaser shall cooperate in good faith to identify those Non-U.S Business Employees reasonably anticipated to be Non-U.S. Automatically Transferred Employees at the Closing.
(v)    “Non-U.S. Transferred Employee By Agreement” means each Non-U.S. Business Employee who will not transfer automatically to the Purchaser or one of its Affiliates by operation of Law as a result of the transfer of the Business and who accepts an offer of employment with the Purchaser or one of its Affiliates immediately following the Closing (or, with respect to any OUS TSA Employee, at the date of transfer of such OUS TSA Employees as contemplated by the Transition Services Agreement). Reasonably in advance of the Closing, the Seller and the Purchaser shall cooperate in good faith to identify those Non-U.S Business Employees reasonably anticipated to be Non-U.S. Transferred Employees By Agreement.
(vi)    “Non-U.S. Transferred Employee” means (i) each Non-U.S. Automatically Transferred Employee and (ii) each Non-U.S. Transferred Employee By Agreement.
(vii)    “Business Employees” means U.S. Business Employees and Non-U.S. Business Employees, collectively.

(viii)    “Transferred Employees” means U.S. Transferred Employees and Non-U.S. Transferred Employees, collectively.
(ix)    “Relevant Employer” means, in respect of a Business Employee, the Seller or any of its Subsidiaries that is the Business Employee's employer.
(x)    “Seller Other Business Employees” means any employee employed by the Seller or its Subsidiaries, whether inside or outside the United States as of and at the Closing (or, at the date of transfer of U.S. TSA Employees or OUS TSA Employees as contemplated by the Transition Services Agreement), who is not a Business Employee.
(b)    Transfer of Employment; TSA Employee Liability Payments.
(i)    In respect of Non-U.S. Automatically Transferred Employees, the provisions of Schedule 8.1(b)(i) shall apply. Between the date of this Agreement and the Closing, the Seller and the Purchaser shall cooperate in good faith to determine and comply with appropriate country-specific requirements, which shall include all applicable labor matters in such jurisdictions as contemplated under Section 8.2(f) and shall be consistent, to the extent practicable and except as otherwise provided in this Article VIII or Schedule 8.1(b)(i) or as mutually agreed, with the allocation between the Parties of Liabilities provided for herein with respect to the Transferred Employees.
(ii)    In respect of U.S. Transferred Employees, Non-U.S. Transferred Employees By Agreement and Seller Other Business Employees, the provisions of Schedule 8.1(b)(ii) apply. Between the date of this Agreement and the Closing, the Seller and the Purchaser shall cooperate in good faith to determine and comply with appropriate country-specific requirements, which shall include all applicable labor matters in such jurisdictions as contemplated under Section 8.2(f) and shall be consistent, to the extent practicable and except as otherwise provided in this Article VIII or Schedule 8.1(b)(ii) or as mutually agreed, with the allocation between the Parties of Liabilities provided for herein with respect to the Transferred Employees.
(iii)    Not less three (3) days prior to any of transfer of U.S. TSA Employees or OUS TSA Employees as contemplated by the Transition Services Agreement, the Seller shall deliver to the Purchaser a certificate setting forth in reasonable detail its good faith estimate (with respect to such transfer, the “Estimated TSA Employee Liability Amount”) of the aggregate amount as of the date of such transfer of all of the Liabilities assumed by the Purchaser pursuant to this Article VIII in respect of the U.S. TSA Employees and OUS TSA Employees who become Transferred Employees on such date (with respect to such transfer, as ultimately determined in accordance with the remaining provisions of this Section 8.1(b)(iii), the “Final TSA Employee Liability Amount”), in each case determined in accordance with GAAP and on the same basis and applying the same accounting principles, policies and practices that were used by the Seller in preparing the relevant elements of the Financial Statements. Upon such U.S. TSA Employees and OUS TSA Employees becoming Transferred Employees, the Seller shall pay to the Purchaser an amount in cash equal to the Estimated TSA Employee Liability Amount. Within sixty (60) days following the transfer of the U.S. TSA Employees or the OUS TSA Employees, the Purchaser may object to the calculation of the Final TSA Employee Liability Amount or the calculations used for the same in a manner consistent with the process provided in Section 3.2 to resolve objections to Final Modified Working Capital Amount. In the event that the Final TSA Employee Liability Amount is an amount greater or less than the Estimated

TSA Employee Liability Amount, there shall be an adjustment whereby the Seller or the Purchaser, as applicable, shall pay to the other the difference of such amounts (with respect to such transfer, the “TSA Employee Liability Adjustment Amount”). In the event that the applicable Final TSA Employee Liability Amount is greater than the Estimated TSA Employee Liability Amount, the Seller shall pay to the Purchaser an amount equal to the TSA Employee Liability Adjustment Amount. In the event that the Final TSA Employee Liability Amount is less than the Estimated TSA Employee Liability Amount, the Purchaser shall pay to the Seller an amount equal to the TSA Employee Liability Adjustment Amount. Any payments made pursuant to this Section 8.1(b)(iii) shall be made within five (5) Business Days following the determination of the Final TSA Employee Liability Amount and shall be by wire transfer of immediately available funds to the address disclosed by the Purchaser or the Seller, as applicable, with respect thereto.
Section 8.2    Compensation and Employee Benefits.
(a)    Compensation and Benefits Comparability. For a period of at least one (1) year following the Closing (or such longer period as may be required under applicable Law), each Transferred Employee who is from time to time in the employment of the Purchaser or any of its Affiliates shall receive a base salary and employee benefits package on terms that, in the aggregate, are substantially comparable as that in effect for each such Transferred Employee immediately prior to the Closing, including (i) base salary or wage rates, incentive compensation opportunity and other cash compensation, (ii) employee benefits and (iii) ordinary-course severance benefits (but excluding all change in control bonuses, retention bonuses and equity-based awards). Except as required by Law, nothing contained in this Agreement shall be construed as requiring the Purchaser or any of its Affiliates to continue the employment of any specific person. The Purchaser shall further take such actions as may be required under applicable Law such that the employment of each Business Employee who is intended to be a Non-U.S. Automatically Transferred Employee automatically transfers to the Purchaser or one of its Affiliates by operation of Law as a result of the transactions contemplated hereby.
(b)    Retention Liabilities. The Purchaser shall assume and be responsible for any retention, change in control or similar payments or benefits set forth on Section 5.14(i) of the Seller Disclosure Schedule that may become payable to any Transferred Employee in connection with the transactions contemplated by this Agreement, but only to the extent set forth on the Seller Disclosure Schedule and accrued in the Modified Working Capital Amount in the case of Transferred Employees employed as of the Closing Date.
(c)    Service Credit. The Purchaser shall recognize the prior service and seniority of each Transferred Employee as if such service had been performed with, and such seniority has been earned with, the Purchaser for purposes of eligibility and vesting (but not benefit accrual, other than with respect to severance benefits) under the employee benefit plans and policies provided by the Purchaser to the Transferred Employees following the Closing to the same extent such service and seniority is recognized by the Seller or its Subsidiaries immediately prior to the Closing. For the avoidance of doubt, the Purchaser shall not be under any obligation to grant pension benefits to any Transferred Employee retroactively as if such Transferred Employee had been employed by the Purchaser since the date of his or her initial employment by the Seller or one of the Seller’s Subsidiaries.

(d)    Assumed Employee Accruals. The Purchaser shall assume and be responsible for accrued, unused or banked vacation, sick leave and paid time off earned prior to the Closing Date (or, with respect to any U.S. TSA Employee or OUS TSA Employee who become Transferred Employees, the date of transfer of such U.S. TSA Employee or OUS TSA Employee as contemplated by the Transition Services Agreement), but only to the extent accrued in the Modified Working Capital Amount, in the case of Transferred Employees employed as of the Closing Date (or, with respect to any U.S. TSA Employees or OUS TSA Employees who become Transferred Employees, only to the extent accrued in calculating the applicable Final TSA Employee Liability Amount), and as permitted by Law.
(e)    Employee Welfare Benefit Plans. With respect to any employee welfare benefit plan (which for purposes of this Agreement shall include employee medical, prescription drug, dental, disability, employee life, dependent life, accidental death and travel accident insurance plans and similar programs) maintained by the Purchaser or any of its Affiliates in which Transferred Employees are eligible to participate after the Closing, the Purchaser shall, and shall cause its Affiliates to use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Transferred Employees to the extent such conditions and exclusions were satisfied or did not apply to such Transferred Employees under the employee welfare benefit plans maintained by the Seller or any of its Subsidiaries immediately prior to the Closing (or, with respect to any U.S. TSA Employee or OUS TSA Employee who become Transferred Employees, the date of transfer of such U.S. TSA Employee or OUS TSA Employee as contemplated by the Transition Services Agreement) and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid by such Transferred Employee in the plan year in which the Closing (or, with respect to any U.S. TSA Employee or OUS TSA Employee who become Transferred Employees, the date of transfer of such U.S. TSA Employee or OUS TSA Employee as contemplated by the Transition Services Agreement) occurs prior to the Closing (or such later date) in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.
(f)    Labor Matters. The Purchaser and the Seller shall, and shall cause their Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law to notify, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with each Business Employee, works council, union, labor board, employee group, or Governmental Authority where so required under applicable Law.
(g)    Incentive Compensation. The Purchaser shall continue and assume each annual performance period in effect at the Closing under each incentive compensation bonus plans in which any Transferred Employee participates for the year in which the Closing occurs, with appropriate adjustment (as determined by the Purchaser in good faith) to the applicable performance targets to take into account the transactions contemplated by this Agreement, but only to the extent accrued in the Modified Working Capital Amount. The Purchaser shall, and shall cause its Affiliates to, make and assume such bonus payments at the time prescribed by the applicable plans. With respect to any such bonus plan under which the making or amount of any bonus payment is based in whole or in part on the financial or other performance of the Business or a Transferred Employee, or any other similar metric(s), and the period for measurement of such performance covers both the period of time prior to and after the Closing, the Purchaser shall take the pre-Closing portion of such performance (based on the performance of the Business as operated by the Seller and its Subsidiaries or the performance of such Transferred Employee during the time period employed by the Seller or any of its Subsidiaries) into account for purposes of such measurement.
(h)    No Third-Party Beneficiaries. Notwithstanding any other provision of this Article VIII, the parties acknowledge and agree that nothing in this Article VIII is intended to grant, and nothing shall be deemed or construed to establish, rights of any kind in any third party as a beneficiary of this Agreement.
Section 8.3    Employee Liabilities. Except to the extent otherwise specifically set forth in this Article VIII, the Seller shall retain (i) all Liabilities with respect to Business Employees who do not become Transferred Employees, regardless of whether such Liabilities arise prior to, on or after the Closing, and (ii) all Liabilities with respect to Transferred Employees arising or attributable to the period prior to the Closing (or, with respect to any U.S. TSA Employee or OUS TSA Employee who become Transferred Employees, the date of transfer of such U.S. TSA Employee or OUS TSA Employee as contemplated by the Transition Services Agreement), including accrued payroll, vacation and bonus amounts as of the Closing (or such later date) and including any Liabilities under the Seller’s or any of its Affiliates’ Compensation and Benefit Plans. For the avoidance of doubt, notwithstanding anything to the contrary set forth in Schedule 8.1(b)(i) or Schedule 8.1(b)(ii), any requirements of applicable Law in respect of the transfer of any Business Employees, or any undertaking or Contract entered into by the Parties to comply therewith, the Parties acknowledge that as a matter of Contract the Purchaser shall not assume any Liabilities from the Seller or any of its Subsidiaries in respect of the Business Employees except as expressly set forth in Section 8.2.
Section 8.4    Non-Solicitation. Without the prior written consent of the Seller, neither the Purchaser nor any of its Affiliates shall, for a period of one (1) year following the Closing, hire (i) any person who was employed by the Seller or any of its Subsidiaries (whether as an employee or independent contractor) in the Business but who is not a Transferred Employee and who is employed by the Seller or any of its Subsidiaries, or (ii) any employee of the Seller or any Subsidiary of the Seller who the Purchaser came into contact with in connection with the negotiation of this Agreement to terminate his or her employment with the Seller or its Subsidiaries or to seek or accept employment with the Purchaser or any of its Affiliates.
Section 8.5    WARN Laws. The Seller agrees to refrain from taking any action that would result in ten (10) or more of the Business Employees suffering a termination or “Employment Loss,” as defined by the WARN Act, within the ninety (90) calendar days immediately preceding the Closing. On or before the Closing Date, the Seller shall provide to the Purchaser a list of any Business Employee layoffs, by location, implemented by the Seller or its Subsidiaries in the ninety (90)-day period preceding the Closing Date. The Seller shall inform the Purchaser of the Seller’s intent to provide notice under the WARN Act and provide Purchaser with a copy of the proposed notice or notices at least two (2) Business Days prior to issuing said notice.
Section 8.6    Assistance with Certain Agreements. Effective at the Closing, the Seller (i) shall, to the extent permitted by Law, assign to the Purchaser any nondisclosure and non-competition agreement, confidentiality agreement or other covenants not to compete previously entered into between the Seller or its Subsidiaries and any Business Employees (or any former employees of the Seller or its Subsidiaries), but in each case only to the extent relating to the Business and the Purchased Assets and expressly not with respect to the Seller Other Business and the Excluded Assets, and (ii) to the extent such agreements or covenants not to compete are not assignable, shall (A) (solely for the benefit of the Purchaser and its Affiliates) release all of the Business Employees and such former employees from such agreements and covenants not to compete relating to the Business (but not the Seller Other Businesses or other businesses of the Purchaser) and (B) if requested by the Purchaser from time to time, cooperate with and use its commercially reasonable efforts to assist the Purchaser, at the Purchaser’s sole cost and expense, to provide to the Purchaser the benefit of any such confidentiality agreements or covenants not to compete that are not assignable.
Article IX

TAXES
Section 9.1    Periodic Taxes. All personal property Taxes, real property Taxes and similar ad valorem obligations and any other Taxes (excluding VAT and Conveyance Taxes) calculated periodically with respect to the book value or fair market value levied with respect to the Purchased Assets or the Business for a Straddle Period (“Periodic Taxes”) shall be apportioned between the Seller and the Purchaser as of the Closing Date based on the number of days of such Straddle Period prior to the Closing Date (with respect to any such taxable period, the “Pre-Closing Periodic Tax Period”), and the number of days of such Straddle Period beginning with and including the Closing Date (with respect to any such taxable period, the “Post-Closing Periodic Tax Period”), respectively. The Seller shall be liable for the proportionate amount of such Periodic Taxes that is attributable to the Pre-Closing Periodic Tax Period, and the Purchaser shall be liable for the proportionate amount of such Periodic Taxes that is attributable to the Post-Closing Periodic Tax Period. In the event that the amount of any Periodic Tax is not known by the Seller and the Purchaser at the Closing, the proration shall be made based upon the amount of the most recent available information, and the Seller and the Purchaser agree to reimburse each other, as the case may be, once the amount of such Periodic Tax becomes known. To the extent any periodic Taxes for a Straddle Period are assessed or payable on both Purchased Assets and Excluded Assets, the Parties shall reasonably cooperate to determine the amount of periodic Taxes for such Straddle Period that are allocable to the Purchased Assets and shall include the amount so allocated in the amount of Periodic Taxes to be apportioned under this Section 9.1. The Purchaser shall be responsible for preparing and filing all Tax Returns for Periodic Taxes required to be filed after the Closing; provided, however, such Tax Returns shall be subject to the approval of the Seller, which shall not be unreasonably withheld, conditioned or delayed. The Seller and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Periodic Tax Returns and to mutually consent to the filing of such returns. The Seller shall remit its share of such Periodic Taxes to the Purchaser no earlier than ten (10) days before the due date for such Periodic Taxes.
Section 9.2    Taxes Attributable to Other Periods. Notwithstanding anything in this Agreement to the contrary, the Seller shall be responsible for all Taxes relating to any Pre-Closing Tax Period with respect to the Purchased Assets or the Business. The Purchaser shall be responsible for all Taxes relating to a Post-Closing Tax Period with respect to the Purchased Assets or the Business.
Section 9.3    Refunds. The Seller shall be entitled to retain or, to the extent actually received by the Purchaser or its Affiliates, receive payment promptly from the Purchaser or any of its Affiliates of, any refund or credit with respect to Taxes paid by the Seller or any of its Subsidiaries with respect to any Pre-Closing Tax Period relating to the Purchased Assets or the Business. For purposes of this Section 9.3, the term “refund” shall include amounts arising by reason of amended Tax Returns filed after the Closing, a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Upon the reasonable request of the Seller and at the expense of the Seller, the Purchaser shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to a Pre-Closing Tax Period; provided, however, that the Purchaser shall not be required to file a claim for a refund to the extent the claim relates to a carryback of an item. The Purchaser shall be entitled to retain or, to the extent actually received by the Seller or its Subsidiaries, receive payment promptly from the Seller or any of its Subsidiaries of, any refund or credit with respect to Taxes with respect to any Post-Closing Tax Period relating to the Purchased Assets or the Business. For the avoidance of doubt, the Purchaser shall be entitled to all refunds or credits relating to VAT imposed on the transfer of the Purchased Assets and the Business pursuant to this Agreement.
Section 9.4    Resolution of Tax Controversies. If a claim shall be made by any Tax Authority that might result in an indemnity payment to the Purchaser or any of its Affiliates pursuant to Section 9.1 or Section 12.3, the Purchaser shall promptly notify the Seller of such claim. As soon as reasonably practicable after the receipt of such notice, the Seller shall provide the Purchaser access to all Tax Returns, Books, Records and Files that are reasonably necessary to contest the subject of such claim. In the event that a Tax Authority determines a deficiency in any Tax, the Party ultimately responsible for such Tax under this Agreement, whether by indemnity or otherwise, shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute; provided that with respect to Straddle Periods, the Purchaser shall control the dispute. The Party that is not ultimately responsible for such Tax under this Agreement shall have the right to participate at its own expense in the conduct of any such proceeding involving a Tax claim that would adversely affect such Party. With respect to any Straddle Period, neither the Purchaser nor the Seller, respectively, shall accept any proposed adjustment or enter into any settlement or agreement in compromise for any material proceeding relating to the Business or the Purchased Assets without obtaining the consent, which shall not be unreasonably withheld, from the Seller or the Purchaser, respectively.
Section 9.5    Conveyance Taxes. Notwithstanding any other provision of this Agreement to the contrary, all transfer, conveyance, documentary, recording, sales, use, stamp and other similar Taxes (including all applicable real estate transfer Taxes, but excluding any VAT or Taxes based on or attributable to income or capital gains) (including any penalties and interest thereon) imposed by any Tax Authority in connection with the transfer of the Purchased Assets or the Business to the Purchaser or its Affiliates by this Agreement (“Conveyance Taxes”) shall be shared equally by the Purchaser, on the one hand, and the Seller, on the other hand, regardless of which Party or its Subsidiaries are obligated to pay such Conveyance Taxes under applicable Tax Laws. The Parties agree (and shall cause their respective Affiliates) to reasonably cooperate with each other with respect to the filing of any such Tax Returns and other documentation with respect to all such Conveyance Taxes. The Parties acknowledge that, with respect to the Republic of Austria, the language set forth on the attached Schedule 9.5 is herein incorporated by reference herein and deemed to be a legend to this Agreement.

Section 9.6    VAT.
(a)    The amount of any payment for a supply of goods or services or the value of any supply made or deemed to have been made pursuant to this Agreement with respect to the transfer of the Purchased Assets will be exclusive of any VAT properly chargeable on the supply, and the amount of the VAT will be borne by the Purchaser in addition to any payment due under this Agreement at the time the supply is made. In the event that any VAT is imposed upon or imposed against the Seller or any of its Subsidiaries, the Seller will promptly notify the Purchaser of the VAT amount on a valid VAT invoice that, if recovery of VAT as input VAT by the Purchaser is relevant, complies with formal and other requirements under applicable Law for use by the Purchaser in recovery of such VAT as input VAT. Upon receipt thereof, the Purchaser will promptly remit to the Seller the VAT amount specified in such VAT invoice, in addition to the payment for the transfer of the Purchased Assets, and the Seller will make, or will cause to be made, any payments to the applicable Tax Authorities as required under applicable Law. Notwithstanding the previous sentence and solely for Austrian purposes, upon receipt of an Austrian VAT invoice, the Purchaser will promptly remit to the Seller the VAT amount specified in such VAT invoice by way of transfer of the input VAT credit from the Purchaser´s tax account directly to the Seller´s tax account (pursuant to Section 215 (4) of the Austrian Fiscal Code) after the input VAT credit has been assessed by the Austrian tax authorities.
(b)    The Purchaser hereby represents and warrants to the Sellers that prior to Closing each entity (whether the Purchaser or a designated Affiliate) acquiring Purchased Assets, or (if relevant) assuming the Assumed Liabilities, the supply of which, but for the availability of an exemption for the transfer of a going concern, would for VAT purposes be treated as made in any jurisdiction (the “Relevant Jurisdiction”) will be registered for VAT in such Relevant Jurisdiction and on or before Closing, the Purchaser will provide the Seller with the VAT registration number of the Purchaser or its applicable Affiliate with respect to such Relevant Jurisdiction or other evidence of such valid VAT registration for such Relevant Jurisdiction, and shall as soon as is practical after Closing provide the Seller with a copy of a certificate of VAT registration (if applicable) for each such Purchaser or designated Affiliate of the Purchaser in a Relevant Jurisdiction, valid as at the date of Closing.
(c)    The Purchaser agrees to indemnify and hold harmless the Seller and its Subsidiaries against any Liability for VAT, fines, surcharges, interest or penalties arising to the Seller or any of the Seller’s Subsidiaries as a result of the failure of the transfer of the Purchased Assets to qualify, in whole or in part, as a transfer of a going concern, unless such failure is attributable to the Seller.
(d)    In the event that: (i) an amount of VAT is payable under the terms of this Agreement and the consideration as stated on the relevant VAT invoice in respect of such amount of VAT differs from the actual consideration for the relevant supply for VAT purposes (which will include where the Purchase Price is adjusted in accordance with Section 3.2, 3.6 and 4.4, where the allocation of consideration to any Purchased Assets or Assumed Liabilities is amended or where no VAT invoice was actually issued), or (ii) where a Governmental Authority determines in writing that a supply by the Seller or an Affiliate of the Seller in respect of which the Purchaser or an Affiliate of the

Purchaser has paid VAT should properly be characterized as a transfer of a going concern, the parties agree to co-operate in good faith to correct the respective invoices/VAT returns.
Section 9.7    Cooperation on Tax Matters.
(a)    The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article IX, any audit, litigation or other proceeding with respect to Taxes and with respect to the structuring of the acquisition of the Business and the Purchased Assets pursuant to this agreement. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b)    The Purchaser and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that would be imposed under applicable Law with respect to the transactions contemplated hereby.
(c)    The Purchaser and the Seller further agree, upon request, to provide the other Party with all reasonably requested information in their possession that either Party may be required to report with respect to the transactions contemplated hereby pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder (or applicable or analogous state, local or foreign Laws).
Article X

CONDITIONS
Section 10.1    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to satisfaction (or, to the extent permitted by applicable Law, waiver) at or prior to the Closing of the following conditions:
(a)    Representations, Warranties and Covenants.
(i)    Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except in either case where any failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality” or “material adverse effect” set forth therein) would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated hereby in accordance with the terms hereof;
(ii)    Each of the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and

(iii)    The Seller shall have received a certificate, dated as of the Closing Date, signed on behalf of the Purchaser by an officer of the Purchaser to the effect that, to each such officer’s knowledge, the conditions set forth in Section 10.1(a)(i) and 10.1(a)(ii) have been satisfied by the Purchaser, as applicable.
(b)    Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act and the Competition Laws of Federal Republic of Germany (subject to the rights of the Purchaser pursuant to Section 4.4) and the Republic of Austria applicable to the purchase of the Business contemplated by this Agreement shall have expired or shall have been terminated.
(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions contemplated by this Agreement.
(d)    Ancillary Agreements. The Purchaser shall have delivered a duly executed counterpart of the Ancillary Agreements to the Seller.
(e)    Closing Deliveries. The Purchaser shall have duly executed and delivered each of the deliveries contemplated by Section 4.3.
(f)    TSA Preparedness. The Seller shall have (A) completed in all material respects, at its sole cost and expense, the set-up of the management information system clone (as contemplated by the Transition Services Agreement) in accordance with the specifications set forth on Schedule 10.1(f), and (B) completed in all material respects such other set-up activities and arrangements, at its sole cost and expense, such as to enable the Seller to provide the Purchaser with the services contemplated to be performed by the Seller pursuant to the Transition Services Agreement.
Section 10.2    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to satisfaction (or, to the extent permitted by applicable Law, waiver) at or prior to the Closing of the following conditions:
(a)    Representations, Warranties and Covenants.
(i)    Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except in either case where any failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) would not result in a Material Adverse Effect;
(ii)    Each of the covenants and agreements contained in this Agreement shall be complied with by the Seller on or before the Closing shall have been complied with in all material respects; and
(iii)    Since the date of this Agreement there shall have been no Material Adverse Effect that has not been cured.

(iv)    The Purchaser shall have received a certificate, dated as of the Closing Date, signed on behalf of the Seller by an officer of the Seller, to the effect that, to such officer’s knowledge, the conditions set forth in Section 10.2(a)(i), 10.2(a)(ii) and Section 10.2(a)(iii) have been satisfied by the Seller.
(b)    Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act and the Competition Laws of the Federal Republic of Germany and the Republic of Austria applicable to the purchase of the Business contemplated by this Agreement shall have expired or shall have been terminated.
(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions contemplated by this Agreement.
(d)    Ancillary Agreements. The Seller shall have delivered a duly executed counterpart of the Ancillary Agreements to the Purchaser.
(e)    Closing Deliveries. The Seller or its applicable Subsidiaries shall have duly executed and delivered each of the deliveries contemplated by Section 4.2.
(f)    TSA Preparedness. The Seller shall have (i) (A) completed in all material respects, at its sole cost and expense, the set-up of the management information system clone (as contemplated by the Transition Services Agreement) in accordance with the specifications set forth on Schedule 10.1(f), and (B) completed in all material respects such other set-up activities and arrangements, at its sole cost and expense, such as to enable the Seller to provide the Purchaser with the services contemplated to be performed by the Seller pursuant to the Transition Services Agreement, and (ii) delivered to the Purchaser a certificate, dated as of the Closing Date, signed on behalf of the Seller by an officer of the Seller to the effect that the foregoing criteria have been satisfied by the Seller.
(g)    Required Consents. The Seller shall have received the Consents required in connection with the consummation of the transactions contemplated by this Agreement pursuant to those Contracts listed on Schedule 10.2(g).
Article XI

TERMINATION
Section 11.1    Termination. This Agreement may be terminated at any time prior to the Closing in the following circumstances:
(a)    by the mutual written consent of the Seller and the Purchaser;
(b)    by either the Seller or the Purchaser, if the Closing shall not have occurred by August 14, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by either the Seller or the Purchaser in the event that any Governmental Order of any Governmental Authority restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement in such jurisdiction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(d)    by either the Seller or the Purchaser, by giving written notice of such termination to the other Party, if such other Party or one of its Subsidiaries (or, in the case of the Purchaser, one of its Affiliates) shall have breached any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within thirty (30) days following the giving of written notice by the non-breaching Party to the other Party of such breach (or, if the Outside Date is fewer than thirty days from provision of such notice, cured by the Outside Date);
(e)    by the Seller, by giving written notice of such termination to the Purchaser, if there has been a breach of the representations and warranties of the Purchaser contained in this Agreement which (i) would result in the failure of the condition set forth in Section 10.1(a)(i); and (ii) cannot be or is not cured through the use of commercially reasonable efforts during the thirty (30) Business Day period after the Seller notifies the Purchaser in writing of the existence of such breach (or, if earlier, by the Outside Date);
(f)    by the Purchaser, by giving written notice of such termination to the Seller, if there has been a breach of the representations and warranties of the Seller contained in this Agreement which (i) would result in the failure of the condition set forth in Section 10.2(a)(i); and (ii) cannot be or is not cured through the use of commercially reasonable efforts during the thirty (30) Business Day period after the Purchaser notifies the Seller in writing of the existence of such breach (or, if earlier, by the Outside Date); or
(g)    by either the Seller or the Purchaser, by giving written notice of such termination to the other Party at any time after October 31, 2012, if at the time of such notice all of the conditions set forth in Section 10.1 and Section 10.2 (other than conditions that can only be satisfied at the Closing) shall have been satisfied or waived and as of such date the Measurement Revenue is less than One Hundred Sixty Million Dollars ($160,000,000).
Section 11.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except (a) as set forth in Section 7.2 and Article XIII; and (b) that nothing herein shall relieve either Party from liability for any breach of this Agreement occurring prior to such termination.
Article XII

INDEMNIFICATION AND SURVIVAL
Section 12.1    Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months from the Closing Date and shall expire thereafter; provided, however, that the representations and warranties of the Seller contained in (i) Section 5.1 (Organization; Authority; Qualification; Capitalization), Section 5.2 (No Conflict), the second and third sentences of Section 5.6(a) (Properties) and Section 5.15 (Brokers) (collectively, the “Seller Fundamental Representations”) shall survive the Closing indefinitely; and (ii) Section 5.8 (Environmental Matters), Section 5.9 (FDA and Regulatory Matters), paragraphs (c) and (d) of Section 5.10 (Employee Benefits) and Section 5.11 (Tax Matters) (collectively, the “Seller Statutory Representations”) shall survive the Closing until ninety (90) days following the expiration of the applicable statutes of limitations with respect to the matters covered therein; provided, further, that such representations or warranties shall survive beyond the period stated in the foregoing proviso with respect to (but only with respect to) any inaccuracy therein or breach thereof, notice of which shall have been duly given in accordance with Sections 12.4 and 12.5 prior to the expiration of the applicable period. The covenants and agreements of the Parties contained in this Agreement shall survive indefinitely unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term and thereafter until ninety (90) days following the expiration of the applicable statutes of limitations with respect to the matters covered therein. No claim for indemnification in respect of any breach of or inaccuracy in any warranty or representation, or any breach or failure to perform any covenant or agreement, contained in this Agreement may be made after the respective date on which such representation, warranty, covenant or agreement ceases to survive as described above.
Section 12.2    Indemnification by the Purchaser. Subject to the other provisions of this Article XII, from and after the Closing, the Purchaser shall indemnify, hold harmless and reimburse the Seller and its Subsidiaries, officers, directors, agents, successors and assigns (the “Seller Indemnified Parties”) from and against and in respect of any and all losses, damages, claims, interest, awards, judgments, penalties, Liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) which any Seller Indemnified Parties may actually suffer or incur to the extent arising out of or related to:
(a)    any breach of or inaccuracy in any warranty or representation of the Purchaser contained in this Agreement; provided, that solely for purposes of determining Losses hereunder, but not for purposes of determining any breach or inaccuracy, without giving effect to any materiality, Material Adverse Effect or similar qualification therein;
(b)    any breach by the Purchaser of, or failure by the Purchaser to perform, any of its covenants or other agreements set forth in this Agreement which by its terms is to be performed prior to or at the Closing;
(c)    any breach by the Purchaser of, or failure by the Purchaser to perform, any of its covenants or other agreements set forth in this Agreement not covered by Section 12.2(b); and
(d)    the Assumed Liabilities.

Section 12.3    Indemnification by the Seller. Subject to the other provisions of this Article XII, from and after the Closing, the Seller shall indemnify, hold harmless and reimburse the Purchaser and its Affiliates, officers, directors, agents, successors and assigns (the “Purchaser Indemnified Parties”) from and against and in respect of any and all Losses which any Seller Indemnified Parties may actually suffer or incur to the extent arising out of or related to:
(a)    any breach of or inaccuracy in any warranty or representation of the Seller contained in this Agreement; provided, that solely for purposes of determining Losses hereunder, but not for purposes of determining any breach or inaccuracy, without giving effect to any materiality, Material Adverse Effect or similar qualification therein;
(b)    any breach by the Seller of, or failure by the Seller to perform, any of its covenants or other agreements set forth in this Agreement which by its terms is to be performed prior to or at the Closing;
(c)    any breach by the Seller of, or failure by the Seller to perform, any of its covenants or other agreements set forth in this Agreement not covered by Section 12.3(b);
(d)    the Excluded Liabilities and Excluded Assets; and
(e)    the matters set forth on Schedule 12.3(e)A and Schedule 12.3(e)B.
Section 12.4    Limitations on Indemnification.
(a)    Notwithstanding anything to the contrary contained in this Agreement (but except as provided on Schedule 12.3(e)A and Schedule 12.3(e)B), no amounts shall be payable as a result of any claim in respect of Losses arising under Section 12.2 or Section 12.3 to the extent it asserts a claim for consequential, incidental, indirect, special or punitive damages, including losses or damages caused by loss of use, profits or revenue, inventory or use charges, cost of purchased or replacement power, interest charges or cost of capital (except and to the extent that such Losses are actually paid to an unaffiliated third party).
(b)    Notwithstanding anything to the contrary contained in this Agreement, the indemnity obligations of the Seller under this Article XII shall be limited as set forth in this Section 12.4(b):
(i)    no indemnity shall be payable by the Seller under Section 12.3(a) with respect to any individual claim for Losses that does not exceed Fifty Thousand Dollars ($50,000) (the “Minimum Amount”); provided, that, the Minimum Amount shall not be applicable to any breach or inaccuracy of the Seller Fundamental Representations;
(ii)    with respect to individual Losses that are in excess of the Minimum Amount (the “Covered Losses”), no indemnity shall be payable by the Seller under Section 12.3(a) until the aggregate of such Covered Losses exceeds an amount equal to .6% of the Purchase Price (after giving effect to the adjustment, if any, contemplated by Sections 3.6 and 4.4, except that any such adjustment contemplated by Section 4.4 that is subsequently paid to the Seller in accordance with the terms of this Agreement shall be disregarded) (the “Basket”) and then only for such Covered Damages in excess of the Basket; provided that, the Basket shall not be applicable to any breach or inaccuracy of the Seller Fundamental Representations; and
(iii)    Seller shall have no further indemnity obligations under Sections 12.3(a) or, to the extent that the Seller has notified the Purchaser prior to the Closing in accordance with Section 7.4 of the applicable failure by the Seller to perform its covenants or other agreements set forth in this Agreement which by its terms are to be performed prior to or at the Closing, 12.3(b), once the aggregate of all Covered Losses paid by it equals an amount equal to 12.5% of the Purchase Price (after giving effect to the adjustment, if any, contemplated by Sections 3.6 and 4.4, except that any such adjustment contemplated by Section 4.4 that is subsequently paid to the Seller in accordance with the terms of this Agreement shall be disregarded) (the “Maximum Amount”); provided, that, the Maximum Amount shall not be applicable to any breach or inaccuracy of the Seller Fundamental Representations.
(c)    The Purchaser shall in good faith attempt to mitigate the Purchaser Indemnified Parties’ Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided, that this subsection (c) shall neither expand nor limit the obligations of any Purchaser Indemnified Party to so mitigate Losses under applicable Law.
Section 12.5    Claims for Indemnification. All claims for indemnification by any Indemnified Party shall be asserted and resolved as set forth in this Section 12.5:
(a)    Third Party Claims. In the event that any written claim or demand for which an Indemnifying Party may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than fifteen (15) days following such Indemnified Party’s receipt of such claim or demand (including a copy of any related written third party demand, claim or complaint) (the “Third Party Claim”), deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnified Party fails to timely deliver the Claim Notice and the Indemnifying Party is actually prejudiced thereby. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein and to assume the defense thereof; provided, that, the Indemnifying Party shall provide written notice to the Indemnified Party which notice shall confirm its obligation to indemnify the Indemnified Party pursuant to this Article XII with respect to such Third-Party Claim and inform the Indemnified Party of counsel to handle the Thirty Party Claim on behalf of the Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnified Party). After notice from the Indemnifying Party to the Indemnified Party of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against any such Third Party Claim. The Indemnified Party shall have the right to participate at its own expense in the defense of any Third Party Claim. Neither the Indemnifying Party, on the one hand, nor the Indemnified Party, on the other hand, shall admit liability to, or settle, compromise or discharge any Third Party Claim without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, the Indemnifying Party may settle, compromise or discharge any Third Party Claim the defense of which was assumed by the Indemnifying Party if such Third Party Claim provides only for the payment of monetary damages. In the event the Indemnifying Party elects not to defend any Third Party Claim, the Indemnified Party shall defend against such Third Party Claim in good faith and in a commercially reasonable manner at the cost and expense of the Indemnifying Party, and the Indemnifying Party shall have the right to participate in such defense at its own expense.
(b)    Direct Claims. In the event any Indemnified Party should have a claim under Section 12.2 or Section 12.3 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party.
(c)    In the event of any claim for indemnity under Section 12.3, the Purchaser agrees to give the Seller and its representatives reasonable access to the books and records and employees of the Purchaser in connection with the matters for which indemnification is sought to the extent the Seller reasonably deems necessary in connection with its rights and obligations under this Article XII.
Section 12.6    Tax Effect. Any indemnification obligation of an Indemnifying Party under this Agreement shall be adjusted so as to give effect to any net reduction in federal, state, local or foreign Tax liability recognized (either by decrease in Taxes paid or increase in a refund due) at any time by the Indemnified Party in connection with the satisfaction by the Indemnifying Party of any such indemnification obligation.
Section 12.7    Insurance Offset. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If the Indemnified Party actually receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified, held harmless and reimbursed under Section 12.2 or Section 12.3, as applicable, with respect to such Losses, the payment by an Indemnifying Party under this Article XII with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. If any Indemnified Party receives payment under this Article XII on account of a claim that an Indemnifying Party believes in good faith is covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), that Indemnified Party shall (i) on written request of the Indemnifying Party assign, to the extent assignable, its rights under such insurance policy or indemnification, contribution or similar obligation with respect to such claim to the Indemnifying Party and (ii) be relieved of any further obligation to pursue collection of such insurance or indemnification, contribution or similar obligation (except that, if requested to do so by the Indemnifying Party, the Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s sole expense, to collect any such insurance or indemnification, contribution or similar obligation).
Section 12.8    Exclusivity. After the Closing, the indemnities set forth in this Article XII shall be the sole and exclusive remedy of the Parties, their successors and assigns, and their respective officers, directors, employees, agents and Affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby, except for equitable remedies in respect of any breach by any Party to perform any of its covenants or other agreements set forth in this Agreement (with respect to which the Parties shall be entitled to seek non-monetary or equitable remedies including specific performance). The indemnities set forth in this Article XII apply only to matters arising out of this Agreement. Any Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in such Ancillary Agreement. Nothing in this Article XII shall limit any remedy the Purchaser Indemnified Parties may have against any Person for actual fraud or any willful and material breach of this agreement.
Section 12.9    Treatment of Indemnification Payments. To the extent permitted by Law, any amounts payable pursuant to Article IX or this Article XII shall be considered adjustments to the Purchase Price for all income Tax purposes, and the Parties and their respective Affiliates agree to take no position inconsistent with such treatment in any Tax Return or proceeding before any Tax Authority.
Article XIII

MISCELLANEOUS
Section 13.1    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign all or any portion of its rights and obligations under this Agreement without such consent (i) to an Affiliate or (ii) in connection with a sale, merger or other transaction involving a transfer of substantially all of its assets; provided that such assigning Party shall remain primarily liable for its obligations hereunder.
Section 13.2    Public Announcements. Neither Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing party are listed. In the event a Party is, in the opinion of its counsel, required to make a public disclosure by applicable Law or the rules of a stock exchange on which its securities are listed, such Party shall, to the extent practicable, submit the proposed disclosure in writing to the other Party prior to the date of disclosure and provide the other Party a reasonable opportunity to comment thereon.
Section 13.3    Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement.
Section 13.4    Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this

Agreement.
Section 13.5    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns, and nothing herein, express or implied (including Article XII), shall give or be construed to give to any other Person any legal or equitable rights hereunder.
Section 13.6    Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other Party hereto in writing by the Party making such waiver.
Section 13.7    Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
Section 13.8    Jurisdiction. The Parties hereto irrevocably agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal or state court located in New York, New York, and any appellate courts therefrom and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or based on lack of venue, improper venue, inconvenient forum or lack of personal jurisdiction. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.14 shall be deemed effective service of process on such Party.
Section 13.9    Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.
Section 13.10    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties acknowledge that, in view of the uniqueness of the Business, the Purchased Assets, and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled (in accordance with Section 13.8), at Law or in equity.
Section 13.11    Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
Section 13.12    Counterparts. The Parties may execute this Agreement (including by electronic transmission) in one or more counterparts, and each fully executed counterpart shall be deemed an original.
Section 13.13    Further Documents. Each of the Purchaser and the Seller shall, and shall cause its respective Subsidiaries (and, with respect to the Purchaser, its Affiliates) to, at the request of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.
Section 13.14    Notices. All communications, notices and Consents provided for herein shall be in writing and be given in person or by means of facsimile or electronic mail (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile and/or electronic mail; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.
Notices shall be addressed as follows:
If to the Purchaser, to:
Getinge AB
P O Box 69
SE-310 44 Getinge
Sweden
Attn: Ulf Grunander
Facsimile Number: +46 35 15 56 40
Email (if provided simultaneously by facsimile): ulf.grunander@getinge.com with copies to:
Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street
Atlanta GA, 30309

Attn: Steven L. Pottle, Esq.
Facsimile Number: 404-881-7777
Email (if provided simultaneously by facsimile): steve.pottle@alston.com
If to the Seller, to:
Kinetic Concepts, Inc.
12930 IH 10 West
San Antonio, Texas 78249-2248
Attn: General Counsel
Facsimile Number: 210-255-6767
Email (if provided simultaneously by facsimile): john.bibb@kci1.com with copies to:
Cox Smith Matthews Incorporated
112 East Pecan Street, Suite 1800
San Antonio, Texas 78205
Attn: William J. McDonough
Facsimile Number: 210.226.8395
Email (if provided simultaneously by facsimile): wjmcdono@coxsmith.com provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.
Section 13.15    Performance of Obligations by Subsidiaries or Affiliates; Documentation Under Local Law. Any obligation of the Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at the Seller’s sole and exclusive option, either by the Seller directly or by any Subsidiary of the Seller that the Seller causes to satisfy, meet or fulfill such obligation in whole or in part. Any obligation of the Purchaser under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at the Purchaser’s sole and exclusive option, either by the Purchaser directly or by any Affiliate that the Purchaser causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “the Seller shall” also means “the Seller shall cause” the particular action to be performed, and the use of the words “the Purchaser shall” also means “the Purchaser shall cause” the particular action to be performed. Each of the Seller and the Purchaser guarantees the performance of all actions, agreements and obligations to be performed by any of their respective Subsidiaries (and, with respect to the Purchaser, its Affiliates) under the terms and conditions of this Agreement. Upon the request of the other Party, each Party shall enter into one or more separate agreements or instruments as are reasonably necessary or appropriate to give effect to the transactions contemplated by this Agreement (including purchase agreements or other instruments entered into pursuant to local Laws and customs of foreign jurisdictions), which agreements and instruments shall be subject to and consistent with the provisions of this Agreement.
Section 13.16    Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the Parties hereto. This Agreement and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.
Section 13.17    Bulk Sales Law. The Purchaser hereby waives compliance by the Seller or any of its Subsidiaries with any applicable bulk sale or bulk transfer laws, other than any bulk sale or bulk transfer laws relating to Taxes, of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.
* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.
GETINGE AB
By:
    Name:
    Title:
KINETIC CONCEPTS, INC.
By:
    Name:
    Title:

Schedule 8.1(b)(i)

Provisions Relating to Non-U.S. Automatically Transferred Employees

GENERAL PROVISIONS

1.
It is the intention of the Parties that, from and after Closing, as a result of the transfer of the Business to the Purchaser, and subject to and in accordance with Article VIII, the employment of each Non-U.S. Automatically Transferred Employee will transfer to the Purchaser in accordance with and save as may be provided by the Law, including the Directive 2001/23/EC (the Acquired Rights Directive) or any local implementation thereof or similar mechanism under local Law.

2.
Subject to and in accordance with Article VIII, the Purchaser or any of its Affiliates shall become the employer of the Non-U.S. Automatically Transferred Employees at Closing, and the Purchaser or its Affiliate will accept and assume all liabilities under the Employee Agreements of the Non-U.S. Automatically Transferred Employees. Non-U.S. Automatically Transferred Employees will remain entitled to all existing conditions and benefits following from their employment agreements and all applicable Compensation and Benefit Plans as at Closing until a valid amendment of such conditions is agreed or is validly unilaterally imposed by the Purchaser in accordance with the requirements of local Law.

3.
The Seller and the Purchaser shall use all reasonable endeavors, to the extent permitted by Law, to prevent any Non-U.S. Automatically Transferred Employee from contesting the transfer by operation of law or refusing to transfer to the Purchaser or any of its Affiliates. The Seller and the Purchaser will reasonably cooperate in such activities. The Seller will not interfere with, or otherwise take any action to impair, the Purchaser’s ability to hire any such employee in connection with the foregoing provisions of this Schedule 8.1(b)(i).

4.
Without undue delay after the date of the Agreement, Seller’s Subsidiary employing employees in the relevant jurisdiction (hereinafter the “Applicable OUS Seller”) shall on behalf of both Parties inform the Dedicated Employees and Allocated Employees employed in such jurisdiction (hereinafter the “Applicable OUS Business Employees”) of the transfer of their employment relationships by means of an information letter in due form according to the requirements of local Law. To the extent required by local Law, such information letter shall include the time of the transfer, the reason for the transfer, the legal, economic and social consequences of the transfer for the Applicable OUS Business Employees and any measures planned by Purchaser with respect to the Business Employees. To the extent required by local Law, Seller also shall inform the Applicable OUS Business Employees of their rights to object against such transfer within the applicable time period under local Law.

5.
Both Parties undertake to provide all necessary information for such information letter in accordance with local Law in order to enable the Applicable OUS Seller to distribute such information letter prior to or at Closing.

6.	The Parties shall immediately inform each other of any notices of objection they receive from any Applicable OUS Business Employee.

7.
Insofar as Applicable OUS Business Employees object to the transition of their employment relationship to the Purchaser or a Subsidiary of Purchaser (hereinafter the “Relevant Purchaser”), and insofar as employment relationships are already ended prior to Closing, the Applicable OUS Seller shall handle and satisfy any and all claims of such Applicable OUS Business Employees, including claims on remuneration.

8.
The Parties shall also immediately inform each other of any claims by additional employees (other than the Applicable OUS Business Employees), who allege a transfer of their employment relationship in connection with the business transfer.

9.
Both Parties shall use commercially reasonable efforts to prevent the transfer of such additional employee to the Relevant Purchaser, including court proceedings. The Parties shall cooperate in this regard. If such additional employee is successful in claiming in court to have transferred to the Relevant Purchaser, he will qualify as Business Employee and Transferred Employee with retroactive effect as of Closing. The Purchaser will in such event reimburse the Seller for payments made to such employee, including those under Employee Agreements and Compensation and Benefits Plans, after Closing. The Parties shall not enter into any settlement or agreement or the like with the respective employee without prior approval of the respective other Party, insofar as such an agreement would encumber the respective other Party directly or indirectly.

Schedule 8.1(b)(ii)
Provisions Relating to U.S. Transferred Employees and Non-U.S. Transferred Employees by Agreement

GENERAL PROVISIONS

1.
Not later than fifteen (15) Business Days prior to the Closing Date (or, with respect to the U.S. TSA Employees or OUS TSA Employees, not later than fifteen (15) Business Days prior to the transfer of such U.S. TSA Employees or OUS TSA Employees as contemplated by the Transition Services Agreement), subject to and in accordance with Article VIII, the Purchaser shall, or shall cause one of its Affiliates to, offer employment to each U.S. Business Employee and Non-U.S. Business Employee who is not a Non-U.S. Automatically Transferred Employee, effective as of the Closing Date (or such time provided in the Transition Services Agreement) and on terms described in Article VIII and this Schedule 8.1(b)(ii). The Seller will reasonably cooperate with the Purchaser and its Affiliates in such activities and will not interfere with, or otherwise take any action to impair, the Purchaser’s ability to hire any such employee in connection with the Purchaser’s offers of employment pursuant to the foregoing provisions of this Schedule 8.1(b)(ii).

2.	Each offer of employment referred to in paragraph 1 shall be subject to and in accordance with Article VIII of this Agreement and shall:

(a)	be conditional on the Non-U.S. Business Employee resigning from their employment with the Relevant Employer; and

(b)	remain open for acceptance by such Business Employee for at least 7 days after such offer is made.

3.
Where any U.S. Transferred Employee and Non-U.S. Transferred Employee By Agreement accepts an offer of employment from the Purchaser, the Seller will from the day following Closing release such Business Employee(s) from their employment with the Relevant Employer and from any post-termination restrictions (such as non-compete covenants) that might otherwise prevent the Business Employee working for the Purchaser.